EXHIBIT 99.1

Briyante Software Corp.

Notice of Annual General and Special
Meeting of Shareholders

and

Information Circular

With respect to a Plan of Arrangement
Involving Briyante Software Corp.

and its

Shareholders

and

Imagis Technologies Inc.

THE TSX VENTURE EXCHANGE HAS NOT IN ANY WAY PASSED UPON THE MERITS OF THE TRANSACTIONS
DESCRIBED HEREIN AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

BRIYANTE SOFTWARE CORP.
1620 West 8th Avenue, Suite 302
Vancouver, British Columbia, V6J 1V4
Telephone:  (604) 731-8584
Facsimile:  (604) 738-8625

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

        NOTICE is hereby given that the Annual General and Special Meeting of the Shareholders of BRIYANTE SOFTWARE CORP. (“Briyante” or the “Company”), will be held at 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, on Monday, March 17, 2003, at 11:00 a.m. for the following purposes:

1.	To receive and consider the Report of the Directors and to receive and consider the Audited Financial Statements for the period ending October 31, 2002 together with Auditor’s Report thereon.

2.	To fix the number of Directors for the ensuing year at six.

3.	To elect Directors for the ensuing year.

4.	To appoint Auditors for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the Auditors.

5.

To consider, and if thought fit, authorize the amendment of Briyante’s stock option plan, as well as to set the maximum number of common shares of Briyante reserved for issuance pursuant to options granted under such stock option plan.

6.

To consider, and if thought fit, authorize the amendment, from time to time, of existing and future incentive stock options to purchase shares of Briyante held by persons who are insiders of Briyante, in amounts, at such prices and on such terms as may be acceptable to the regulatory authorities.

7.

To consider, and if thought fit, approve a special resolution authorizing an arrangement under section 252 of the Company Act (British Columbia) (the “Company Act”), the effect of which will be that all of the issued and outstanding common shares of Briyante will be exchanged for common shares of Imagis Technologies Inc.

8.	To transact such other business as may properly be transacted at such meeting or at any adjournment thereof.

        A complete description of the Arrangement is included in the Information Circular which accompanies this Notice. The Arrangement, which will be completed under a Plan of Arrangement, must be approved by a final order of the Supreme Court of British Columbia. A copy of the notice of application for the final order of the Court is included in the Information Circular.

        While the Company Act does not grant shareholders a right of dissent in respect of the Arrangement, the Company has granted to its holders of common shares a non-statutory right of dissent in respect of the resolution approving the Arrangement. If the Arrangement is completed, dissenting shareholders will be entitled to be paid the fair value of their shares. This right, which is analogous to the dissent right provisions of the Company Act, is described in the Plan of Arrangement. Failure to comply strictly with the dissent right requirements specified in the Plan of Arrangement will result in the loss of the right to dissent. The Arrangement is subject to a number of conditions, including that dissent rights are exercised in respect of no more than a specified number of common shares of the Company.

        A Shareholder who is unable to attend the Meeting in person and who wishes to ensure that such shareholder’s shares will be voted at the Meeting, is requested to complete, sign and date the enclosed form of Proxy and deliver it by hand or by mail in accordance with the instructions set out in the form of Proxy and in the Information Circular.

DATED at Vancouver, British Columbia, February 14, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) Sandra E. Buschau
Corporate Secretary

TABLE OF CONTENTS

SUMMARY OF MATTERS	1
PROVISION OF INFORMATION	1
PROXY INFORMATION	1
SOLICITATION OF PROXIES	1
APPOINTMENT OF PROXIES	2
VOTING AND EXERCISE OF DISCRETION BY PROXYHOLDERS	2
REVOCATION OF PROXIES	2
VOTING SECURITIES AND RECORD DATE	3
PRINCIPAL HOLDERS OF VOTING SECURITIES	3
ADDITIONAL COPIES OF MEETING MATERIALS	3
PRESENTATION OF FINANCIAL STATEMENTS	3
ELECTION OF DIRECTORS	3
APPOINTMENT AND REMUNERATION OF AUDITORS	5
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	5
AMENDMENT OF STOCK OPTION PLAN	5
PROPOSED REVISIONS	5
AMENDMENTS TO STOCK OPTIONS IN FAVOUR OF INSIDERS	6
THE ARRANGEMENT	7
OVERVIEW	7
THE PLAN OF ARRANGEMENT	7
BACKGROUND AND PURPOSE OF THE ARRANGEMENT	7
DELIBERATIONS OF THE BRIYANTE BOARD	7
FAIRNESS OPINION	8
RECOMMENDATION OF THE BOARD OF DIRECTORS	8
THE ARRANGEMENT AGREEMENT	9
PRICE RANGES	10
APPROVALS	11
EXCHANGE OF SHARE CERTIFICATES	12
RESALE RESTRICTIONS	12
RIGHT OF DISSENT	12
PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	13
THE ARRANGEMENT	13
DISSENT	14
INFORMATION CONCERNING BRIYANTE	14
OVERVIEW	14
JUSTICE INTEGRATION SERVER	15
BRIYANTE EBUSINESS MESSAGING SUITE	15
MARKET AND COMPETITIVE STRENGTHS	15
COMPETITION	16
RESEARCH AND PRODUCT DEVELOPMENT	16
INTELLECTUAL PROPERTY	16
HUMAN RESOURCES	16
FACILITIES	16
INFORMATION CONCERNING IMAGIS	16
THREE YEAR HISTORY	17
TRENDS	17
ADDITIONAL INFORMATION	17
BUSINESS OF IMAGIS AND BRIYANTE AFTER THE ARRANGEMENT	18
OVERVIEW	18
PRODUCTS	18
STRATEGY AND OBJECTIVES	21
MARKETING AND SALES	22
COMPETITION	24
INTELLECTUAL PROPERTY RIGHTS	25
RESEARCH AND DEVELOPMENT	25
EMPLOYEES	26
FACILITIES	26
SUMMARY FINANCIAL DATA	27
PRO FORMA FINANCIAL INFORMATION	28
LIQUIDITY AND CAPITAL RESOURCES	29
CAPITALIZATION	29
PRINCIPAL SHAREHOLDERS	30
DIRECTORS AND OFFICERS	30
EXECUTIVE COMPENSATION	34
SHARE CAPITAL	36
RISK FACTORS	37
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	41
MATERIAL CONTRACTS	41
LEGAL PROCEEDINGS	42
AUDITORS AND TRANSFER AGENT	42
GENERAL PROXY INFORMATION	42
EXECUTIVE COMPENSATION	42
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS	44
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS	45
MANAGEMENT CONTRACTS	45
OTHER MATTERS TO BE ACTED UPON	45
CERTIFICATE	45

BRIYANTE SOFTWARE CORP.
1620 West 8th Avenue, Suite 302
VANCOUVER, B.C. V6J 1V4
Telephone:  (604) 731-8584
Facsimile:  (604) 738-8625

INFORMATION CIRCULAR
as at January 31, 2003

SUMMARY OF MATTERS

        Briyante Software Corp. (“Briyante”) has called an annual general and special meeting (the “Meeting”) of its shareholders (the “Briyante Shareholders”) to be held on March 17, 2003, at the time and place and for the purposes set forth in the accompanying Notice of Meeting (the “Notice”). The purpose of the Meeting is to receive materials and discuss and consider resolutions required on an annual basis under applicable corporate legislation, as well as to consider an arrangement (the “Arrangement”) under section 252 of the Company Act (British Columbia) (the “Company Act”).

        The effect of the Arrangement, if approved, will be that all of the issued and outstanding common shares of Briyante (“Briyante Common Shares”), other than those Briyante Common Shares held by dissenting shareholders, will be exchanged for common shares of Imagis Technologies Inc. (“Imagis Common Shares”). In this manner, Briyante will become a wholly-owned subsidiary of Imagis, and Briyante Shareholders (other than dissenting shareholders) will become shareholders of Imagis.

        Upon completion of the Arrangement, Imagis will continue to carry on its present business, as disclosed herein, as well as the business of Briyante. Briyante Shareholders should review this Information Circular and the Appendices hereto (which are attached to and form a part of this Information Circular) in full so as to properly understand: (i) the effect of the Arrangement; (ii) the individual businesses of both Briyante and Imagis; and (iii) the proposed business and affairs, share capital structure and management of Imagis following the completion of the Arrangement.

PROVISION OF INFORMATION

        The information concerning Imagis included in this Information Circular has been provided by Imagis. Imagis has reviewed all such information after its inclusion in this Information Circular.

        The Board of Directors of Briyante (the “Briyante Board”) and management of Briyante have relied upon such information without having made independent enquiries as to the accuracy or completeness thereof. Neither the Briyante Board nor management of Briyante assumes any responsibility for the accuracy or completeness of such information, nor for any omission on the part of Briyante to disclose facts or events which may affect the accuracy or completeness of any such information.

PROXY INFORMATION

Solicitation of Proxies

        This Information Circular is furnished in connection with the solicitation of proxies (the “Proxies”) by the management of Briyante. While the solicitation will be made primarily by mail, Proxies may be solicited personally or by telephone by the regular employees of Briyante at nominal cost. The cost of solicitation will be borne by Briyante.

        No person is authorized to give any information or to make any representations other than those contained in this Information Circular and, if given or made, such information or representations should not be relied upon as having been authorized.

Appointment of Proxies

         The persons named in the enclosed form of Proxy are nominees of Briyante’s management. A Briyante Shareholder has the right to appoint a person to represent the shareholder at the Meeting other than the persons designated in the enclosed form of Proxy. To exercise this right, a Briyante Shareholder must strike out the names of the persons named in the enclosed form of Proxy and insert the name of the shareholder’s nominee in the blank space provided, or complete another proper form of Proxy. A Proxy must be signed by the Briyante Shareholder or by the Briyante Shareholder’s attorney authorized in writing, or, if the Briyante Shareholder is a corporation, it must either be signed under its common seal or signed by a duly authorized officer. Evidence of the authority of such attorney or officer, as applicable, must accompany the Proxy.

        The completed Proxy must be deposited with Briyante’s Registrar and Transfer Agent, CIBC Mellon Trust Company, Suite 1600 – 1066 West Hastings Street, P.O. Box 11117, Vancouver, British Columbia, V6E 3X1 (the “Transfer Agent”), or at Briyante’s Registered Office at 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7 (the “Registered Office”), at least 48 hours before the time of the Meeting or any adjournment thereof at which time the Proxy is to be used, excluding Saturdays, Sundays and Holidays.

Voting and Exercise of Discretion by Proxyholders

        The securities represented by a Proxy will be voted or withheld from voting in accordance with the instructions of the Briyante Shareholder on any ballot that may be called for and, if the Briyante Shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly.

        In the absence of any instructions on how the securities represented by the Proxy are to be voted, the proxyholder will have discretionary authority to vote on such unspecified matters (other than the appointment of an auditor and the election of directors). The persons named in the enclosed form of Proxy intend to vote in favour of the motions proposed to be made at the Meeting as stated in the Notice and in this Information Circular.

        The enclosed form of Proxy confers discretionary authority with respect to amendments or variations to the matters disclosed in the Notice and in this Information Circular, or any other matters which may properly be brought before the Meeting. At the time of the printing of this Information Circular, Briyante’s management is not aware of any such amendments, variations or other matters to be presented for action at the Meeting. If, however, any amendments, variations or other matters which are not now known to Briyante’s management should properly come before the Meeting, the Proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxyholder on such matters.

Revocation of Proxies

        A Briyante Shareholder may revoke a proxy on any matter on which it has not been previously exercised:

(a) by depositing an instrument in writing executed by him or by his attorney authorized in writing, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer, with evidence of the authority of such attorney or officer, as applicable, accompanying the Proxy

(i) with the Transfer Agent or the Registered Office at any time up to and including the last business day before the day of the Meeting or any adjournment thereof at which the Proxy is to be used, or

(ii) with the Chairman of the Meeting at the scheduled commencement of the Meeting or adjournment thereof at which time the Proxy is to be used; or

(b) in any other manner permitted by law.

        Revocation of Proxies may also be done electronically. Briyante Shareholders who wish to revoke Proxies electronically are urged to contact the Transfer Agent to determine the availability, and instructions for the use, of this option.

Voting Securities and Record Date

        Briyante’s authorized voting securities consist of 100,000,000 common shares without par value. On January 29, 2003 (the “Record Date”), 10,684,504 common shares were issued and outstanding, each carrying the right to one vote.

        Unless otherwise permitted by law, only those Briyante Shareholders of record on the Record Date holding Briyante Common Shares will be entitled to vote at the Meeting or any adjournment thereof in person or by Proxy. On any ballot, each Briyante Shareholder is entitled to one vote for each Briyante Common Share registered in its name on the list of Briyante Shareholders as at the Record Date, which list will be available for inspection during normal business hours at the offices of the Transfer Agent and at the Meeting.

Principal Holders of Voting Securities

To the knowledge of the directors and senior officers of Briyante, the following persons beneficially own, directly or indirectly, or exercise control or discretion over, voting securities carrying more than 10% of the voting rights attached to any class of voting securities on the Record Date.

Name of Shareholder	Class of Voting Securities	Number of Shares		Percentage of Class of Voting Securities

Al Kassam	Common	1,320,000	(1)	12.35%

Peter Humphrys	Common	1,220,000		11.42%

(1) Includes 300,000 common shares owned by a trust for which Mr. Kassam acts as the trustee but does not include 300,000 common shares owned by Mary Kassam, the spouse of Al Kassam.

ADDITIONAL COPIES OF MEETING MATERIALS

        Copies of the Notice, the Information Circular, including the audited financial statements of Briyante for the financial year ended October 31, 2002 together with the Auditor’s Report thereon, and the form of Proxy will be available from the Transfer Agent and the Registered Office during normal business hours.

PRESENTATION OF FINANCIAL STATEMENTS

        The audited financial statements of Briyante for the financial year ended October 31, 2002, together with the Auditors’ Report thereon, copies of which accompany the Notice of Meeting, will be presented to the Briyante Shareholders at the Meeting.

ELECTION OF DIRECTORS

        Briyante proposes to fix the number of directors for the ensuing year at six. The persons named in the enclosed form of Proxy intend to vote in favour of fixing the number of directors for the ensuing year at six.

        The persons identified below are management’s nominees for directorship. The persons named in the enclosed form of Proxy intend to vote in favour of the election of the six management nominees listed below. The names of further nominees for director may come from the floor at the Meeting. Briyante has received no nominations for director in response to the Advance Notice of Meeting published in accordance with the Company Act.

        Each director elected will hold office until the next Annual General Meeting unless his office is earlier vacated in accordance with the Company Act and the Articles of Briyante. Upon completion of the Arrangement, it is expected that Imagis, as the then sole shareholder of Briyante, will replace the Briyante Board.

Management's Nominees For Directorship

Name, Jurisdiction of Ordinary Residence and Positions Held with Briyante(1)	Principal Occupation or Employment During the Past Five Years(1)	Dates Serving as a Director	Number of Voting Securities Benefically Owned or Controlled as at the Record Date(1)

Sandra E. Buschau	Public Company Administrator and	Since July 7, 2000	11,714
Vancouver, B.C	Marketing Consultant.
Secretary and Director

Al Kassam	President and Chief Executive Officer	Since April 23, 2001	1,320,000(2)
Surrey, B.C	of Briyante.
President, Chief Executive
Officer and Director

N. Ross Wilmot	Financial Consultant.	Since April 21, 1999	100,000
South Surrey, B.C
Director

Peter Humphrys	Senior IT Management Consultant.	Since April 23, 2001	1,220,000
Calgary, Alberta
Director

Karim J. Khoja	Chairman of the Board of EXI Wireless	Since April 23, 2001	Nil
Vancouver, B.C	from May 2000 to present. Chief
Director	Executive Officer of EXI Wireless from May 2000 to November 2001. Chief Executive Officer of HT Mobile, Crotia from November 2001 to May 2002. Board of Director and Director of Strategy, Marketing and Sales of ERA GSA from August 1996 to April 2000

Nadir Pyarali Walji Coquitlam, B.C	Strategic Planner of Sudamet Ventures Inc. from June 2000 to present.	Since October 2, 2001	Nil
Director	Director of Earth Star Diamond Ltd. from November 2000 to present. Director of Orex Ventures Inc. from March 2001 to present. Director of Carlin Gold Corporation from May 2001 to present. Secretary of the Board of Directors of Brasilica Mining Corp. from March 2000 to April 2001

_________________

(1)

The information as to place of residence and principal occupation of each nominee for director and the number of voting securities beneficially owned, directly or indirectly, or over which each nominee for director exercises control or direction, not being within the knowledge of Briyante, has been furnished by the respective nominees themselves. Five year disclosure of principal occupation or employment is not required if the proposed director was elected to his present term of office by a vote of securityholders at the meeting, the notice of which was accompanied by an Information Circular.

(2)	Includes 300,000 common shares owned by a trust for which Mr. Kassam acts as the trustee but does not include 300,000 common shares owned by Mary Kassam, the spouse of Al Kassam.

        The members of Briyante's Audit Committee are Ross Wilmot, Nadir Walji and Karim Khoja. Messrs. Wilmot, Walji and Khoja are also the current members of the Compensation Committee.

        Briyante does not have an Executive Committee.

APPOINTMENT AND REMUNERATION OF AUDITORS

        Briyante Shareholders will be asked to re-appoint Manning Elliott, Chartered Accountants, of 1050 West Pender Street, 11th Floor, Vancouver, British Columbia, as auditor for Briyante, to hold office until the next Annual General Meeting of the Briyante Shareholders, at a remuneration to be fixed by the Board of Directors. The persons named in the enclosed Proxy intend to vote for such re-appointment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        On the completion of the Arrangement, Al Kassam will become an officer of and will enter into a new employment contract with Imagis. Certain of the current directors and officers of Briyante may also be offered employment or consulting arrangements with Imagis upon completion of the Arrangement. Except as otherwise disclosed herein and other than in respect of any Imagis Common Shares owned by directors of Briyante, none of:

(a) the directors or senior officers of Briyante at any time since the beginning of the last financial year of Briyante;

(b) the proposed nominees for election as a director of Briyante; or

(c) any associate or affiliate of the foregoing persons,

has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matters to be acted upon at the Meeting other than the election of directors.

AMENDMENT OF STOCK OPTION PLAN

        Briyante currently has a stock option plan (the “Option Plan”) pursuant to which its directors, officers, employees and consultants may be granted options to acquire common shares of Briyante as an incentive mechanism to foster their interest in the success of Briyante and to encourage their proprietary ownership in Briyante.

        Pursuant to the policies of the TSX Venture Exchange (the “TSX-V”), Briyante is seeking shareholder approval to amend the Option Plan to accommodate recent changes to the TSX-V’s policy governing stock options, as well as to set the maximum number of Briyante Common Shares reserved for issuance pursuant to options granted under the Option Plan at 2,136,900 Briyante Common Shares.

Proposed Revisions

Some of the key provisions of the revised Option Plan are as follows:

(a)	the Option Plan reserves a fixed maximum of 2,136,900 Briyante Common Shares for issuance pursuant to options granted thereunder, with mandatory vesting to be determined at the time of option grant;

(b)	no more than 5% of the Briyante Common Shares outstanding at the time of grant may be reserved for issuance to any one individual in any 12 month period;

(c)	no more than 2% of the Briyante Common Shares outstanding at the time of grant may be reserved for issuance to any Consultant (as defined by the TSX-V) in any 12 month period;

(d)

 no more than an aggregate of 2% of the Briyante Common Shares outstanding at the time of grant may be reserved for issuance to any Employee (as defined by the TSX-V) conducting Investor Relations Activities (as defined by the TSX-V) in any 12 month period;

(e)

 without disinterested shareholder approval, the number of Briyante Common Shares that may be reserved for issuance to the insiders of Briyante (i) at the time of grant, or (ii) within a one year period, may not exceed 10% of the outstanding Briyante Common Shares at the time of the grant;

(f)	the minimum exercise price of a stock option cannot be less than the closing price of the Briyante Common Shares on the TSX-V on the last trading day before the date of option grant;

(g)	disinterested shareholder approval must be obtained to reduce the exercise price of an option granted to a person who is an Insider at the time of amendment;

(h)	options may have a maximum exercise period of five years, unless Briyante is listed on Tier 1 of the TSX-V in which event options may have a maximum exercise period of ten years;

(i)	options are non-assignable and non-transferable; and

(j)

 the Option Plan contains provisions for adjustment in the number of Briyante Common Shares or other property issuable on exercise of an option in the event of a share consolidation, split or reclassification, stock dividend or other capital reorganization, or an amalgamation or merger or other corporate transaction, or any other relevant change in or event affecting the Briyante Common Shares.

        A copy of the proposed Option Plan is available on request from Briyante, and copies will be available at the Meeting. In order to be passed, a majority of the votes cast at the Meeting in person or by proxy must be voted in favour of the resolution. The persons named in the enclosed Proxy intend to vote for such resolution.

Amendments to Stock Options in Favour of Insiders

        If an option to be amended is held by a person who was an Insider at the time of grant, or who has become an Insider at the time of amendment, disinterested shareholder approval must be obtained prior to the amendment of the option. “Insider”, as defined in the Securities Act (British Columbia), includes directors, senior officers and holders of greater than 10% of the issued share capital. The amendment of options granted to employees and others who are neither Insiders at the time of grant or amendment do not require prior shareholder approval.

        Briyante Shareholders will be asked to approve an ordinary resolution authorizing the amendment, from time to time, of existing and future incentive stock options to purchase shares of Briyante held by persons who were Insiders of Briyante at the time of grant, or who have become Insiders of Briyante at the time of such amendment, in amounts, at such prices and on such terms as may be acceptable to the regulatory authorities.

        The purpose of the resolution in the general form to be presented to Briyante Shareholders is to save Briyante from calling a further meeting of the Briyante Shareholders to approve every amendment, from time to time, of present and future incentive stock options held by persons who were Insiders of Briyante at the time of grant, or who have become Insiders of Briyante at the time of the amendment. Due to this requirement of the regulatory authorities and the cost of calling and holding general meetings, management of Briyante recommends its shareholders approve this resolution. The persons named in the enclosed Proxy intend to vote for such resolution.

THE ARRANGEMENT

Overview

        Under the Arrangement, all outstanding Briyante Common Shares (other than shares held by dissenting shareholders) will be exchanged for Imagis Common Shares. As a result of the Arrangement, Briyante will become a wholly-owned subsidiary of Imagis, and all holders of Briyante Common Shares (other than dissenting shareholders) will automatically become shareholders of Imagis on the Arrangement becoming effective.

        The Arrangement will be completed pursuant to section 252 of the Company Act and in accordance with the provisions of an Arrangement Agreement dated February 14, 2003 (the “Arrangement Agreement”). The terms of the Arrangement are set out in the Plan of Arrangement, a copy of which is attached hereto as Appendix A. The text of the special resolution which shareholders of Briyante will be asked to pass is attached hereto as Appendix B.

The Plan of Arrangement

        Pursuant to the terms of the Plan of Arrangement, at the time the Arrangement becomes effective, all of the outstanding Briyante Common Shares (other than those shares held by dissenting shareholders) will be and will be deemed to be transferred to Imagis in exchange for Imagis Common Shares to be issued by Imagis on the basis of 0.28571 of an Imagis Common Share for each Briyante Common Share (the “Exchange Ratio”). As a result of the Arrangement, and following the purchase of Briyante Common Shares from dissenting shareholders, if any, Briyante will be a wholly-owned subsidiary of Imagis.

        No fractional Imagis Common Shares will be issued pursuant to this Arrangement, and a Briyante Shareholder who would otherwise be entitled to a fractional share which is 0.5 or more will be issued one additional whole Imagis Common Share in lieu of such fractional share, but a fractional share which is less than 0.5 will be ignored.

Background and Purpose of the Arrangement

        The common shares of both Briyante and Imagis are listed on the TSX-V. Each company is in the business of developing and marketing software applications for use in law enforcement, public safety, security and homeland defense initiatives.

        In late 2002, Imagis and Briyante were of the view that a business combination would prove beneficial to both companies. Briyante and Imagis entered into a letter of intent dated December 6, 2002, which was subsequently replaced by the Arrangement Agreement.

        Upon completion of the Arrangement, Imagis will continue to carry on its present business, as disclosed herein, as well as the business of Briyante. Briyante Shareholders should review this Information Circular and the Appendices (which are attached to and form a part of this Information Circular) in full so as to properly understand: (i) the effect of the Arrangement; (ii) the individual business of both Briyante and Imagis; and (iii) the proposed business and affairs, share capital structure and management of Imagis after the Arrangement.

        Management of both Briyante and Imagis believes that the Arrangement will result in the enhancement of value for Briyante Shareholders as well as the existing shareholders of Imagis, in that completion of the Arrangement will enhance the combined competitive position and business prospects of Briyante and Imagis in terms of available product lines, more unified and complete product offerings, joint marketing opportunities, and increased efficiency in research, development and general overhead costs. See “Business of Imagis and Briyante After the Arrangement”.

Deliberations of the Briyante Board

        In reviewing the Arrangement, the Briyante Board considered the following: (a) the financial performance and prospects of Briyante and Imagis during current and past fiscal periods; (b) industry trends; (c) stock market data relating to Briyante Common Shares, Imagis Common Shares and other publicly traded shares of comparable Canadian and U.S. software companies; (d) the current market environment as it pertains to all public Canadian technology companies; and (e) other industry information and capital markets data which they considered relevant in the circumstances. The Briyante Board also considered reports of senior management on the business and affairs of Briyante. To assist the directors in their deliberation, Briyante also retained Canaccord Capital Corporation (“Canaccord”) to provide financial advice and its opinion as to whether the Arrangement is fair, from a financial point of view, to the Briyante Shareholders.

Fairness Opinion

        Canaccord has delivered to the directors of Briyante a fairness opinion (the “Fairness Opinion”) dated January 23, 2003, a copy of which is attached hereto as Appendix C, in which Canaccord concluded that, subject to certain assumptions and limitations set out in the Fairness Opinion, the terms of the Arrangement are fair, from a financial point of view, to the holders of Briyante Common Shares.

        In rendering its opinion, Canaccord reviewed, considered and performed a variety of financial analyses and a qualitative review of the overall results, including but not limited to:

(a)	with regards to the Briyante Common Shares:

(i)	discounted cash flow analysis,

(ii)	analysis of multiples paid in recent transactions involving comparable companies,

(iii)	analysis of implied trading multiples of publicly traded Canadian and US software companies, and

(iv)	analysis of recent trading values of the Briyante Common Shares; and

(b)	with regards to the Imagis Common Shares:

(i)	analysis of implied trading multiples of publicly traded Canadian and US security companies, and

(ii)	an analysis of recent trading values of the Imagis Common Shares.

        Based on the above, Canaccord derived a range of relative values for Briyante’s Common Shares, which were consistent with the Exchange Ratio.

        The foregoing only represents a summary of the Fairness Opinion. The Fairness Opinion should be reviewed in its entirety.

        Canaccord has extensive experience as a financial advisor to major Canadian companies, and was selected to provide its advice with respect to the Arrangement on the basis of its expertise in such matters. No limitations were imposed by the board of directors of Briyante in connection with the provision by Canaccord of its advice and the delivery by it of its opinion.

        For Canaccord’s services under its engagement, Briyante agreed to pay Canaccord an industry standard fee and has agreed to pay reasonable out-of-pocket expenses.

Recommendation of the Board of Directors

        The Briyante Board, having considered the advice of Canaccord and the above factors, concluded that the Arrangement is in the best interests of the Briyante Shareholders and is fair and reasonable. Accordingly, the directors of Briyante recommend to the Briyante Shareholders that they approve the Arrangement and in doing so, in effect, agree to exchange all outstanding Briyante Common Shares for Imagis Common Shares. Mr. Kassam declared his interest in the resolution approving the Arrangement and abstained from voting. See “Interest of Certain Persons in Matters to be Acted Upon”.

The Arrangement Agreement

        The Arrangement Agreement provides for, among other matters, the terms of the Arrangement, the conditions to the Arrangement becoming effective and the possible termination of the Arrangement Agreement before the Arrangement becomes effective. The following is a summary of certain provisions of the Arrangement Agreement. A copy of the Arrangement Agreement may be reviewed in British Columbia at the registered office of Briyante at 1500 – 1055 West Georgia Street, Vancouver, British Columbia, during normal business hours at any time before the date of the Meeting.

The Arrangement

        The Arrangement Agreement provides that Briyante will, as soon as reasonably practical, obtain the shareholder approvals and make the court and regulatory filings that are necessary to effect the Arrangement. If all conditions to the completion of the Arrangement are satisfied or waived, the Arrangement will become effective on Briyante obtaining a final order from the Supreme Court of British Columbia and the filing of such final order along with a copy of the Plan of Arrangement with the Registrar of Companies for British Columbia. See “Approvals”.

No Solicitation

        The Arrangement Agreement provides that Briyante will not solicit or encourage proposals or offers from any other person relating to the acquisition or disposition of all or any substantial part of the shares of Briyante or its subsidiaries, the sale of all or any substantial part of their respective assets, or any similar transaction involving Briyante or its subsidiaries and any other party (other than Imagis) (each an “Alternative Transaction”). Notwithstanding this restriction, Briyante and its directors and officers are, under the terms of the Arrangement Agreement, entitled to respond to an unsolicited proposal for an Alternative Transaction where a response is required by the fiduciary duties of the directors and officers of Briyante.

        If either party chooses not to complete the Arrangement for any reason other than one outside of its control or as a result of material information acquired as a result of due diligence, the party choosing not to complete the transaction will reimburse the other party for the expenses it incurred in connection with matters relating to the Arrangement (not to exceed $100,000).

Conditions

        In addition to conditions customary to a transaction similar to the Arrangement, the respective obligations of Briyante and Imagis to complete the Arrangement are subject to a number of conditions, including the following: (a) the approval of the Arrangement by the Briyante Shareholders; (b) the receipt of all required court approvals; (c) the receipt of all necessary approvals from securities regulatory authorities, on terms satisfactory to Imagis and Briyante, acting reasonably, including that the Imagis Common Shares will be listed and posted for trading on the TSX-V; and (d) the exchange of all outstanding options to purchase Briyante Common Shares for options to purchase Imagis Common Shares.

Termination, Amendment and Waiver

        The Arrangement Agreement may be terminated at any time before the Effective Time, regardless of whether the shareholders of Briyante have approved the Arrangement, in the following circumstances: (a) by mutual consent of Imagis and Briyante; (b) by either Imagis or Briyante if the Arrangement has not been completed before May 31, 2003; (c) by either Imagis or Briyante if there has been a material and continuing breach by the other of any representation, warranty, covenant or agreement contained in the Arrangement Agreement; (d) by either Imagis or Briyante if the conditions to such party’s obligations to close have not been satisfied or any permanent injunction or other order of a court or other authority preventing the Arrangement has become final and non-appealable; (e) by Imagis if the directors of Briyante have withdrawn their recommendation in favour of the Arrangement, or modified such recommendation in a manner which is adverse to Imagis and the directors have failed to reaffirm such approval or recommendation upon Imagis’ request; and (f) by Imagis if holders of more than 100,000 Briyante Common Shares have exercised dissent rights in respect of the Arrangement.

        The Arrangement Agreement may be amended by the parties after the date of the Meeting, but no amendment will be made which by law requires the further approval of Briyante Shareholders without obtaining such further approval.

Option Exchange Agreements

        Under the terms of the Arrangement Agreement each holder of an option to acquire Briyante Common Shares (a “Briyante Option”) will be entitled to exchange such option for an option to acquire Imagis Common Shares (an “Imagis Option”) having equivalent value to the Briyante Option that is exchanged. The exchange of options will be accomplished pursuant to the terms of an option exchange agreement (the “Option Exchange Agreement”) to be entered into by Imagis with each holder of a Briyante Option.

        Each Option Exchange Agreement will become effective immediately after completion of the Arrangement. It is expected that all employees of Briyante will continue as employees of Imagis following the completion of the Arrangement. Imagis Options issued to directors or consultants of Briyante who will not be continuing in that same capacity or some other capacity with Imagis will terminate within six months of the date of the Arrangement.

        Each Briyante Option was granted under the terms of stock option plans adopted by Briyante. The following Briyante Options are outstanding and will be exchanged for the Imagis Options upon the close of the Arrangement:

	Briyante Options		Proposed Imagis Options

Holders	Number of Shares under Option	Price Per Share	Number of Shares under Option	Price Per Share

Directors only (5)	357,000	$0.50	102,000	$1.75
Executive Officers (5)	490,500	$0.35 - $0.50	140,143	$1.22 - $1.75	5
Employees/Consultants (8)	512,500	$0.35 - $0.50	146,428	$1.22 - $1.75	5
TOTAL (8)	1,360,000		388,571

Price Ranges

        The Briyante Common Shares are listed for trading on the TSX-V (symbol: BSC). The Imagis Common Shares are listed, and trade principally on, the TSX-V (symbol: NAB) and on the OTC Bulletin Board (“OTCBB”) (symbol: IGSTF). Imagis Common Shares also trade in Berlin (symbol: IGY). The following table sets forth the high and low sale prices, closing prices and trading volumes for the Briyante Common Shares and the Imagis Common Shares on the exchanges and for the periods indicated.

        On December 6, 2002, the last trading day before Briyante and Imagis announced their intention to complete the Arrangement, the closing price of the Briyante Common Shares on the TSX-V was C$0.43 and the closing price of the Imagis Common Shares on the TSX-V and OTCBB was C$1.79 and US$1.15, respectively.

Approvals

Court Approval

        On February 13, 2003, Briyante obtained an order of the Supreme Court of British Columbia (the “Interim Order”), the text of which is attached hereto as Appendix D, that among other things, directs that a meeting be convened to enable the holders of Briyante Common Shares to consider and vote on the Arrangement. In its petition for the grant of the Interim Order, Briyante presented the Plan of Arrangement to the Court. If shareholder approval is obtained, Briyante will apply to the Court for an order approving the Arrangement (the “Final Order”). On the hearing of that application, the Court will consider, among other things, the fairness of the terms and conditions of the Arrangement and may approve the Arrangement either as presented to it or subject to such terms and conditions as the Court deems fit. A copy of the notice of application for, and form of, the Final Order are attached hereto as Appendix E.

        If shareholder approval of the Arrangement is received at the Meeting, the hearing of the application for the Final Order is expected to be held on March 20, 2003 at 2:00 p.m. (Vancouver time) at 800 Smithe Street, Vancouver, British Columbia, or as soon thereafter as counsel may be heard. Every Briyante Shareholder is entitled to be present or represented at the hearing and to present evidence and argument with respect to the application and the fairness of the terms and conditions of the Arrangement.

Shareholder Approval

        Pursuant to the terms of the Interim Order and the provisions of the Company Act, the Arrangement must be approved by way of a special resolution of the Briyante Shareholders. A special resolution is a resolution passed by a majority of not less than 75% of the votes cast by Briyante Shareholders who vote in person or by proxy on the resolution. In addition, requisite majority approval must be sought from all Briyante Shareholders present in person or by proxy other than those persons who, alone or in combination with other Briyante Shareholders, effectively controls Briyante and who, before receiving the notice of the Meeting, entered into or agreed to enter into an understanding to support the Arrangement. Briyante knows of no such Briyante Shareholders.

Stock Exchanges and Securities Regulatory Authorities

        The TSX-V has conditionally approved the listing on the Effective Date of the Imagis Common Shares to be issued under the Arrangement and on exercise of the Imagis Options, subject to fulfilment of certain conditions.

Company Act Filings and Effective Time of the Arrangement

        After the Final Order has been issued, Briyante will arrange for the filing of the Plan of Arrangement and the Final Order with the Registrar of Companies for British Columbia, making the Arrangement effective. The provisions of the Plan of Arrangement provide that the Arrangement will become effective at the time that a copy of the Final Order is accepted for filing by the Registrar of Companies.

Exchange of Share Certificates

        From the time the Arrangement becomes effective, each existing certificate for Briyante Common Shares will be deemed for all purposes to evidence only the right to receive a certificate evidencing that number of Imagis Common Shares issued under the Arrangement in exchange for Briyante Common Shares evidenced by such certificate for Briyante Common Shares. Briyante Shareholders are encouraged to follow the procedures set out below to submit their share certificates evidencing Briyante Common Shares to CIBC Mellon Trust Company (the “Transfer Agent”), the transfer agent for the Imagis Common Shares, after the effective date of the Arrangement in order to receive share certificates evidencing the Imagis Common Shares to which they will be entitled pursuant to the Arrangement. Briyante Shareholders should not destroy their existing certificates for Briyante Common Shares.

        Upon completion of the Arrangement, a letter of transmittal and instructions for obtaining delivery of the certificate or certificates representing the Imagis Common Shares allotted and issued to each Briyante Shareholder pursuant to this Arrangement will be sent to Briyante Shareholders. A holder of Briyante Common Shares may take delivery of the certificate or certificates representing the Imagis Common Shares allotted and issued to the shareholder pursuant to this Arrangement by delivering to the Transfer Agent the certificates representing Briyante Common Shares formerly held by the shareholder, the letter of transmittal and such other documentation as the Transfer Agent may require, at the offices indicated in the letter of transmittal. Upon receipt of the share certificates, letter of transmittal and other required documentation, certificates representing the Imagis Common Shares issued to the shareholder will be registered in the name or names specified and delivered to such address or addresses as the shareholder may direct in the letter of transmittal as soon as reasonably practicable.

Resale Restrictions

        The issuance by Imagis of Imagis Common Shares will constitute a distribution of securities which is exempt from the registration and prospectus requirements of applicable securities legislation. The Imagis Common Shares received by shareholders of Briyante in connection with the Arrangement may be sold freely without significant restriction, provided that (i) no unusual effort is made to prepare the market or create a demand for those securities, (ii)  no extraordinary commission or consideration is paid in respect of that sale, (iii) the sale is not from holdings of a control person, and (iv) if the seller is an insider, subject to making certain filings.

Right of Dissent

        The Company Act does not contain a provision requiring Briyante to purchase shares from Briyante Shareholders who dissent from the Arrangement. However, pursuant to the terms of the Interim Order and the Plan of Arrangement, Briyante has granted to Briyante Shareholders who object to the resolution approving the Arrangement the right to dissent (the “Dissent Right”) in respect of the Arrangement. The terms by which the Dissent Right is granted are set out in the Plan of Arrangement. While the terms are analogous to the dissenting shareholder provisions of the Company Act, they are not identical to such provisions. A Briyante Shareholder who complies with all of the steps required to be completed in order to exercise the Dissent Right will be deemed to have transferred the holder’s Briyante Common Shares to Briyante for cancellation on the Effective Date and will be entitled to be paid the fair value of such Briyante Common Shares, determined as at the day before the special resolution approving the Arrangement is adopted. A shareholder of Briyante is not entitled to exercise the Dissent Right with respect to the Arrangement if the shareholder votes any of his Briyante Common Shares in favour of the special resolution approving the Arrangement. The execution or exercise of a proxy does not constitute a written objection for the purposes of the Dissent Right.

        Pursuant to the terms of the Arrangement Agreement, Imagis has reserved the right not to proceed with the Arrangement if Dissent Rights are exercised by holders of more than 100,000 Briyante Common Shares, being 0.93% of the total number of outstanding Briyante Common Shares.

PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Lang Michener, counsel for Imagis, the following summary fairly summarizes the principal Canadian federal income tax consequences of the Arrangement applicable to holders of Briyante Common Shares who are individuals resident only in Canada and who meet certain additional requirements set out below. The consequences of an exchange of Briyante options are not addressed in this summary.

        This summary applies only to a Briyante Shareholder who is an individual resident only in Canada and who, for all purposes of the Income Tax Act (Canada) (the “Tax Act”) and at all material times,

(a) deals at arm’s length with Briyante and with Imagis,

(b) holds all Briyante Common Shares as capital property,

(c) does not, and will not (immediately after the Arrangement) control Imagis, or beneficially own shares in the capital of Imagis representing more than 50% of the fair market value of all outstanding shares of Imagis, and

(d) does not, and will not (immediately after the Arrangement) deal on a non-arm’s length basis with any one or more person or entity that (alone or together with the individual) control Imagis or beneficially own shares in the capital of Imagis representing more than 50% of the fair market value of all outstanding shares of Imagis.

        This summary of Canadian federal income tax considerations applies only to individuals who meet all of the requirements set out above, and such qualifying individuals are referred to in this section as “Holder” or “Holders” in this summary. All other Briyante Shareholders, including non-resident shareholders, should consult their tax and legal advisors in each relevant jurisdiction regarding all relevant consequences to them of the Arrangement.

        This summary is based on the current provisions of the Tax Act, the regulations under the Tax Act, and all amendments to the Tax Act and regulations publicly announced by the Minister of Finance to the date hereof, and on counsel’s understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency. The summary assumes that any such amendments will be enacted as currently proposed, and that there will be no other material change to any relevant law or practice, but no assurance can be given in these respects. This summary does not take into account or anticipate any provincial, territorial or foreign income tax considerations.

        This summary is of a general nature only, is not exhaustive, and is not intended or is not to be construed as tax advice to any particular Holder. The tax consequences to a Holder may vary depending on his or her particular circumstances. For these reasons, Holders should each consult their own tax and legal advisors with respect to the Canadian income tax and other legal consequences of the Arrangement applicable to their particular circumstances. The discussion below is qualified accordingly.

The Arrangement

        A Holder whose Briyante Common Shares are exchanged for Imagis Common Shares pursuant to the Arrangement will not realize any gain or loss by virtue of that exchange unless the Holder chooses to include an amount in income in respect of the exchange. Provided that the Holder does not include any such amount in income, the Holder will be deemed to have disposed of the Briyante Common Shares for proceeds of disposition, and to have acquired the Imagis Common Shares at an aggregate cost, equal to the aggregate adjusted cost base of the Holder’s Briyante Common Shares, determined immediately before the exchange.

        A Holder who does choose to include any amount in income in respect of the exchange of the Holder’s Briyante Common Shares for Imagis Common Shares pursuant to the Arrangement will be deemed to have realized a capital gain (or capital loss) equal to the amount by which the entire fair market value of the Imagis Common Shares received by the Holder exceeds (or is exceeded by, respectively) the adjusted cost base of the Briyante Common Shares to the Holder, determined immediately before the exchange. Such capital gain or loss will be subject to the normal rules under the Tax Act.

Dissent

        A Holder who exercises dissent rights with respect to the Arrangement and to whom Briyante pays an amount equal to the fair value of the Holder’s Briyante Common Shares will be deemed to have received a dividend from Briyante (a “Deemed Dividend”) equal to the amount, if any, by which the amount paid exceeds the “paid-up capital”, as computed for the purposes of the Tax Act, of the Briyante Common Shares, and in addition will be deemed to have received a capital gain (or capital loss) equal to the amount, if any, by which such paid-up capital exceeds (or is exceeded by, respectively) the adjusted cost base of those shares to the Holder. Any such Deemed Dividends and capital gains or losses will be subject to the normal rules under the Tax Act relating to dividends, capital gains and losses.

INFORMATION CONCERNING BRIYANTE

Overview

        Briyante (formerly called Plata Minerals Corp.) was incorporated under the laws of the Province of British Columbia on June 29, 1983. Its head office is located at Suite 302 – 1620 West 8th Avenue, Vancouver, B.C. On October 5, 2001, Briyante acquired all of the outstanding shares of Benchmark Technologies Inc. (“Benchmark”), a private British Columbia information technology (“IT”) consulting firm with offices in Vancouver, B.C. and Calgary, Alberta. At the time of the acquisition, Benchmark was engaged principally in the development of custom software using Microsoft’s platform and products, and planned to expand its business beyond its traditional custom software development activities. To that end, Briyante has developed software for the exchange of transaction-based business data over the internet (i.e., Business-to-business, or B2B, message exchange).

        Following the acquisition of Benchmark, Briyante focused on the completion of its B2B business messaging software, termed ebMS, for conducting business on the Internet. In December 2001, Briyante announced its first beta-stage ebMS installation for evaluation and use in Squamish Terminals, a subsidiary of Star Shipping Canada. The ebMS was used in Squamish Terminals B2B document exchange with shippers and carriers. In February 2002, Briyante announced completion of its first commercial release version 1.0 of its business messaging software.

        During the first quarter of 2002, the technology sector continued in a downward trend that began in the latter part of 2001. There was no apparent recovery anticipated in the short term and, therefore, Briyante’s IT consultancy business and the expansion of its web-based service and e-commerce business was greatly compromised by the poor economic indicators in the technology sector.

        During the second quarter of 2002, the management of Briyante identified a second major application for its messaging technologies in the areas of justice and public safety. The focus for this application is primarily in data sharing in law enforcement and could be expanded to other agencies within the justice and public safety sectors including police, corrections, courts, jails and prosecutors. During this period, Briyante began developing a new product, the Justice Integration Server (“JIS Server”), and began collaborating with Microsoft’s Integrated Justice Information System group.

Justice Integration Server

        Briyante’s JIS Server has been built using Briyante’s core B2B business messaging software to run on Microsoft’s® Windows.NET platform. The JIS Server has been developed to serve as a key component of an information sharing network that may be established among a wide variety of justice, health and other government organizations, such as the police, sheriffs, jails, prosecutor, and courts. Briyante’s current version of the JIS Server is a completely standards-based product utilizing WEB Services (a way of integrating Web-based applications using standardized technologies to tag (XML), transfer (SOAP), describe (WSDL) and list (UDDI) over the Internet) and visual metaphors to share data. The JIS Server allows officers and detectives the ability to retrieve suspect information including names, addresses, arrest records, warrants, license plate numbers, mugshots – all in real-time across county, state, federal and international databases to aid in ongoing investigations.

        The JIS Server automates the creation and publishing of information by agencies participating in the network, in effect offering their information as a Web Service. The technology has its foundations in XML, which is a universal language for data description. This means that data from a database can be described in a universal format regardless of the type of system on which the database resides. XML is an industry standard that is supported by every major software vendor. The application has a data mapper for translation of XML formats and database schemas as well as a publishing tool to register the XML Web Service on the UDDI service. Sharing of information is accomplished through a translation layer at each agency’s system. The current version of the JIS Server also includes Imagis facial recognition software that allows queries to be made about an individual with a photo or composite drawing.

        Agencies participating in a JIS Server-based information sharing network can publish and receive relevant data to and from one another without the need for the reprogramming or rekeying of data. In addition, agencies can share as much or as little data with their partners as they wish in a highly secure manner and without having to give up ownership of the data. All existing systems used in any agency, such as Records Management Systems, Case Management Systems and Jail Management Systems, will not need replacing in order for the agency to share information. All participating agencies maintain full control over their information and decide what, when and to whom it is shared.

        Briyante is working with Microsoft in the King County, Washington State Regional Automated Information Network Pilot Project. The initial pilot project involves three agencies in King County that encompass 17 jurisdictions sharing information through Briyante’s JIS Server.

Briyante eBusiness Messaging Suite

        Briyante’s ebMS provides an innovative and affordable way for companies to establish secure and reliable e-trading relationships over the Internet with multiple external trading partners (B2B). ebMS complies with the OASIS ebXML specification that is quickly becoming a standard for doing business over the Internet. The ebMS product offers Internet-based business message exchange, message translation, business process modelling and management, and enterprise application integration. Because Briyante’s ebMS uses open industry standards, organizations can quickly implement secure and reliable business process integration.

Market and Competitive Strengths

        U.S. legislation, such as the Homeland Security Information Sharing Act, provide for the sharing of homeland security information by Federal intelligence and law enforcement agencies with State and local entities. The recommendations put forth in the Criminal Intelligence Sharing National Plan, August 2002 by the International Association of Chiefs of Police establishes the need for data sharing solutions such as the JIS Server.

        Briyante is a partner of Microsoft’s Technology Solutions for Justice and Public Safety group. Briyante’s premier product, the JIS Server, is listed in Microsoft’s catalog as a solution for an Integrated Justice System. (Source: Microsoft catalog: Technology Solutions for Justice and Public Safety, Moving toward an integrated System of Justice, January, 2003.) Briyante considers this partnership to be significant in its marketing plan because the company and its products are promoted as a significant Homeland Security measure to assist public safety organizations in the sharing of critical data across disparate systems, agencies and jurisdictions while preserving existing IT investments.

        Briyante’s target clients are government and security-oriented IT vendors, and system integrators who currently provide software and hardware to a number of government and justice agencies. Briyante intends to expand its market through industry alliances, technology partners and professional services partners.

Competition

        Briyante competes with companies that provide XML-based justice integration of disparate systems including Motorola (its LEEDS Suite), XAware Inc., Nimble Technologies and The Templar Corp.

Research and Product Development

        Briyante conducts its research and product development through a combination of internal activities, joint development activities and relationships with key agencies. The collaborative relationship with Microsoft’s Justice and Public Safety group will continue to produce solutions as projects are funded in the United States. The combination of the JIS Server with Microsoft’s Biztalk Server 2002 work together to provide a fully horizontal and vertical integration seamlessly between all of the disparate technologies in use by the participating justice agencies (i.e., the sharing of data between multiple jurisdictions within a region, and sharing of data between multiple agencies within a jurisdiction).

        Briyante holds memberships in both the Integrated Justice Industry Working Group and the IJIS Institute, where industry IT professionals share solution systems to improve the quality and reduce the time to market for data sharing solutions.

Intellectual Property

        Briyante has filed a U.S. Provisional Patent Application on its JIS Server technology and is currently preparing a full patent application in the United States, a Patent Cooperation Treaty based on the U.S. patent filing and trademarks.

Human Resources

        As of December 31, 2002 Briyante had eight employees and consultants working from its office facilities in Vancouver, British Columbia. Upon the closing of the Arrangement, five key Briyante employees will be offered positions within Imagis.

Facilities

        Briyante’s product development and administrative facility is located in Vancouver, British Columbia. Briyante closed down its Calgary, Alberta operation on November 30, 2002. The space in Vancouver is approximately 3,900 square feet of office space held under a lease that expires in May 2003. The space in Calgary is approximately 2,000 square feet and is held under a lease that expires in May 2003. Pending the approval of the Arrangement, Briyante does not expect to renew the lease on its Vancouver office.

INFORMATION CONCERNING IMAGIS

        Imagis Technologies Inc. (“Imagis”) is a company incorporated under the Company Act (British Columbia). Its head office is located at 1630-1075 West Georgia Street, Vancouver, British Columbia, V6E 3C9. Its registered and records office is located at 1500-1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

        Imagis’ was incorporated in March 1998 and changed its name to Colloquium Capital Corp. in July 1998. Imagis began trading on the Vancouver Stock Exchange (the predecessor to the TSX-V) in September 1998 as a Venture Capital Pool Company. Until Imagis acquired Imagis Cascade Technologies Inc. (“Imagis Cascade”) in February 1999 and changed its name to Imagis, it carried on no active business.

        Imagis Cascade was founded in 1990 through the merging of two separate companies — one involved in the processing of satellite images and the other with computer software to manage jail admissions and discharges.

Before being acquired by Imagis, Imagis Cascade had developed a set of law enforcement and security software solutions, including developing image and facial recognition software. Since acquiring the law enforcement and security software through Imagis Cascade, Imagis has continued to expand this business. Imagis has grown to be one of the world’s premier providers of advanced biometric facial-recognition software applications and solutions.

Three Year History

        Over the last three-years, Imagis has experienced growth across all areas of its enterprise. This includes a growth in staffing (from 18 in 2000 to 44 today), an expansion of Imagis’ Board of Directors and management teams; growth in revenue; and a nearly-doubling of its installed customer base. This period has also seen Imagis invest significantly in research and development and existing product enhancements. Imagis’ core facial recognition technology had its accuracy increased by nearly 30% in the most recent release of the software in mid-2002, while new products that were developed included ChildBase child protection and recovery software and localized versions of its CABS computerized arrest and booking system (CABS has now been customized for the markets of the USA, Canada, Mexico, Japan, and Brazil).

Trends

        While the terrorist events of September 11, 2001, thrust the need for information sharing and biometric identification and security into the public spotlight, the growth of the market began before this event. In the weeks leading up to the attack, several research groups released reports touting the potential of the biometric security and identification market. Analysts from the International Biometric Group (“IBG”) projected the market for all biometric technologies would exceed US$1.9 billion by 2005, up from just US$250 million in 1999 (International Biometric Group (2002) “Biometric Market Report 2000 – 2005). Following the events of 9-11, IBG published another report, this time calling for a biometric technologies market of US$2.2 billion in 2005, climbing to over US$4.0 billion in 2007.

        Even given the above forecasts, the biometric technology market is still a nascent industry, and thus, it is subject to the challenges faced by any new technology that is striving for wide-spread market adoption. The biometric market, however, also faces a unique set of challenges, namely the perceived privacy concerns by some groups with regards to the use of physiological traits for identification. Given these barriers to wide-spread adoption of the technology, many biometric market players, including Imagis, have focused their efforts on one vertical market at a time. In Imagis’ case, this market is law enforcement.

        The law enforcement community—specifically as it relates to identification efforts, anti-terrorism, and information sharing—is also experiencing a post 9-11 flux. While information sharing has always been deemed a critical component to law enforcement, the impetus and financial resources for invoking change into a system did not exist until recent government legislation and spending initiatives deemed it to be a priority. Furthermore, until recently those wishing to pursue information sharing technology were faced with undertaking long, costly programs.

Additional Information

        A detailed discussion of the current business and operations of Imagis, both before and after the Arrangement, is under “Imagis and Briyante After the Arrangement”. Unaudited consolidated financial statements of Imagis for the nine months ended September 30, 2002 and 2001 are attached as Appendix G to this Information Circular. Audited consolidated financial statements of Imagis for the years ended December 31, 2001, 2000 and 1999 are attached as Appendix H to this Information Circular. Management’s Discussion and Analysis of Financial Position and Operating Results for Imagis for the nine months ended September 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 are attached as Appendices I, J and K, respectively, to this Information Circular.

BUSINESS OF IMAGIS AND BRIYANTE AFTER THE ARRANGEMENT

Overview

        Imagis develops and markets software which permits information sharing and provides identification applications for use in law enforcement, public safety, security and other homeland defense initiatives. This includes software that facilitates seamless access to both text and graphical information between disparate data sources, regardless of the system or user’s location. With access to this information, and through the use of Imagis’ proprietary biometric face and image recognition technology, Imagis can enhance investigations and reduce costs. The acquisition of Briyante will add to Imagis’ suite of products Briyante’s JIS Server, which compliments the current suite of products offered by Imagis.

        Certain statements contained in this Information Circular regarding the business of Imagis, both before and after the Arrangement, are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Imagis intends that forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements are based on current expectations of management but involve certain risks and uncertainties and can generally be identified by the use of forward-looking terminology such as “may,” “will,” “propose,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative or variations of this terminology. Imagis actual results, performance or achievements could differ materially from the results, performance or achievements projected in, or implied by, those forward-looking statements as a result of risk factors, including, without limitation, those described under “Risk Factors”, including, without limitation, its limited operating history, its need for additional financing, its history of losses, its dependence on a small number of customers, risks involving new product development, its ability to manage growth and integration, risks of technological change, its dependence on key personnel and third party marketing relationships, its ability to protect its intellectual property rights, risks of its software defects and potential product liability and the volatility of its share price.

Products

        Imagis’ products are marketed as stand alone products and as Software Development Kits, or SDKs, to systems integrators. Its software applications provide a range of security solutions in various industry sectors, including transportation and law enforcement, as well as in the public sector to various government agencies such as customs and immigration. Its principal product is image detection and biometric facial recognition software, which utilizes computer technology to identify individuals for processing, documenting, record-keeping, database management, identification verification and other tasks performed by personnel in the law enforcement, security and gaming industries.

        Imagis currently has more than 140 installations of its products, including at Toronto’s Pearson International Airport. Imagis’ products can be used in numerous applications including

•	law enforcement and public safety,

•	transportation security including airports and ports,

•	homeland defence and government services,

•	passports, visas and drivers’ licenses,

•	access control and infrastructure protection,

•	immigration and customs, and

•	surveillance and scene analysis.

        Imagis’ primary products are image detection and biometric facial recognition software, CABS — Computerized Arrest and Booking System (“CABS”), ChildBaseTM and Secure-ID. Following the Arrangement, the products of Briyante, principally the JIS Server, will be added to Imagis’ suite of products. The following is a discussion of the key products of Imagis after the Arrangement.

Image Detection and Biometric Facial Recognition Software

        The principal product of Imagis is the ID-2000 facial recognition and image identification system designed for use by the law enforcement, airport security, gaming and security industries. ID-2000 is a proprietary software solution that enables identification and verification through biometric face and image recognition. Imagis offers ID-2000 in three distinct formats:

•	a self-contained product providing facial recognition capabilities;

•	an application server version for the capture and access of imagery using a web-browser; and

•	an SDK that enables systems integrators, value-added reseller and solution providers to integrate Imagis’ facial recognition technology within their own applications.

        ID-2000 captures a person’s image, typically via a video camera, and creates a biometric code that can be compared to other encoded images in a database. ID-2000 provides for the immediate identification of an individual whose information is already stored in a database using only an image or photograph as the search criteria. Matching records can be displayed as a list, together with associated thumbnail images from which, any record can be selected and full details, together with a full size image, can be displayed. Links to other information sources enable the database to display details, such as aliases, affiliates and vehicle information. Where appropriate, information regarding prior criminal history can also be displayed. Versions of ID-2000 also have the ability to detect motion, compare streams of video to database images, authenticate a person’s identity and determine possible matches to a facial image. The software also provides tools to protect, secure and synchronize images and data across a local area network, an intranet or the Internet. Imagis’ ID-2000 is also fully extensible to non-facial objects in background imagery and personally identifiable markings, such as marks, scars and tattoos.

JIS Server

        As a result of the Arrangement, Imagis will acquire from Briyante, and will continue to market and commercialize, the JIS Server. The JIS Server permits data sharing among organizations, where the data resides in a variety of generally incompatible formats, and can be used to create a secure, information sharing system. This information sharing system can include Web-based text and image searching between multiple regions (cities, counties, and states); between multiple agencies (police prosecution, courts, and corrections); and between multiple vendors (Records Management, Computer Assisted Design, Jail Management and Arrest and Booking). This includes providing investigators and other public safety personnel with the ability to use face recognition and text-based searching to query disparate data sources regardless of the location of user or the information. The JIS Server’s ability to link incompatible information systems will assist Imagis in offering and implementing solutions based on its other software products such as ID-2000 and CABS. It is also fully extensible to address other information sharing needs, especially those needs as identified by the U.S. Department of Homeland Security. A first installation of this solution is being evaluated in King County, Washington. The JIS Server is a standards-based, Web Services application built on Microsoft’s Windows.NET platform. See “Information Concerning Briyante – Description of Products and Services”.

CABS — Computerized Arrest and Booking System

        CABS is an information and imaging database management system that stores information on criminals. CABS integrates the ID-2000 facial recognition technology as part of the image analysis portion of its functionality. Imagis initially developed CABS for the Royal Canadian Mounted Police force, or RCMP, and other law enforcement agencies. Historically, law enforcement agencies have relied on manual criminal processing systems. More recently, however, the law enforcement industry has started to recognize the need for automated systems to increase the time and cost efficiency of their police force. CABS removes the “paper and picture” element from the standard criminal processing procedure allowing for law enforcement personnel to process a repeat offender in less than one-third the time required by manual systems. This translates directly into substantial cost savings as well as operational benefits from faster identification of suspects. The CABS software has been designed so that it can be readily adapted to different markets with similar needs.

        CABS is comprised of separate modules for offenders, non-offenders, enforcement personnel and evidence. The offender module automates criminal processing activities and reports, the production of mugshots and the generation of line-ups. Pictures of criminal suspects, as well as their marks, scars, tattoos and fingerprints, are all captured in the offender module of CABS. The non-offender module provides an electronic database of persons, such as teachers and day-care providers, who are required under Canadian law to be registered with the police. The enforcement personnel module provides for the creation and management of staff identification. The evidence module provides for electronic management of photographs of evidence obtained in connection with an arrest and criminal processing.

        CABS is designed to collect the same information that would be recorded manually during a traditional criminal processing and to store all of the information and photo images that are required in connection with that process. Compared to manual processing, CABS offers the following advantages:

•	captures more information than manual booking systems and allows the information to be retrieved quickly from multiple locations;

•	allows offender information to be used for multiple inquiries and report-generating purposes;

•	generates automated line-ups based on user-specified criteria;

•	provides a variety of required reports and other documents with the offender’s photograph;

•	allows the collection and retrieval of photographs of the offender, including identifying physical marks such as tattoos, scars and other markings;

•	creates a database of offender information for access in the case of subsequent arrests or for generation of suspect lists; and

•

integrates with livescan electronic fingerprinting systems and with other law enforcement computer software systems such as key dispatch systems and digital composite drawing programs to provide a complete police information management system.

        CABS advanced data sharing capabilities also allow different law enforcement bodies to access decentralised information. Imagis has recently implemented the first regional data sharing system which allows RCMP detachments to share live information entered by their individual detachments. The advantage of this data sharing system is that it allows one detachment to search a larger database of offender information when processing a suspect, increasing the probability of discovering prior arrests for the same individual.

        The modular design of CABS enables a law enforcement agency subject to budgetary constraints to install an inexpensive entry-level departmental system, while providing the opportunity to enhance the system over time as funds become available. CABS is priced on a server basis, based upon the number of sworn officers within the department. The price per officer declines incrementally as the total number of police officers increases.

        Imagis has, through Orion Scientific, provided all the application software for a booking and criminal identification system at the 32 police departments within Alameda County, California, which is located on the eastern side of the San Francisco Bay. The Alameda County installation was fully installed in 2002, and is one of the largest digital imaging systems on the West Coast of North America.

ChildBase™

        ChildBase is a child recovery and identification application designed for use in investigations of child abuse imagery cases. ChildBase uses ID-2000 face and image recognition technology to help investigators identify victims, offenders and patterns of crime. ChildBase is currently being used by the UK’s National Crime Squad and is being evaluated for use by another federal investigative agency. Following the Arrangement, Imagis will be able to offer the ability to share the information contained within ChildBase – including both text and imagery – at all state, national and international levels using the Briyante JIS Server.

Secure-ID

        Secure-ID is a software product which utilizes Imagis’ ID-2000 technology to scan the faces of travellers entering or leaving an airport, isolate individual faces, encode them and match them against a database of known criminals and persons affiliated with known terrorists organizations. A variation on the system is already in use at

Toronto’s Pearson International Airport, where the RCMP has successfully used it to identify wanted individuals trying to enter Canada.

        Secure-ID uses standard surveillance cameras strategically positioned to obtain clear facial images, such as at the check-in desk, metal detector and boarding gate. In the event of a match, a monitor will display the image of the passenger, together with the image of the possible match in the database enabling airport security personnel to visually compare the two images and take appropriate action.

Software Architecture

        Imagis’ products are designed to run on personal computers using Windows 98, Windows 2000, and Windows NT. The underlying database is built on ORACLE RDBMS and SQL SERVER. The software is modular in design, permitting additional functions to be easily added. Imagis does not believe that its products are subject to any regulatory approvals or requirements.

        Imagis’ products remain substantially the same in each territory in which they are sold, with the graphical user interface adapted to local requirements and, where appropriate, the local language. In addition, all of its products are language independent, such that a new language version can be produced in approximately two to three weeks.

Strategy and Objectives

        Imagis will continue to follow its current strategies and adapt them to take into account market and product development opportunities following the Arrangement. Its objective is to be a leading global provider of biometric facial recognition systems and associated database management systems. Its strategy for achieving this goal encompasses the following key elements:

        Expanding Imagis’ market share for its information sharing, law enforcement, and face recognition systems. Imagis has over 100 law enforcement customers using its CABS computerized arrest and booking system in North America, including the two largest RCMP detachments and one of the largest digital-imaging sharing solutions in the United States. Imagis has also initial success in deploying localized versions of CABS in Mexico, Brazil, and the United Kingdom. A Japanese version of CABS has also been developed. Imagis intends to leverage these initial installations to further promote its entire suite of law enforcement solutions for Latin America, Japan, elsewhere in North America, and around the world.

        Furthermore, these initial installations—the majority of which involve identification using face recognition technology—have provided Imagis with quantifiable success stories as to how face recognition can enhance identification and security efforts. As such, Imagis intends to leverage this success to pursue other strategic opportunities for its face and image recognition solutions. This existing customer base also provides Imagis with a waiting market to promote an integrated justice system and information sharing technology, which will also open up new markets unto itself (e.g. by way of promotion via the Microsoft partner network). These new opportunities will further allow for the cross promotion of Imagis’ other solutions, including additional sales for CABS, ID2000 and ChildBase

        Expanding Imagis’ market share of automated arrest and booking and facial recognition systems. Imagis designed CABS to the specifications of the RCMP and have installed the system in over 40 RCMP detachments, including the two largest detachments in Canada, as well as applications in the United States, including installations in 32 police departments in Alameda County, California. Imagis intends to focus on expanding its marketing efforts with respect to CABS to other foreign law enforcement agencies by incorporating enhancements to ID-2000, increasing the functionality of CABS, and by continuing to provide customers, through its network of business partners, with superior service and support.

        Increasing recognition of Imagis’ products on a worldwide basis. A key component of Imagis’ strategy is to increase its sales force to enable it to identify, train and develop new business partners in new territories thereby expanding its marketing and sales capabilities. The benefit of using business partners is particularly important in remote countries, as it is unlikely that Imagis could achieve worldwide market coverage or market access on its own.

        See “—Marketing and Sales” and “—Research and Development” for details of the expenditures Imagis expects to undertake to achieve these objectives.

Marketing and Sales

        Imagis markets its products globally primarily through its business partners. Its products are currently installed or on order in over 140 sites in Canada, the United States, Mexico, Korea and the United Kingdom, and Imagis has initiated a marketing campaign in countries such as Hong Kong, China, Malaysia, Australia, New Zealand, Saudi Arabia, Switzerland, Germany, Denmark, Czech Republic, United Arab Emirates and Kuwait.

        Imagis offers its customers the option to license or subscribe to its software products. Under the subscription model, a customer is charged 1/24th of the license price per month for the duration of the subscription agreement, thereby providing an ongoing revenue stream. The subscription model provides customers with free software upgrades and updates. The Newmarket, Ontario detachment of the RCMP was the first customer to use the subscription model.

        In order to achieve the objectives of expanding Imagis’ market share for its information sharing, law enforcement, and face recognition systems, and increasing recognition of Imagis’ products on a worldwide basis it will be necessary to increase expenditures on marketing and sales initiatives. Imagis intends to increase its marketing and sales staff by four full-time personnel, including the assimilation of one staff from Briyante, and to increase its presence at a number of international trade shows and expositions. This increase will start in April 2003 at an estimated increased cost of $750,000 per year over current levels.

Business Partners

        Imagis has agreements with over 45 business partners worldwide, including API Technologies, LLC, Sanyo Semiconductor Company, OSI Systems Inc., Orion Scientific Systems, Inc., Serco Group plc, DataCard Corporation (doing business as DataCard Group) and emBiosys Asia Pacific Pte Ltd., for the marketing and selling of its products and the providing of consulting, integration and post-sale product support to end users. Imagis believes that its business partners can provide substantial sales leverage, including access to established client bases, and can serve as a source of qualified sales and technical staff at a relatively low cost. Imagis plans to expand its business partner network, thereby minimizing the cost of establishing new offices and training personnel. With its current business strategy of developing business partners and utilizing value-added resellers for both sales and installation support services, Imagis intends to achieve a strong global position in the security software markets.

        The terms of Imagis’ business partner agreements are substantially similar. All agreements are non-exclusive, typically have a three year term. Under the agreements the business partner is responsible for selling the products of Imagis to end-users in the territory, and subsequently providing first-line customer support, while Imagis provides technical support to the business partner. Imagis’ business partners receive a discount on the list price of its products, typically 40%. Imagis’ products are frequently integrated with those of its business partners.

        With the exception of western Canada, Imagis sells its products through its business partner network. These business partners generally integrate its software products and applications with their product lines for direct sales to end users. Under the business partner agreements, Imagis’ business partners typically have designated territories but may sell its products anywhere they have opportunities, including Canada, the United States and other countries. Imagis provides training and ongoing support, product demonstration, operation, installation, and customer support to the business partners’ staff. The business partners in turn have agreed to promote Imagis’ products and maintain sales and support teams to handle these functions.

        Through the release of Imagis’ SDK, it is providing third-party companies the ability to integrate its products with theirs in order to market complete law enforcement and security solutions, provide implementation and customization services, technical support and maintenance on a continuing basis and provide clients with software applications that can be bundled with its products to address specific industry and customer requirements.

        Imagis believes that end users of its products typically prefer to purchase from a supplier with whom they have an established relationship; that understands their business needs and can provide local demonstrations, hardware and software components and software support within the customer’s time zone. By utilizing the local sales force of its business partners, Imagis believes that it is meeting its customers’ preferences, while maximizing its sales and promotion.

Direct Sales

        Imagis employs a team of direct sales personnel consisting of regional sales directors and technical sales managers who, among other duties, actively recruit new business partners, assist existing partners in qualifying sales opportunities, conducting joint customer calls, and performing needs analysis with the end customer. From time-to-time, Imagis’ sales force will directly pursue target customers or market opportunities as they arise. In particular, opportunities within Canada and opportunities as they relate to regional information sharing are serviced with a direct sales model.

Microsoft Reseller Channel

        Microsoft has offered significant sales support to Briyante for the promotion of the JIS Server. To this end, Microsoft has offered to introduce and promote the JIS Server information sharing solution to the Microsoft sales channel of system integrators, and to assist Briyante (Imagis after the Arrangement) in marketing the JIS Server through participating in tradeshows and strategic events as a Microsoft partner and the development of marketing seminars.

Zixsys

        In May 2002, Imagis entered into a license agreement with Zixsys Inc. (“Zixsys”), a subsidiary of SANYO Semiconductor Company (“Sanyo”). Under the license agreement, Imagis has granted a worldwide, non-exclusive license to Zixsys to use Imagis’ ID-2000 advanced biometric facial recognition software to design, manufacture and market highly secure products for access control, public protection in and around airports, passenger identification and employee identification. In consideration for licensing the Imagis software, Zixsys has agreed to pay Imagis a licensing fee and certain royalties based upon the level of sales generated. The license agreement has a 10-year term.

        In the second quarter of 2003, Zixsys intends to introduce the first product utilizing Imagis biometrics in ID Controller, which provides multi-layered security in the form of facial recognition and fingerprint biometrics. ID Controller integrates Imagis facial recognition software, ID-2000 and Sanyo’s CCD camera with fingerprint sensor technology. The ID Controller confirms an identity by reading the fingerprint and facial details encoded on an individual’s ID card, and comparing them against the actual finger and face of the person who submitted the card, as read by a fingerprint reader and camera built into the access control unit. The hardware and software product, which is completely customizable, is used to safeguard environments where access control security is of utmost importance, such as airports, hotels, government buildings, large event venues, and industrial and office facilities.

        The granting of the license is the first formal step in the establishment of a relationship between Zixsys and Imagis. When the formation of Zixsys (at the time named SecurityART) was announced in March 2002, Sanyo confirmed that it was the intention that the parties become shareholders of Zixsys. Imagis has the right until March 31, 2003 to invest US$250,000 in Zixsys in return for 10% of the equity of Zixsys. Imagis intends to exercise this right or seek an extension of the expiry date for the option.

        In September 2002, in consideration for US$150,000 Imagis acquired from Intacta Technologies Inc. (“Intacta”) a fully paid-up exclusive license to use the data compression technology licensed to Zixsys for applications under Intacta’s license agreement with Zixsys and for certain other prescribed uses (the “Field”), and to receive all revenues from Zixsys and other third parties using the licensed technology in the Fields. Mr. Altaf Nazerali, a member of the board of Imagis, serves as Chairman of the Board of Directors of Intacta and Mr. Ross Wilmot, a director of Briyante, also serves as a director and officer of Intacta. Imagis has also acquired a number of patents from Intacta. See “– Intellectual Property Rights”.

OSI Systems Inc.

        In July 2002, Imagis entered into a Product Development and Marketing Agreement with OSI Systems Inc. (“OSI Systems”) The agreement provides for the development of integrated airport and transportation security products using Imagis’ facial recognition software and OSI Systems’ security products. OSI Systems is a diversified global developer, manufacturer and seller of optoelectronic-based components and systems. Through its wholly owned subsidiary, Rapiscan Security Products, Inc., OSI Systems is a leading supplier of high quality x-ray screening and explosives detection systems for use in airports, customs facilities, courthouses, government buildings, mail rooms, schools, prisons, embassies, and other locations.

        Under its agreement with OSI Systems, Imagis is responsible for integrating its software into OSI Systems’ products, and OSI Systems is responsible for selling the products. Imagis is paid a royalty for each product sold by OSI Systems. The agreement expires on the third anniversary of the date of the first sale of products, and Imagis has committed to invest a minimum of US$250,000 during the term of the agreement to product development. To January 31, 2003, Imagis has spent approximately US$41,673 of its US$250,000 funding commitment and has, in conjunction with a subsidiary of OSI Systems, developed a working prototype of a metal detector incorporating facial recognition technology.

        Concurrent with the entering into of the Product Development and Marketing Agreement with OSI Systems, Imagis completed a US$1,750,000 private placement with OSI Systems of 1,166,667 common shares of Imagis and warrants to purchase a further 291,667 common shares of Imagis. Each warrant is exercisable until July 8, 2004 at an exercise price of US$1.50 per share. The subscription agreement entered into in connection with this private placement provides, among other things, for an adjustment to the purchase price through the issuance of additional common shares of Imagis if Imagis issues common shares or other securities convertible into or exercisable for common shares in another financing (with some exceptions) before July 9, 2003, at a price less than US$1.50 per share. The warrants provide for a similar adjustment as to the number of warrants and exercise price in the event of such an issuance. Pursuant to the subscription agreement, Imagis also agreed to designate one nominee of OSI Systems to its Board of Directors, and pursuant to the exercise of such right Deepak Chopra, the Chief Executive Officer and a director of OSI Systems, was appointed a director of Imagis.

        In addition to the product development and subscription agreements, in July 2002 Imagis also entered into a Software Developer Services Agreement with OSI Systems. Under this agreement, Imagis agreed to engage, and OSI Systems agreed to make available to Imagis, services of software engineers and equipment in OSI Systems’s software development facility in Hyderabad, India. Imagis agreed to pay to OSI Systems a minimum of US$250,000 during the term of the agreement, which expires on June 30, 2003, provided that if the aggregate amount paid to OSI Systems on such date is less than US$250,000, Imagis may extend the agreement for six months.

        Finally, Imagis and OSI Systems have also entered into letters of intent relating to Imagis acquiring an interest in any Brazilian operation OSI Systems may establish and OSI Systems acquiring a portion of Imagis’ interest in Zixsys should Imagis acquire such an interest. Each of these letters of intent are subject to the entering into of definitive agreements.

Competition

        The law enforcement and security software markets are highly competitive and fragmented, consisting of many fast-growing, rapidly changing competitors. The principal competitive factors affecting the market for Imagis’ products include:

•	supplier competency;

•	product functionality;

•	performance and reliability of technology;

•	depth and experience in distribution and operations;

•	ease of implementation;

•	rapid deployment; and

•	customer service and price.

        There are several companies which have commercially available products that have some application similarities to Imagis’ CABS and ID-2000 products. Some of these companies have products that include arrest and booking functions, of which some incorporate facial recognition software. Imagis believes that the following products compete most directly with CABS: IWS (ImageWare Software), Smith & Wesson’s EBS (Electronic Booking System) and Spillman’s BookMate and Jail Management products.

        Imagis believes that IWS’ installations are in use across the United States, including statewide mugshot/booking software installed in Arizona. Smith & Wesson markets a comprehensive software portfolio for use in the law enforcement and security industries. Spillman’s market is primarily located in Utah and the Pacific Northwest of the United States. These companies are likely to be Imagis’ most significant competitors in their respective geographic areas.

        In the area of facial recognition, Viisage Technology and Identix have products (Viisage Gallery and FaceIt, respectively) with application similarities to Imagis’ ID-2000.

        In marketing the JIS Server to be acquired from Briyante, Imagis will face competition from other companies that provided XML-based systems integration systems such as Motorola (its LEEDS Suite), XAware Inc., Nimble Technologies and the Templar Corp.

        Most of Imagis’ competitors have substantially greater financial, technical, marketing and distribution resources than it does. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or devote greater resources to the development and distribution of existing products. There can be no assurance that Imagis will be able to compete successfully against current or future competitors or alliances of such competitors, or that current or future competitors will not develop products or technologies that will render its products obsolete or less marketable.

Intellectual Property Rights

        Imagis’ success will depend substantially upon its ability to protect its intellectual property rights. Imagis relies principally on a combination of copyright and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain its proprietary rights in its products and technology.

        Imagis generally enters into nondisclosure and confidentiality agreements with each of its employees, consultants and business partners which limit access to and distribution of its technology, documentation and other proprietary information. The terms of Imagis’ employee non-disclosure agreements include provisions requiring assignment to Imagis of employee inventions. In addition, the source code for its software products is maintained in a controlled environment within the technology and development group. For security purposes, a copy of the source code is maintained in a lock-box at a Vancouver branch of a Canadian chartered bank, accessible only by Imagis’ board of directors. Imagis cannot assure you that its efforts to protect its intellectual property rights will be successful.

        Imagis has entered into an agreement dated November 1, 2002 with Intacta Technologies Inc. (“Intacta”) whereby Imagis has acquired the entire right, title and interest in and to 24 patents in various jurisdictions other than the United States over data encryption and compression technologies for consideration of US$50,000. The agreement is exclusive to Imagis, royalty free, has a term that expires on the latest expiry date of a patent, and includes all income and royalties payable with respect to the patents.

        See “Information Concerning Briyante – Intellectual Property Rights” for a discussion of intellectual property rights of Briyante.

Research and Development

        As of January 31, 2003, Imagis’ research and development staff consisted of nine employees (increasing to 13 following the Arrangement) and its Chief Technology Officer. Imagis’ personnel have considerable experience and expertise in the development of integrated information and video imaging systems. Its senior technology personnel were the initial developers of Imagis’ imaging products and have been involved in the development of each of the versions of the CABS and ID-2000 products. Imagis’ software product development personnel employ modular software architecture, object-oriented software development and graphical user interface design technologies to develop scaleable, modular products.

        In July 2002, Imagis entered into a software development services agreement with OSI Systems, a principal shareholder, pursuant to which Imagis will engage OSI Systems, and OSI Systems will make available, OSI Systems’ personnel and equipment at its software development facility in Hyderabad, India. Imagis believes that this agreement will provide it with favorable labor costs for research personnel. Imagis has agreed to engage OSI Systems to provide at least US$250,000 of services through June 30, 2003, with an option to extend this period.

        During the fiscal years ended December 31, 2001 and December 31, 2000, Imagis’ total expenditures for research and development were $1,215,945 and $888,837, respectively, and $1,139,672 for the nine months ended September 30, 2002. Briyante’s total expenditures for research and development for the fiscal years ended October 31, 2002 and October 31, 2001 were $434,950 and $854,110, respectively. Imagis believes that timely and continuing product development is critical to Imagis’ success and plans to continue to allocate significant resources to product development.

        In order to meet the objective of leveraging Imagis’ core capabilities to develop configurable products it will be necessary to maintain and increase expenditures on research and development. It will also be necessary to increase technology expenses in the areas of system implementation and deployment and customer service and support in order to meet the anticipated increased demand as a result of increased sales.

        Imagis intends to increase its development staff by two full-time individuals in April 2003 and to increase its technical services staff by a total of 12 full-time staff over the course of 2003, including the assimilation of four staff currently employed by Briyante. The four staff from Briyante plus four additional individuals will be hired in April 2003, with the balance added as required throughout the year. This overall increase of 14 staff, combined with associated travel and other costs, represents an estimated increase of $1.7 million per year over current levels.

Employees

        As of January 31, 2003, Imagis had 44 full-time employees, consisting of 10 employees in research and development, 16 employees in marketing and sales, nine employees in customer support and nine employees in management, finance and administration. Immediately following the Arrangement, Imagis will have approximately 49 full-time employees and during 2003 intends to add up to 14 additional employees depending on sales and capital resources. Imagis’ success will depend in large part on its ability to attract and retain skilled and experienced personnel. None of its employees are covered by a collective bargaining agreement, and Imagis believes that its employee relations are good. Imagis has obtained key man insurance on each of its President, its Chief Engineer and its senior software developer, in the aggregate amount of $3,000,000. Imagis does not maintain key man insurance on any of its other executive officers or key employees.

        As part of its expansion strategy, Imagis may, in addition to those hires made as a result of the Arrangement, seek to increase its development staff to further increase the functionality of its existing products, and to start development work on a number of additional pattern recognition applications.

Facilities

        Imagis subleases approximately 5,000 square feet for use as its headquarters in Vancouver, British Columbia, Canada. This lease expires in July 2005, with monthly lease payments of $10,000.

        Imagis also leases an approximately 6,450 square foot facility in Victoria, British Columbia, Canada. These premises are used by the Company’s development and technical support teams and other personnel who handle the coordination of the Company’s sales and marketing activities. This lease expires on April 30, 2003, but will be renewed.

        Imagis also has sales offices leased on a month to month basis in Washington, DC and Dallas, Texas to service the U.S. market, in London to service Europe, the Middle East and Africa and Sydney, Australia to service Asia and the Pacific.

        Following the Arrangement, all Briyante employees who will become Imagis employees will be transferred to Imagis’ Vancouver office. To accommodate the new Imagis employees, Imagis will lease an additional office space of 1,500 square feet.

Summary Financial Data

        The following table presents summary historical financial data of Imagis. This data has been derived from the audited and unaudited financial statements and notes thereto of Imagis attached as Appendices G and H to this Information Circular. The following selected financial data are qualified in their entirety by reference to, and you should read the information contained in this table in conjunction with, the attached financial statements of Imagis and the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Imagis attached as Appendices I, J and K to this Information Circular.

        Imagis will require additional financing to meet its expected working capital requirements for 2003. See “—Liquidity and Capital Resources” and “—Risk Factors”.

	Year Ended December 31,			Nine months ended
	1999	2000	2001	September 30, 2001	September 30, 2002

		(audited)		(unaudited)
Revenues	$ 722,193	$ 1,097,719	$ 2,080,704	$ 1,359,044	$ 2,733,114
Expenses	2,832,979	4,107,750	5,101,408	2,935,574	7,173,855
Loss	(2,110,786)	$(3,010,031)	$(3,020,704)	$(1,576,530)	$(4,440,741)

Net loss per share	$ (0.28)	$ (0.26)	$ (0.21)	$ (0.11)	$ (0.25)

Weighted average number
of shares outstanding	7,623,034	11,660,209	14,308,442	13,815,711	17,881,068

Balance Sheet Data:

	December 31,		September
	2000	2001	2002
	(audited)		(unaudited)
Cash and cash equivalents	$ 59,497	$ 200,659	$ 453,708
Working capital	$ 273,458	$2,721,628	$2,017,682
Total assets	$ 964,160	$3,277,521	$3,575,448
Total long-term obligations	$ 1,172,317	$ --	$ --
Total Stockholders' equity (deficit)	$ (840,777)	$2,773,466	$2,473,792

Critical Accounting Policies

        In December 2001, the SEC issued a cautionary advice regarding the disclosure of critical accounting policies. Critical accounting policies are those that management believes are both most important to the portrayal of Imagis’ financial conditions and results, and that require difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that involve uncertainty.

        Imagis believes the “critical” accounting policies used in preparation of its financial statements are as follows:

        Software sales revenue. Imagis recognizes revenue consistent with Statement of Position 97-2, “Software Revenue Recognition”. In accordance with this Statement, revenue is recognized, except as noted below, when all of the following criteria are met: persuasive evidence of a contractual arrangement exists, title has passed, delivery and customer acceptance has occurred, the sales price is fixed or determinable and collection is reasonably assured.

        When a software product requires significant production, modification or customization, Imagis generally accounts for the arrangement using the percentage-of-completion method of contract accounting. Progress to completion is measured by the proportion that activities completed are to the activities required under each arrangement. When the current estimate on a contract indicates a loss, a provision for the entire loss on the contract is made.

        When software is sold under contractual arrangements that include post contract customer support (“PCS”), the elements are accounted for separately if vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements. VSOE is identified by reference to renewal arrangements for similar levels of support covering comparable periods. If such evidence does not exist, revenue on the completed arrangement is deferred until the earlier of (a) VSOE being established or (b) all of the undelivered elements are delivered or performed, with the following exceptions: if the only undelivered element is PCS, the entire fee is recognized rateably over the PCS period, and if the only undelivered element is service, the entire fee is recognized as the services are performed.

        Support and services revenue. Contract support and services revenue is deferred and is amortized to revenue rateably over the period that the support and services are provided.

        Use of estimates. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported or disclosed in the financial statements. Actual amounts may differ from these estimates.

        Stock-based compensation. Effective January 1, 2002, Imagis adopted the new recommendations of the Canadian Institute of Chartered Accountants with respect to the accounting for stock-based compensation and other stock-based payments. The new recommendations require equity instruments awarded to employees and the cost of the service received as consideration to be measured and recognized based on the fair value of the equity instruments issued. Compensation expense is recorded over the period of related employee service, usually the vesting period of the equity instrument awarded. Alternatively, the new recommendations permit the measurement of compensation expense for stock option grants to employees and directors that are not direct awards of stock, stock appreciation rights or otherwise call for settlement in cash or other assets by an alternative method and to provide pro forma disclosure of the financial results using the fair value method. Imagis has elected to follow an alternative method and continue with the former accounting policy of recognizing no compensation expense when stock options are granted to employees because Imagis grants stock options with an exercise price based on the market price at the date of the grant. Imagis recognizes compensation expense for consultants based on the fair value of the equity instruments issued.

Dividends

        Imagis has never paid a dividend on its common shares and does not intend to pay dividends on its common shares in the foreseeable future. The board of directors intends to retain any future earnings to provide funds for the operation and expansion of the business of Imagis. Any decision as to the future payments of dividends will depend on Imagis’ results of operations and financial position and such other factors as its board of directors, in its discretion, deems relevant.

Pro Forma Financial Information

        Unaudited pro forma consolidated financial statements of Imagis giving effect to the Arrangement are attached as Appendix F to this Information Circular. The pro forma statements give effect to the Arrangement using the purchase method of accounting. The unaudited pro forma consolidated financial statements have been prepared on the basis of assumptions described in the notes thereto.

        The unaudited pro forma consolidated financial statements were prepared as at September 30, 2002 as if the Arrangement occurred on September 30, 2002. As described in note 1, these pro forma consolidated financial statements have been prepared on the basis of accounting principles in effect at the date of announcement of the Arrangement. These statements are not necessarily indicative of what the financial position or results of operations would have been had the Arrangement occurred on the dates or for the periods indicated and do not purport to indicate future results of operations. In addition, they do not reflect any cost savings or other synergies that may result from the Arrangement.

        The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Imagis and Briyante included in or accompanying this Information Circular.

Liquidity and Capital Resources

        Imagis believes that based on its current resources and revenue and expense assumptions for 2003 it requires an additional $4.0 million in working capital to fund the combined operations of Imagis and Briyante through 2003. This figure is based on management’s current estimates of revenues and expenses and can be modified as required depending on the level of sales achieved and the timing of any increases in expenses. Imagis intends to fund its anticipated $4.0 million working capital requirement through one or more equity financings. The timing of these financings will be dependent on working capital requirements as determined by the sales generated and expense levels, and the equity market conditions.

        Imagis requires funds for additional working capital purposes due to the increased level of expenses anticipated during the first six months of 2003. The sales cycle in Imagis’ industry sector is typically very lengthy and there is likely to be a significant lag in the generation of revenue as compared to the expected increase in expenses. In the biometric industry it is common for cash flows from orders to be received after a significant time lapse from the date of the order and from recognition of the revenue streams related to the order. This is primarily due to the time frames required to implement large projects. Consequently, Imagis is in the position of incurring significant cash expenditures in advance of receiving payment for orders. It is also difficult to forecast the exact timing of orders and revenues due to the fact that customers are typically government agencies at the local, county or state level. These agencies are often subject to significant bureaucratic requirements that cause the sales cycle to be lengthy and unpredictable. In the second half of the year the revenues are expected to catch up to the expenses as the sales orders from the first half of the year generate revenue.

        The increase in Imagis’ expenses will result from an expansion of sales and marketing efforts in order to capitalize on the increasing global market opportunities and promote awareness of new products. It will also be necessary to expand the technology and development departments to meet the anticipated demand for the new JIS Server and to provide increased levels of technical support and product deployment. In addition, Imagis has identified market demand for a number of new products that are currently under development and plans to accelerate the development process as specific sales opportunities are identified. See “— Marketing and Sales” and “—Research and Development”.

        The proposed use of Imagis’ funds is its best estimate of the use of available funds based on the current plans of Imagis. The actual allocation of funds may vary depending on technological, regulatory and other developments in or affecting Imagis’ business, competition and the emergence of future opportunities. Further, there can be no guarantee that the additional funding being sought by Imagis will be available or on terms acceptable to Imagis. If the sought after funding is not provided, and Imagis can not otherwise generate sufficient cash from its operations to sustain its expected level of activity following the combination of the businesses of Imagis and Briyante, Imagis may be required to delay or eliminate certain product development programs and take other action to reduce its cash expenditures. See “—Risk Factors”.

Capitalization

        The following table sets forth the capitalization of Imagis as at September 30, 2002 and January 31, 2003, actual and adjusted to give effect to the Arrangement.

	As at September 30, 2002		As at January 31, 2003		As at January 31, 2003 Adjusted for the Arrangement

Shareholders' equity
Share capital	$15,691,401		$ 17,438,470	(1)	$ 22,902,831	(2)
Other paid-in capital	--		--		352,972	(4)
Special Warrants	1,138,249		--		--
Contributed Surplus	275,519	(3)	275,519	(4)	275,519	(4)
Accumulated deficit	(14,631,377	)(3)	(14,631,377	)(3)	(14,631,377	)(4)

Total capitalization	$ 2,473,792		$ 3,082,612		$ 8,899,945

_________________

(1)	As of January 31, 2003 Imagis had 20,383,371 Common shares outstanding. See "--Share Capital" for a description of the outstanding convertible securities of Imagis.
(2)	Assumes the issue of 3,052,669 Imagis Common Shares under the Arrangement such that Imagis has 23,436,040 Imagis Common Shares outstanding.
(3)	As at September 30, 2002.
(4)	As at September 30, 2002, according to financial statements in pro forma format giving effect to the Arrangement. See pro forma financial statements attached as Appendix F to this Information Circular.

Principal Shareholders

        To the knowledge of Imagis, at January 31, 2003 no person beneficially owned more than 10% of the outstanding common shares of Imagis. However, Pacific Cascade Consultants Ltd. and 385078 B.C. Ltd., companies that are, directly and indirectly, jointly owned by Andy Amanovich, Imagis’ Chief Technology Officer, and Fred Clark, a former director of Imagis, own 1,811,387 and 260,588 Imagis Common Shares, respectively. The combined share ownership of Pacific Cascade Consultants Ltd. and 385078 B.C. Ltd. of 2,071,965 Imagis Common shares represents 10.17% of the outstanding Imagis Common Shares before the Arrangement and 8.84% after the Arrangement. To the knowledge of Imagis and Briyante, no person will be a holder of more than 10% of the outstanding shares of Imagis after Arrangement.

Directors and Officers

        The current board of directors of Imagis will not change as a result of the Arrangement. Upon completion of the Arrangement, Al Kassam, the President of Briyante, will join the management team of Imagis, such that the directors and executive officers of Imagis will be as follows:

Name, Jurisdiction of Residence	Position held with Imagis and Period a Director (1)(2)	Number of Voting Shares Beneficially Owned

Oliver "Buck" Revell	Chairman of the Board	42,000
Rowlett, Texas	(since January 31, 2000)

Iain Drummond	President, Chief Executive Officer	27,500
Vancouver, B.C	and Director (since February 12, 1999)

Deepak Chopra	Director	Nil	(3)
Hawthorne, California	(since July 9, 2002)

Robert Gordon	Director	Nil
Toronto, Ontario	(since February 15, 2000)

Altaf Nazerali	Director	463,500	(4)
North Vancouver, B.C	(since May 28, 1998)

Treyton L. Thomas	Director	Nil
Boston, Massachusetts	(since July 9, 2002)

Roy Davidson Trivett	Director	116,800	(5)
Surrey, B.C	(since March 4, 2002)

Andrew Amanovich	Chief Technology Officer	10,300	(6)
Granthams Lodge, B.C

Rory Godinho	Secretary	318,834
West Vancouver, B.C

Name, Jurisdiction of Residence	Position held with Imagis and Period a Director (1)(2)	Number of Voting Shares Beneficially Owned

Al Kassam Surrey, B.C.	Vice President, Software Architecture	Nil	(7)

Tim Ruggles Seattle, Washington	Vice President, Business Development		Nil

Wayne Smith Vancouver, B.C	Chief Financial Officer		Nil

_________________

(1)

Each board member is elected annually and holds office until the next annual meeting of shareholders or until his or her successor has been elected or appointed, unless his or her office is earlier vacated in accordance with the articles of Imagis. Officers serve at the discretion of its Board and are appointed annually.

(2)	Certain of Imagis' directors and officers are also directors or officers of other issuers. See "--Risk Factors".

(3)	Deepak Chopra is the Chairman and CEO of OSI Systems, which owns 1,166,667 Imagis Common Shares.

(4)	Includes 146,000 Imagis Common Shares held by International Portfolio Management Inc. of which Altaf Nazerali is the sole shareholder and President.

(5)	Includes 45,000 Imagis Common Shares held by Trivett Holdings Ltd. of which Roy Davidson Trivett is the President.

(6)	Andy Amanovich jointly owns Pacific Cascade Consultants Ltd. with former Imagis director, Fred Clark. See "Principal Shareholders".

(7)

Al Kassam, a director of Briyante, will be appointed a director of Imagis and acquire 377,143 Imagis Common Shares on completion of the Arrangement which will include 85,714 Imagis Common Shares owned by a trust for which Al Kassam acts as a trustee but does not include 85,714 Imagis Common Shares owned by Mary Kassam, the spouse of Al Kassam.

        Information as to the place of residence, principal occupation and number of voting securities held has been provided to Imagis by the respective director or officer. In addition to the voting securities held, directors and officers of Imagis also hold options and other convertible securities to acquire common shares of Imagis . See “— Share Capital”.

        Imagis intends to appoint a Vice-President of Technology and Development in 2003 after the completion of the Arrangement and upon completion of a financing.

        Except for Mr. Chopra, who was designated as a nominee to Imagis’ Board by OSI Systems pursuant to an agreement between OSI Systems and Imagis, none of its directors or executive officers are parties to any arrangement or understanding with any other person with respect to their appointment as a director or officer of Imagis. None of its directors or executive officers has any family relationship with any other officer or director.

        The following are brief biographies of the directors and officers of Imagis:

        Oliver “Buck” Revell was appointed as Imagis’ Chairman of the board of directors on January 31, 2000. From September 1994 until the present, Mr. Revell has served on a number of Presidential and Vice Presidential task forces, including as Vice-Chairman of the Interagency Group for Counter-Intelligence and as a member of both the National Foreign Intelligence Board and the Terrorist Crisis Management Committee of the National Security Council. Previously, Mr. Revell served for over 30 years in the United States Federal Bureau of Investigation, and during his career advanced to the position of Associate Deputy Director. Mr. Revell is a life member of the International Association of Chiefs of Police, and the founding Chairman of its Committee on Terrorism. Mr. Revell is President of the Law Enforcement Television Network and also serves as Chairman of the Greater Dallas Crime Commission.

        Iain Drummond has served as a director of Imagis since February 12, 1999 and as President and Chief Executive Officer since February 23, 1999. Mr. Drummond has also served as President and Chief Executive Officer of Imagis Cascade Technologies Inc. since September 1, 1998. Mr. Drummond has extensive management experience in the high-tech industry. From 1990 to September 1998, Mr. Drummond served as the Vice-President, Strategic Partnerships with Alis Technologies in Montreal, a provider of integrated language-handling technologies and translation solutions, where he established the international sales network for its language translation software products. Previously, from 1988 to 1990, Mr. Drummond was President of Clan Technologies, a developer and marketer of executive information systems. Prior to that, from 1966 to 1988, he worked with International Computers Limited, a supplier of integrated computer systems, including serving as President for ICL Canada, a wholly owned subsidiary of International Computers Limited, which was focused on selling integrated computer systems to large retailers. Mr. Drummond was awarded a scholarship to study mechanical engineering at Glasgow University in Scotland.

        Deepak Chopra has been a director of Imagis since July 8, 2002. Mr. Chopra is Chairman and CEO of OSI Systems. Mr. Chopra has served as OSI’s Chief Executive Officer and Director of OSI Systems since OSI Systems’ inception in May 1987, and has served as OSI Systems’ Chairman of the Board since February 1992. From 1976 to 1987, Mr. Chopra held various positions with ILC Technology, Inc. a publicly-held manufacturer of lighting products, including serving as Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of ILC’s United Detector Technology Division, which was later acquired by OSI Systems in 1990. Mr. Chopra has also held various positions at Intel Corporation, TRW Semiconductors and RCA Semiconductors. Mr. Chopra holds a B.S. in Electronics and a M.S. in Semiconductor Electronics.

        Robert Gordon has served as a director of Imagis since February 15, 2000. Mr. Gordon has also served as the Chief Executive Officer and a director of Platform Computing Inc. since August 2001. From November 2000 to August 2001 Mr. Gordon was a technology venture capitalist in Europe. Previously, from September 1991 through November 2000, Mr. Gordon served initially as President and Chief Executive Officer of Oracle Canada and then as Senior Vice President of Oracle Corporation for Europe, Middle East and Africa. Before joining Oracle, Mr. Gordon held senior management positions at IBM, Nortel and Bell Atlantic. He is a past Chair of the Information Technology Association of Canada. Mr. Gordon holds a degree in engineering science from Université Laval and the Advanced Management Program of Duke University.

        Altaf Nazerali has served as a director of Imagis since July 7, 1998. Mr. Nazerali also served as President and Chief Executive Officer of Imagis from July 7, 1998 through February 23, 1999. In addition, Mr. Nazerali also serves in the following capacities of other public companies: (a) Chief Executive Officer (November 1995 to present), President and a director (each October 1995 to present) of Multivision Communications Corp., the operator of MMDS TV systems in Bolivia; (b) President and Chief Executive Officer (October 1997 to May 2001) and Chairman of the board of directors (October 1997 to present) of Intacta Technologies Inc. (formerly, InfoImaging Technologies Inc.), a software technology company. Mr. Nazerali is also President of International Portfolio Management. From November 1994 through October 1995, Mr. Nazerali served as Chief Executive Officer and President of Canbras Communications Corp., an operator of pay television and telephone systems in Brazil. Mr. Nazerali holds a Bachelor of Arts and an M.B.A. from Columbia University.

        Treyton L. Thomas was appointed as a director of Imagis on July 9, 2002. Mr. Thomas founded the investment firm Pembridge Group in 1995 and serves as its Chairman. Prior to founding Pembridge, he spent eleven years in investment banking. Mr. Thomas graduated cum laude with a Bachelor of Liberal Arts from Harvard University with a concentration in Natural Sciences, and an optional field-of-study in Computer Science. He graduated tied for first in his class and was the recipient of both the Dean’s Academic Achievement Award, and the Phelps Award, which is the highest academic award given to three graduates each year based on academic achievement and character. Mr. Thomas completed the Advanced Management Program of the Harvard Business School.

        Roy Davidson Trivett was appointed as a director of Imagis on March 4, 2002. Mr. Trivett has been the President of Trivett Holdings Ltd. since August 1994 and the President and a director of Silicon Slopes Capital Corp. since October 1998. From June 1986 through July 1994, Mr. Trivett served as President of Architel Systems Corp. Mr. Trivett served as a director of Architel from April 1996 through June 2000. Mr. Trivett currently serves as a director of Softcare EC Inc. and has served as a director of OCS Technologies Inc. (October 1996 to January 1997); and (d) DBA Telecom Corporation (April 1998 to June 1999). Mr. Trivett holds Bachelor and Masters degrees in engineering from Carleton University in Canada.

        Andrew Amanovich has served as Imagis’ Chief Technology Officer since February 23, 1999. Since 1989, Mr. Amanovich has been employed by and is currently the President of Pacific Cascade Consultants Ltd., a consulting service company and principal shareholder of Imagis, which is engaged in forestry mapping and surveys. At Pacific Cascade, Mr. Amanovich developed computer simulation models for forest visualization modeling and was involved in forest engineering, geotechnical engineering, digital mapping and technology and software development. Mr. Amanovich holds a Bachelor of Science degree from the University of British Columbia.

        Rory Godinho has served as a director of Imagis from July 7, 1998 to July 9, 2001 and as corporate secretary from December 2001. In addition Mr. Godinho serves as the secretary of Neuer Kapital Corp (July 1996 to present). Mr. Godinho is a practising securities lawyer who frequently lectures on securities law for the Continuing Legal Education Society of B.C. He has served as a member of several securities advisory committees, elected by members of the securities subsection of the Canadian Bar Association and has provided input on securities rules, policies and legislation to the TSX-V.

        Al Kassam will be appointed as Vice President, Software Architecture upon completion of the Arrangement. Mr. Kassam was a co-founder, a principal and the Managing Partner of Benchmark Technologies Inc., an IT consulting firm principally engaged in the development of custom software for the exchange of B2B data exchange. Mr. Kassam holds a Bachelor of Science from Simon Fraser University and a Masters of Business Administration from the University of British Columbia. In addition, he is a Microsoft Certified Professional. Mr Kassam worked from October, 2001 to the present with Briyante (as President, Chief Executive Officer and Director). Mr. Kassam worked from February, 1996 to October, 2001 with Benchmark (as Managing Partner), from July, 1992 to February, 1996 with Minerva Technology Inc. (software consulting) (first as Senior Consultant and then as Assistant Branch Manager), from January 1990 to June 1992 with Westech Information Systems (software consulting) (as Senior Consultant) and from 1988 to 1990 with Computer Associates International (software vendor).

        Tim Ruggles has served as Vice President, Product Development & Services of Imagis since January, 2003. Mr. Ruggles worked from September 2000 to January 2002 with Expression Array Technology, a software firm specializing in image processing and feature analysis software (as President and CEO). Mr. Ruggles worked from August 1996 to September 2000 with SAGEM Morpho, Inc., a large-scale automated fingerprint identification systems provider for local, state, and federal government agencies (as the Senior Vice President, Business Development). Mr. Ruggles has also worked from September 1990 to August 1996 with the Avionics and Surveillance Group of TRW, Inc. (as a Program Manager). Mr. Ruggles was the co-founder of and worked from July 1985 to September 1990 with MORPHO Systems Inc., a predecessor company to SAGEM Morpho (as a senior executive) and was co-founder of and worked from June 1979 to July 1985 with Applied Systems Technology, Inc., a government-focused consulting group (as Vice President). Mr. Ruggles holds a Juris Doctorate from the William Mitchell School of Law as well as a Bachelor of Science from the University of Minnesota.

        Wayne Smith has been an employee since May 2002 and has served as Imagis’ Chief Financial Officer since September 1, 2002. Since 1997, Mr. Smith has also been a partner of TelePartners Consulting Inc., a consulting services company which provides management and financial consulting services, primarily in the call center and help desk areas. From May 2002 to September 2002, Mr. Smith served as comptroller of International Portfolio Management. From October 2001 to May 2002, Mr. Smith was risk management advisor of Peter Reimer & Associates and, from 1997 to July 2001, Mr. Smith was Audit Senior of Amisano Hanson Chartered Accountants. Mr. Smith holds a Chartered Accountants designation in Canada.

Board Committees

        Imagis has established an audit committee which is currently comprised of Robert Gordon, Treyton L. Thomas and Roy Davidson Trivett. The audit committee recommends independent accountants to audit Imagis’ financial statements, discusses the scope and results of the audit with the independent accountants, reviews its interim and year-end operating results with its executive officers and independent accountants, considers the adequacy of the internal accounting controls, considers its audit procedures and reviews the non-audit services to be performed by the independent accountants.

Corporate Cease-Trade Orders or Bankruptcies

        During the 10 years preceding the date of this Information Circular, no director, officer or promoter, other member of management or a shareholder holding a sufficient number of securities of Imagis to affect materially the control of Imagis has, to the knowledge of Imagis, been a director, officer or promoter of another issuer which, while such individual was acting in that capacity:

•	was the subject of a cease trade or similar order or an order that denied such other issuer access to any statutory exemptions for a period of more than 30 consecutive days; or

•

was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of such person.

Penalties or Sanctions

        No director, officer, promoter, other member of management or a shareholder holding a sufficient number of securities of the issuer to affect materially the control of Imagis has, to the knowledge of the Imagis, been subject to any penalties or sanctions imposed by a court or securities regulatory authority relating to trading in securities, promotion or management of a publicly traded issuer, or theft or fraud.

Individual Bankruptcies

        During the 10 years preceding the date of this Information Circular, no director, officer, promoter, other member of management of Imagis, a shareholder holding sufficient securities of the issuer to affect materially the control of Imagis, or a personal holding company of any such persons has, to the knowledge of Imagis, been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Executive Compensation

        The following table sets forth compensation paid to the President and Chief Executive Officer of Imagis, and one other executive officer whose compensation exceeded $100,000 for the years indicated. No other executive officer received compensation in excess of $100,000 during 2002.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Securities Underlying Options/SARs(#)
Iain Drummond	2002	153,166	25,000	(1)	8,800	300,000
President and Chief	2001	144,000	N/A		9,600	100,000
Executive Officer	2000	143,667	N/A		9,600	N/A

Andrew Amanovich	2002	129,000	N/A		N/A	N/A
Chief Technology	2001	110,000	N/A		N/A	160,000
Officer	2000	95,000	N/A		N/A	15,000

_________________

(1)	Mr. Drummond was issued 20,000 common shares at a deemed price of $1.25 based upon the closing price of Imagis Shares as of the date of board authorization.

        Certain members of the senior management of Imagis joined the company part way through 2002. If these persons had been members of Imagis’ senior management for the entire year, two additional persons, Wayne Smith and Tim Ruggles, would qualify as “named executive officers”. The annual compensation payable to these individuals is $125,000 to Mr. Smith and US$90,000 to Mr. Ruggles.

Option Grants in Last Fiscal Year

        The following table sets forth stock options grants to Imagis’ Chief Executive Officer and the other named executive officer during the year ended December 31, 2002:

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent Of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Price of Base Price ($/Sh)	Expiration Date

Iain Drummond	300,000	20.7%	$1.50	August 31, 2007

Andrew Amanovich	--	--	--	--

Options/SARs Exercised in Last Fiscal Year

        The following table sets forth for Imagis’ Chief Executive Officer and its other named executive officer, the number of shares acquired upon exercise of stock options during the year ended December 31, 2002 and the number and value of unexercised stock options held as of December 31, 2002:

Aggregated Option/Exercises In Fiscal Year 2002 and Fiscal Year-End
Option/Values

			Number of Securiites Underlying Unexercised Option/SARs at Fiscal Year-End (#)		Value of Unexercised In-The- Money Option/SARs at Fiscal Year End($)(1)
Name	Shares Acquired On Exercise (#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Iain Drummond	--	--	166,667	233,333	$32,000	$16,000

Andrew Amanovich	46,500	71,420(1)	119,667	53,333	$57,440	$25,600

_________________

(1)	The value of exercised and unexercised in-the-money options is based upon the closing price of Imagis' Common Shares on the TSX-V at such relevant time less the exercise price per share.

Compensation of Directors

        Except as disclosed herein, during the most recently completed financial year ended December 31, 2002, there was no cash compensation paid by Imagis to its directors for their services and there are no standard arrangements for any such compensation to be paid to members of Imagis’ board of directors other than reimbursement for expenses incurred in connection with their services as directors.

        Four directors of Imagis have received consulting fees for work done outside of their duties as directors of Imagis. Mr. Revell has a consulting agreement with Imagis that provides for annual payments of US$100,000. Mr. Nazerali has a consulting agreement (effective October 1, 2002) that provides for annual payments of $150,000. See also “— Interest of Management and Others in Material Transactions”. Messrs. Thomas and Trivett were paid $9,233 and $10,000, respectively, in consulting fees for the nine months ended September 30, 2002.

Employment Agreements

        Imagis has employment agreements with senior officers Andrew Amanovich, Iain Drummond and Wayne Smith. The employment agreements, except that of Iain Drummond, contain termination provisions which provide that Imagis may terminate employment without cause upon certain notice requirements or payment-in-lieu. For Andrew Amanovich, notice must be given upon two, four, six or eight weeks notice, if given during the first, second, third or post-third year of employment, respectively. For Wayne Smith, notice must be given upon 1 month, 3 months or 6 months notice, if given during the first, third or sixth month of employment. Imagis may terminate for cause at any time without notice of liability for any severance, benefits or any other obligation. Causes for termination include material breach of the employment agreement, failure to perform duties or comply with company policy or any dishonest act or breach of fiduciary duties owed to Imagis. Imagis will also enter into an employment agreement with Al Kassam and may enter into additional agreements with various directors and officers of Briyante upon completion of the Arrangement. See “Interest of Certain Persons in Matters to be Acted Upon.”

Share Capital

Common Shares

        Imagis is authorized to issue 100,000,000 common shares with no par value. As of January 31, 2003, there were 20,383,371 common shares outstanding.

        The holders of common shares are entitled to dividends in cash, property or shares as and when declared by the board of directors out of funds legally available therefor, to one vote per share at meetings of securityholders of Imagis and, upon liquidation, to receive such assets of Imagis as are distributable to the holders of the shares. Upon any liquidation, dissolution or winding up of the business of Imagis, the remaining assets of Imagis, if any, after payment or provision for payment of all debts, obligations or liabilities of Imagis, shall be distributed to the holders of shares. There are no pre-emptive rights or conversion rights attached to the shares. There are also no redemption or purchase for cancellation or surrender provisions, sinking or purchase fund provisions, or any provisions as to modification, amendment or variation of any such rights or provisions attached to the shares of Imagis.

Options

        To provide incentive to directors, officers, employees, management and others who provide services to Imagis to act in its best interest, Imagis adopted a stock option plan. The Imagis stock option plan is administered by its board of directors. The directors choose employees, officers, directors and consultants who may be granted options and determine the number of Imagis Common Shares in respect of which options are to be granted and its corresponding exercise price. The options vest with respect to 33%, 33% and 34% on the date of grant and the first and second anniversaries of the grant date, respectively. The aggregate number of Imagis Common Shares which may be reserved for issue to any one person under the stock option plan may not exceed 5% of the total number of outstanding Imagis Common Shares on a non-diluted basis. The Imagis stock option plan provides that the exercise price of an option granted must not be less than the closing sale price less a stipulated discounted price of Imagis Common Shares on the TSX-V on the business day immediately preceding the date of grant. The total number of Imagis Common Shares permitted to be issued under the plan is 3,731,748.

        As set out in the following table, as of January 31, 2003 there are options to purchase 2,971,050 Imagis Common Shares issued and outstanding:

Holders	Number of Shares under Option	Price per Share	Expiry Date
Directors only	1,095,000	$0.30 - $2.35	July 6, 2003 - July 31, 2007
Executive Officers	823,000	$1.00 - $2.35	January 19, 2003 - October 31, 2007
Employees	640,733	$1.00 - $2.35	February 25, 2004 -
Consultants	412,317	$0.30 - $2.97	July 6, 2003 - May 15, 2007

        Pursuant to the terms of the Arrangement Agreement, Imagis will issue options to purchase an aggregate of 388,571 Imagis Common Shares in exchange for all outstanding Briyante stock options. See “The Arrangement – Option Exchange Agreements”.

Warrants

        As of January 31, 2003, Imagis had the following warrants outstanding:

•	warrants to purchase 133, 334 Common Shares with an exercise price of Cdn. $1.25 expiring on February 23, 2003;

•	warrants to purchase 235,833 Common Shares with an exercise price of Cdn. $1.81 expiring on March 9, 2003;

•	warrants to purchase 50,000 Common Shares with an exercise price of Cdn. $2.20 expiring on January 18, 2004;

•	warrants to purchase 291,667 Common Shares with an exercise price of Cdn. $2.28 expiring on July 24, 2004; and

•	warrants to purchase 105,000 Common Shares with an exercise price of Cdn. $2.84 expiring on July 24, 2004.

Prior Sales

        From January 1, 2002 to January 31, 2003, Imagis has not sold any common shares other than 1,166,667 common shares sold to OSI Systems at a price of US$1.50 (see “—Marketing and Sales”), a total of 407,615 common shares issued on the exercise of stock options at price ranges between $0.30 and $2.97 per share, a total of 894,776 common shares issued on the exercise of share purchase warrants at price ranges between $1.10 and $2.55 per share. During the same period, Imagis issued a total of 67,500 common shares for non-cash consideration for certain loan guarantees, executive compensation and consulting agreements.

Risk Factors

        In addition to other information contained in this Information Circular, shareholders of Briyante should carefully consider the following factors in evaluating Briyante and its business before approving the Arrangement.

Because of Imagis’ limited operating history it will be difficult for an investor to evaluate its business prospects and future operating results.

        Imagis was incorporated in March 1998 and commenced operations in February 1999. Consequently Imagis has a limited operating history upon which an evaluation of its business and prospects can be based. Moreover, in view of the rapidly evolving nature of the advanced security business and its intended expansion of marketing and research and development efforts, Imagis believes that period-to-period comparisons of its financial results are not necessarily an indication of future performance. Imagis faces many of the risks, expenses, delays, problems and uncertainties encountered by early-stage companies in rapidly evolving markets.

Imagis’ independent auditors have expressed doubt about its ability to continue as a going concern.

        In their report on Imagis’ consolidated financial statements for the year ended December 31, 2001, its independent auditors have included an additional comment that indicates the financial statements are affected by conditions and events that cast substantial doubt on its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Implementing the Arrangement may not generate any of the benefits that Imagis expects.

        The acquisition of Briyante is speculative. Much of the value of Briyante is intellectual property, which is subject to a number of risks and the products based upon that intellectual property are not offered commercially. See “— Intellectual Property Rights”. Whether the acquisition of Briyante under the Arrangement proves beneficial to Imagis will depend in large part on whether Briyante’s JIS Server becomes a commercially viable product. Imagis has not made an acquisition similar to the proposed acquisition of Briyante and there can be no assurance that Imagis will be able to successfully integrate the Briyante business plan with that of Imagis, or that Imagis will be able to successfully integrate the operations of Briyante in a timely and cost-effective manner. The acquisition of Briyante will increase the losses and cash expenditures of Imagis over the next few years. See “— Liquidity and Capital Resources”.

Imagis has incurred losses since inception and may not achieve profitability.

        Imagis has incurred net losses of approximately $3.0 million in each of the years ended December 31, 2001 and 2000. Imagis has an accumulated deficit of $14,631,377 as of September 30, 2002 and Imagis is continuing to incur losses through the date of this Information Circular. Imagis has increased its operating expenses in recent periods and it expects to increase its operating expenses to expand its sales and marketing operations, fund greater levels of research and development, broaden its customer support capabilities and increase its administration resources. These increased costs may result in even greater losses in the future unless Imagis is able to generate significantly greater revenues than it has to date. It may not be able to achieve profitability.

Imagis may require additional financing to fund its operations which may not be available to it.

        Imagis’ revenue is not sufficient to finance the operating expenses and capital requirements after the Arrangement through to the end of 2003. Accordingly, Imagis will require additional financing to fund its capital requirements and operating activities. Failure to obtain adequate financing when needed could result in significant delays in development of new products and a substantial curtailment of its operations.

Any inability to enhance Imagis’ existing products or introduce new products or applications in a timely, cost effective manner, could adversely affect its ability to complete and expand its markets.

        Imagis’ success will depend upon its ability to enhance its current products both as stand-alone modules and for installation in end-user applications on a timely and cost-effective basis as well as its ability to develop new products or applications that meet changing market conditions, customer needs, new competitive product offerings and enhanced technology which may otherwise render its current product offering obsolete. If Imagis is unable to anticipate or adequately respond on a timely or cost-effective basis to develop new software products and enhancements to existing products, its business, financial condition, operating results could be materially adversely affected.

The lengthy sales cycle for Imagis’ products may require it to expend significant capital in advance of sales thereby affecting its cash flow and financial condition.

        The purchase of Imagis’ computerized arrest and booking system, CABS, is an enterprise-wide decision in most cases requiring the approval of a government and agency, which can be a time-intensive process. Additionally, due to the significant commitment of capital required to purchase a system, potential customers tend to deliberate in making acquisition decisions. Consequently, these products generally have a lengthy sales cycle ranging from three to nine months. As a result, Imagis is required to engage in sales efforts over an extended period of time and expend significant sums in educating and informing prospective customers regarding the benefits of the CABS system. As a result, the loss or continuing delay of a large contract could have a material adverse effect on Imagis’ quarterly financial condition, operating results and cash flows. Moreover, failure to successfully complete a sale after expending substantial time and monetary and other resources to solicit a customer could adversely affect its operating results.

Because a small number of business partners comprise a substantial portion of Imagis’ sales, the loss of any significant partner could have a material adverse effect on its revenues, operating results and financial condition.

        The loss of any one or more of Imagis’ largest business partners, significant changes in product requirements or delays of significant orders could have a material adverse effect upon its revenues, operating results and financial condition. Historically, a limited number of partners have accounted for a substantial portion of its revenues. Four partners accounted for approximately 50% and 60% of Imagis’ revenues for the years ended December 31, 2000 and 2001, including Orion Scientific Systems, which accounted for 51% and 45% of its revenues during these years. Additionally, 3 customers accounted for approximately 74% of its revenues for the nine months ended September 30, 2002. Until Imagis is able to diversify and expand its customer base, it will depend significantly upon the timing and continue to derive a substantial portion of its revenues from a limited number of partners.

The success of Imagis’ marketing strategy depend upon the efforts of third parties for the marketing, sale and distribution of its products.

        Imagis has limited financial, personnel and other resources. Imagis’ products are marketed by its business partners in accordance with existing agreements that are nonexclusive and may be terminated by either party without cause. The efforts of these third parties are not within Imagis’ control, and they are not obligated to purchase its products. Its existing business partners may be unable or unwilling to continue to provide the level of services and technical support necessary to provide a complete solution to its customers or may emphasize their own or third-party products to the detriment of its products. The loss of any significant business partners, or their failure to perform under Imagis’ arrangements coupled with its inability to attract and retain new business partners with the technical, industry and application experience required to market its products successfully could have a material adverse effect on its ability to market its products.

        Additionally, Imagis offers its products and services to end-users through its third-party business partners, which act as project manager or systems integrator. As a result, Imagis is subject to delays, cost over-runs or cancellations under the third party’s contract with the end user which, in turn, could result in a delay, cost over-run or cancellation of its contract with its business partner. The failure of a third party to supply its products and services or perform its obligations to the end user in a timely manner could have a material adverse effect on its operations and financial condition.

If third parties obtain unauthorized access to Imagis’ intellectual property, Imagis could lose the competitive advantage it provides.

        Despite Imagis’ efforts to protect its intellectual property rights, unauthorized third-parties, including competitors, may be able to copy or reverse engineer certain portions of its software products, and use such copies to create competitive products. Imagis relies upon a combination of copyright and trade secret laws and non-disclosure and confidentiality agreements with each of its key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of its software, documentation and other proprietary information. The source code for Imagis’ products and technology are protected both as trade secrets and as unpublished copyrighted works. Policing the unauthorized use of software products, such as Imagis’, is difficult. As a result, it is unable to determine the extent to which there is unauthorized use of its software.

        The laws of certain countries in which Imagis’ products are sold or may be licensed may not provide as comprehensive protection of intellectual property rights as the laws of Canada and the United States. As a result, its products sold in those countries may be subject to a greater likelihood of unauthorized infringement by third parties.

Imagis may not have the resources necessary to defend an infringement claim against it.

        As a result of the complexity and advanced nature of security-based technology and the continued growth in the number of software developers in this industry, Imagis may be the subject of an infringement claim with respect to copyrights, trademarks, patents and other proprietary rights of others. Any claim, whether with or without merit, could result in costly litigation and the diversion of resources, or require Imagis to modify its products or enter into royalty or licensing agreements which may not be available on acceptable terms or at all. Imagis’ inability to successfully defend a product infringement claim could have a material adverse effect on its business operations and financial condition.

Imagis’ international operations subject it to exchange rate fluctuations, which could adversely affect its operating results.

        Since Imagis’ financial statements are prepared in Canadian dollars, results from operations outside Canada reported in the financial statements must be restated into Canadian dollars utilizing the appropriate foreign currency exchange rate, thereby subjecting its results to the impact of currency and exchange rate fluctuations. Additionally, to the extent Imagis does business outside of Canada, it is subject to foreign exchange risks such as fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. Imagis does not currently engage in hedging activities or enter into foreign currency contracts in an attempt to reduce its exposure to foreign exchange risks.

International sales and foreign operations subject Imagis to various risks which could adversely affect its operations.

        Imagis’ products are marketed and sold internationally, and it maintains foreign offices in the United Kingdom and Australia. As a result, it may be subject to increased credit and collection risks, tariffs and duties, trade restrictions and international political, regulatory and economic developments, all of which could adversely affect its future operating results. Any of these developments could interrupt its operations and could have a significant impact on its ability to deliver products.

Because of the complexity of Imagis’ software, its new product introductions and product enhancements may contain undetected defects which could adversely affect market acceptance and consumer perception of its products.

        Software products as complex as Imagis’ may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Imagis regularly introduces new versions of its software. Despite testing of a product by Imagis and its customers, defects and errors may be found to exist after commencement of commercial shipments. Any defects or errors could result in adverse consumer perception, negative publicity regarding Imagis and its products, harm to its reputation, loss or delay in market acceptance or require Imagis to modify the product, any of which could have a material adverse effect upon its business and financial condition.

Imagis may be subject to product liability claims if its products fail to perform their functions or cause damage to its customers’ networks.

        Because Imagis’ products are used for enterprise-wide or critical functions, Imagis may be subject to product liability claims. Imagis does not maintain product liability insurance, and consequently a successful product liability claim brought against it or a third-party that Imagis is required to indemnify, could result in substantial monetary damages, loss of a customer and/or harm to it and its products’ reputation.

As certain directors of Imagis are involved in other business activities, they may not be able to devote sufficient time to its affairs.

        Certain directors of Imagis serve as directors or officers of other companies, some of which are publicly traded. While Imagis believes that its directors will devote adequate time to fulfill their duties as directors, their other positions may interfere with the amount of time they may allocate to Imagis and may result in certain conflicts arising.

The trading price of Imagis’ common shares has been and is likely to continue to be volatile.

        The trading price of Imagis’ common shares is subject to significant volatility, which is due in part to the lack of liquidity for its shares. This lack of liquidity is likely to continue for the foreseeable future.

        Disclosures of Imagis’ operating results, the gain or loss of significant orders, announcements of technological innovations, by Imagis or its competitors and general conditions in the securities market unrelated to its operating performance may cause the market price of common stock to change significantly over short periods of time. In addition, sales of shares under this prospectus may have a depressive effect on the market price of Imagis’ common shares.

Imagis’ common shares are subject to the SEC’s penny stock rules which can affect the market liquidity and the ability of its shareholders to sell their shares.

        At any time while Imagis’ common shares are not listed on the Nasdaq National or SmallCap markets or a national securities exchange and the trading price of its common shares are below $5.00 per share, trading in its common shares will be subject to the SEC’s penny stock rules, which severely limit the market liquidity of its common shares and the ability of its shareholders to sell their shares. As a result, shareholders and purchasers of Imagis’ common shares could find it more difficult to dispose of, or obtain accurate quotations as to the market value of its common shares.

Because a few stockholders, including some of Imagis’ officers and directors, hold a large percentage of its outstanding common shares, they exert significant influence over its business and affairs.

        A limited number of Imagis’ officers, directors and principal stockholders beneficially own a significant portion of its outstanding common shares. While these shareholders do not hold a majority of its outstanding common shares, they are able to exercise significant influence over matters requiring shareholder approval, including the election of directors and the approval of mergers, consolidations and sales of Imagis’ assets. This may prevent or discourage tender offers for its common shares and a potential change in control of its company.

If Imagis is deemed to be a passive foreign investment company, U.S. holders of its common shares could become subject to additional taxes.

        Imagis does not believe that it is, for U.S. federal tax purposes, a passive foreign investment company, and it expects to continue to conduct its operations in a manner that it will not be a passive foreign investment company. If, however, Imagis is or does become a passive foreign investment company, U.S. holders could be subject to additional U.S. federal income taxes on distributions or gains with respect to the common shares, plus an interest charge on taxes treated as having been deferred by the U.S. holder under the passive foreign investment company rules.

Interest of Management and Others in Material Transactions

        Except as set out herein, Imagis has not entered into a transaction with any of its directors, officers, principal shareholders or their associates or affiliates over the last three years, that has or will materially affect Imagis.

        Imagis paid administration expenses in the amount of $572,638 and $484,255 during the years ended December 31, 2000 and 2001, and $233,550 for the nine months ended September 30, 2002, to International Portfolio Management Inc. (“IPM”) for administration services provided to Imagis, which include rent, office overhead and personnel costs. Mr. Nazerali, one of Imagis’ directors, is also a director, officer and shareholder of IPM. In addition, during 2001, Imagis repaid $578,222 and $494,095 of payables owed to IPM and Pacific Cascade Consultants Ltd., a company jointly owned by Andrew Amanovich, the Chief Technology Officer of Imagis, and Fred Clark, a former director of Imagis, for similar administrative services rendered to Imagis before 2001.

        From October 2000 through August 2001 IPM made non-interest bearing advances to Imagis in the aggregate amount of $770,852, of which an aggregate of $620,852 was repaid. As of September 2001, the balance of $150,000 of unpaid advances was converted into the principal amount of an unsecured loan to Imagis with a one-year term and bearing interest at the annual rate of 10%. The loan was repaid in full during 2002 and 10,000 common shares of Imagis were issued to IPM as consideration for providing the unsecured loan.

Material Contracts

        Imagis has not, in the past two years before the date of this Information Circular, entered into any material contracts out of the ordinary course of business other than:

•	The License Agreement with Zixsys Inc. See “—Marketing and Sales”

•	The Product Development and Marketing Agreement with OSI Systems. See “—Marketing and Sales”

•	The Arrangement Agreement with Briyante. See “—The Arrangement Agreement”

•

Imagis has entered into a consulting contract dated February 8, 2002 with Typhoon Capital Consultants LLC (“Typhoon Capital”) to provide investor communications services. The contract calls for payments of US$15,000 per month plus expenses, has no specific termination date, and may be terminated by either party on 60 days written notice. Under the terms of the contract, Typhoon Capital was also granted an option to purchase up to 100,000 Imagis Common Shares at an exercise price of US$1.86 per share with gradual vesting provisions. As of January 1, 2003 all the options had vested.

        Briyante Shareholders may review copies of the material contracts at the offices of Imagis.

Legal Proceedings

        In September 2002 Imagis filed a Statement of Claim in British Columbia Supreme Court against Red Herring Publications Inc., and Christopher Byron, a freelance writer, relating to an article written by Byron and published by Red Herring which contained statements and innuendo that were false and defamatory to Imagis. The case is currently in process and no counterclaim has been filed.

Auditors and Transfer Agent

        Imagis’ auditors are KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, who have been Imagis’ auditors since December 10, 1998.

        The registrar and transfer agent for Imagis is CIBC Mellon Trust Company, Suite 1600, 1066 West Hastings Street, Vancouver, British Columbia.

GENERAL PROXY INFORMATION

Executive Compensation

        The information contained under this heading is provided in compliance with the requirements of Form 51-904F of the Rules promulgated pursuant to the Securities Act (British Columbia) and under equivalent provisions of the Securities Acts of all applicable jurisdictions.

        As at the financial year ended October 31, 2002, Briyante had only one “Named Executive Officer”, namely Al Kassam, its President and Chief Executive Officer.

Definitions

For the purpose of this section of the Information Circular:

        “CEO” of Briyante means an individual who served as chief executive officer of Briyante or acted in a similar capacity during the most recently completed financial year;

        “Executive officer” of Briyante for the financial year, means an individual who at any time during the year was,

(a) the chair of Briyante, if that individual performed the functions of the office on a full-time basis,

(b) a vice-chair of Briyante, if that individual performed the functions of the office on a full-time basis,

(c) the president of Briyante,

(d) a vice-president of Briyante in charge of a principal business unit, division or function such as sales, finance or production, or

(e) an officer of Briyante or any of its subsidiaries or any other person who performed a policy-making function in respect of Briyante; and

        “Named Executive Officers”means,

(a) each CEO, despite the amount of compensation of that individual;

(b) each of Briyante’s four most highly compensated executive officers, other than the CEO, who were serving as executive officers at the end of the most recently completed financial year, provided that disclosure is not required under Form 51-904F for an executive officer whose total salary and bonus, as determined does not exceed $100,000; and

(c) any additional individual for whom disclosure would have been provided under (b) above, but for the fact that the individual was not serving as an executive officer of Briyante at the end of the most recently completed financial year end.

Summary Compensation Of Named Executive Officers

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Ohter Annual Compensation ($)	Securities Under Options Granted(2) (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compensation ($)
Al Kassam	2002	108,000	nil	nil	256,000	nil	nil	nil
President, CEO	2001	9,000	nil	nil	nil	nil	nil	nil
& Director	2000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

_________________

(1)	Based on Briyante's financial year ended October 31.

(2)	Figures represent options granted during a particular year; see "Aggregated Option" table for the aggregate number of options outstanding at year-end.

(3)

Mr. Kassam was appointed President and Chief Executive Officer of Briyante on October 3, 2001. Accordingly, the amount for compensation paid in 2001 represents the period between October 3, 2001 to October 31, 2001.

Long-Term Incentive Plans Awards In Most Recently Completed Financial Year

        There were no long term incentive plan awards made to the Named Executive Officer during the most recently completed financial year.

Options/SAR Grants During the Most Recently Completed Financial Year

        The following table sets forth the details of all stock options to acquire securities of Briyante, and any stock appreciation rights, granted to the Named Executive Officer during the most recently completed financial year.

(Name) (a)	Securities Under Options/SARs Granted (#) (b)	% of Total Options/SARs Granted to Employees in Financial Year (c)	Exercise or Base Price ($/Security) (d)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security) (e)	Expiration Date (f)
Al Kassam	156,000	10.7	$0.50	$62,400	January 16, 2007
	100,000	6.8	$0.35	$34,000	September 26, 2007

(1)	Percentage of all options granted in the most recent fiscal year, including options granted and subsequently cancelled.

(2)	Calculated on the basis of the number of common shares subject to option multiplied by the last closing price of Briyante's common shares on the TSX-V before the date of grant.

Aggregated Option/SAR Exercises During the Most Recently Completed Financial Year and Financial Year-End Option/SAR Values

        The following table sets forth the aggregate option/SAR exercises by the Named Executive Officer during the most recently completed financial year, as well as the value of the options/SARs held by the Named Executive Officer as at the end of the most recently completed financial year.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options/SARs as at October 31, 2002 (#) Exercisable/ Unexercisable	Value of Unexercised in the-Money Options/SARs as at October 31, 2002(1) ($) Exercisable/ Unexercisable
Al Kassam	nil	n/a	85,333/170,667(2)	$1,667/$3,333

_________________

(1)	Based on the last closing price of Briyante's Common Shares on the TSX-V on or before October 31, 2002, being $0.40.

(2)	Upon completion of the Arrangement, all options will vest and be converted into options to acquire common shares of Imagis. See "Option Exchange Agreements".

Termination Of Employment, Change In Responsibilities And Employment Contracts

        During the financial year ended October 31, 2002, the Named Executive Officer had an employment contract providing for an annual salary of $108,000 and a one year severance upon termination.

Compensation Of Directors

        Except as otherwise disclosed herein, during the most recently completed financial year, there were no standard arrangements, or other arrangements in addition to or in lieu of standard arrangements, under which the directors of Briyante were compensated by Briyante or any subsidiary of Briyante for services in their capacity as directors (including any additional amounts payable for committee participation or special assignments) or for services as consultants or experts, other than the granting of stock options.

        During the financial year ended October 31, 2002, stock options to acquire 718,000 Briyante Common Shares were granted to the directors. During the financial year ended October 31, 2002, no stock options to acquire securities of Briyante or any subsidiary of Briyante were exercised by the directors. As at October 31, 2002, the directors (including the Named Executive Officer) held stock options to acquire an aggregate of 718,000 Briyante Common Shares.

        There are no arrangements for compensation with respect to the termination of the directors in the event of a change of control of Briyante.

Indebtedness Of Directors, Executive Officers And Senior Officers

        Other than “routine indebtedness” as defined in BC Form 54-901F of the British Columbia Securities Commission, none of:

(a) the directors, executive officers or senior officers of Briyante at any time since the beginning of the last financial year of Briyante;

(b) proposed nominees for election as a director of Briyante; or

(c) any associates or affiliates of the foregoing persons;

is or at any time since the beginning of the most recently completed financial year has been indebted to Briyante or any subsidiary of Briyante or is at any time since the beginning of the most recently completed financial year has been a person whose indebtedness is or has been the subject of a guarantee support agreement, letter of credit or other similar agreement or understanding provided by Briyante or any subsidiary of Briyante.

Interest Of Insiders In Material Transactions

        Except as disclosed herein or previously disclosed in an Information Circular, none of:

(a) the directors or senior officers of Briyante;

(b) no proposed nominee for election as a director of Briyante;

(c) any person holding 10% or more of the voting securities of any class of voting securities of Briyante; or

(d) any associate or affiliate of the foregoing persons,

has any material interest, direct or indirect, in any transaction since the beginning of the last financial year of Briyante or any proposed transaction which has materially affected or will materially affect Briyante or any subsidiary of Briyante.

Management Contracts

        Management functions of Briyante and any subsidiary of Briyante are not, to any substantial degree, performed by a person other than the directors of senior officers of Briyante and any subsidiary of Briyante.

OTHER MATTERS TO BE ACTED UPON

        At the time of the printing of this Information Circular, Briyante’s management is not aware of any other matters to be presented for action at the Meeting other than those referred to in the Notice. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote on same in accordance with the best judgment on such matters.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED at Vancouver, British Columbia, February 14, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) Sandra E. Buschau
Corporate Secretary

APPENDIX A

PLAN OF ARRANGEMENT

PART 1
INTERPRETATION

Definitions

1.1            In this Plan of Arrangement:

(a) “Arrangement” means the arrangement under Section 252 of the BCCA on the terms and conditions set forth in this Plan of Arrangement and any amendment or variation thereto made in accordance with the terms of the Arrangement Agreement;

(b) “Arrangement Agreement” means the arrangement agreement dated as of February 14, 2003 between Imagis and Briyante to which this Plan of Arrangement is attached as Schedule “A”, as the same may be amended from time to time;

(c) “BCCA” means the Company Act (British Columbia), R.S.B.C. 1996, c.62, as amended;

(d) “Briyante” means Briyante Software Corp.;

(e) “Briyante Meeting” means the annual general and special meeting of the holders of Briyante Shares and any adjournment thereof to be held to consider and, if deemed advisable, approve, among other things, the Arrangement and all other matters requiring approval pursuant to the terms and conditions of the Arrangement Agreement, or the Interim Order;

(f) “Briyante Shareholders” means, at any time, the registered holders of Briyante Shares, excluding Dissenting Shareholders as defined in section 5.5;

(g) “Briyante Shares” means the issued and outstanding common shares in the capital of Briyante;

(h) “Business Day” means any day which is not a Saturday, a Sunday or a day on which banks are not open for business in the relevant place;

(i) “Court” means the Supreme Court of British Columbia;

(j) “Dissent Right” has the meaning ascribed thereto in section 5.1;

(k) “Dissenting Shareholder” has the meaning ascribed thereto in section 5.5;

(l) “EffectiveDate” means the date on which the Effective Time falls;

(m) “Effective Time” means the point in time when a certified copy of the Final Order has been accepted for filing by the Registrar;

(n) “Exchange Ratio” has the meaning ascribed thereto in section 3.1

(o) “Final Order” means the final order of the Court made in connection with the approval of the Arrangement;

(p) “Imagis” means Imagis Technologies Inc.;

(q) “Imagis Shares” means the common shares in the capital of Imagis, as constituted on the date hereof;

(r) “Interim Order” means the interim order of the Court made in connection with the approval of the Arrangement, as the same may be amended, supplemented or varied by the Court;

(s) “Notice of Dissent” has the meaning ascribed thereto in section 5.2;

(t) “Plan of Arrangement” means this plan of arrangement, as amended and supplemented from time to time in accordance herewith, the terms of the Arrangement Agreement or any order of the Court;

(u) “Registrar” means the Registrar of Companies appointed under the BCCA; and

(v) “Transfer Agent” means Briyante’s registrar and transfer agent, CIBC Mellon Trust Company.

Headings and References

1.2            The division of this Plan of Arrangement into sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to sections are to sections of this Plan of Arrangement.

Numbers, etc.

1.3            Unless the context otherwise requires, words importing the singular number only will include the plural and vice versa; words importing the use of any gender will include all genders; and words importing person will include firms and corporations and vice versa.

Date of Any Action

1.4            In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action will be required to be taken on the next succeeding day which is a Business Day in such place.

PART 2
ARRANGEMENT AGREEMENT

Plan of Arrangement

2.1            This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Summary of the Arrangement

2.2            At the Effective Time, all Briyante Shareholders will exchange their Briyante Shares with Imagis for Imagis Shares, and will cease to be shareholders of Briyante and will become shareholders of Imagis.

PART 3
THE ARRANGEMENT

Exchange of Securities

3.1           On the Effective Date at the Effective Time, the following will occur and will be deemed to occur without any further authorization, act or formality:

(a) subject to Part 5, all of the outstanding Briyante Shares will be and will be deemed to be transferred to Imagis in exchange for Imagis Shares to be issued by Imagis on the basis of 0.28571 of an Imagis Share for each Briyante Share (the “Exchange Ratio”);

(b) each Briyante Shareholder will cease to be a holder of Briyante Shares and each such holder’s name will be removed from the register of members of Briyante;

(c) Imagis will allot and issue to each Briyante Shareholder that number of fully paid and non-assessable Imagis Shares as calculated on the basis set forth in section 3.1(a), and that holder will be added to the list of members of Imagis as the registered holder of such Imagis Shares; and

(d) no fractional Imagis Share will be issued pursuant to this Arrangement, and a Briyante Shareholder who would otherwise be entitled to a fractional share which is 0.5 or more will be issued one additional whole Imagis Share in lieu of such fractional share, but a fractional share which is less than 0.5 will be ignored.

PART 4
CERTIFICATES

Share Certificates

4.1            From the Effective Time, each share certificate evidencing one or more Briyante Shares will be deemed for all purposes to evidence only the right to receive a share certificate evidencing Imagis Shares issued under section 3.1(a).

Exchange Procedures

4.2           Imagis will forward to each former Briyante Shareholder, at the address of such shareholder as it appears on the appropriate register for such securities, a letter of transmittal and instructions for obtaining delivery of the certificate or certificates representing Imagis Shares allotted and issued to such holder pursuant to this Arrangement.

4.3            A Briyante Shareholder may take delivery of the certificate or certificates evidencing Imagis Shares allotted and issued to such former shareholder pursuant to this Arrangement by delivering to the Transfer Agent the certificates evidencing the Briyante Shares formerly held by the former Briyante

Shareholder, the letter of transmittal and such other documentation as the Transfer Agent may require, at the offices indicated in the letter of transmittal.

4.4            Upon receipt of such share certificates, letter of transmittal and other required documentation, certificates evidencing Imagis Shares issued to such Briyante Shareholder will be registered in such name or names and delivered to such address or addresses as such Briyante Shareholder may direct in such letter of transmittal as soon as reasonably practicable.

4.5            A former Briyante Shareholder will not be entitled to any interest, dividends, premium or other payment on or with respect to Briyante Shares other than Imagis Shares which such former shareholder is entitled to receive pursuant to the Plan of Arrangement.

4.6            A certificate formerly evidencing Briyante Shares to which section 3.1(a) applies which is not deposited with all other documents as provided in section 4.3 on or before the day which is 10 years after the Effective Date, will cease to evidence or represent any right or claim of any kind or nature, and Imagis Shares issued or transferred to the former registered holder of any such certificate will be deemed to be surrendered to Imagis together with all dividends and distributions thereon held for such registered holder and will be and remain the sole property of Imagis.

PART 5
RIGHTS OF DISSENT

Grant of Right of Dissent

5.1            Notwithstanding section 3.1(a), a holder of Briyante Shares may exercise a right of dissent (the “Dissent Rights”) pursuant to the provisions of the Interim Order and this Part 5.

Dissent Procedures

5.2            A holder of Briyante Shares who wishes to exercise his or her Dissent Rights must give written notice of his or her dissent (a “Notice of Dissent”) to Briyante by depositing such Notice of Dissent with Briyante, or mailing it to Briyante by registered mail, at its registered and records office at 1500 – 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7, Attention: President, or by personally serving it on any director or officer of Briyante, in all cases not later than 48 hours before the Briyante Meeting. To be valid, a Notice of Dissent must:

(a) state that the holder of Briyante Shares is exercising its Dissent Rights; and

(b) specify the number of Briyante Shares (which must not be less than all of the Briyante Shares held by such person) in respect of which such holder of Briyante Shares is exercising its Dissent Rights.

Right to Vote

5.3            The giving of a Notice of Dissent does not deprive a holder of Briyante Shares of its right to vote at the Briyante Meeting against the resolution approving the Arrangement. A vote against such resolution or the execution or exercise of a proxy does not constitute a Notice of Dissent.

Voting

5.4            A holder of Briyante Shares is not entitled to exercise a Dissent Rights with respect to any Briyante Shares if the shareholder votes (or instructs or is deemed, by submission of any incomplete proxy, to have instructed its proxyholder to vote) in favour of the resolution approving the Arrangement. A holder of Briyante Shares, however, may vote as proxy for a shareholder whose proxy requires an affirmative vote, without affecting his or her right to exercise the Dissent Rights.

Notice of Intention

5.5            If the resolution approving the Arrangement is passed, Briyante will give each holder of Briyante Shares that has delivered a valid Notice of Dissent (being the “Dissenting Shareholders”) prior notice of its intention to act (a “Notice of Intention to Act”) on such resolution.

Purchase of Shares

5.6            On receiving a Notice of Intention to Act in accordance with section 5.5, the Dissenting Shareholder is entitled to require Briyante to purchase all of the Briyante Shares in respect of which the Notice of Dissent was given.

Delivery of Shares

5.7            The Dissenting Shareholder may only exercise the right under section 5.6 by delivering to Briyante, at the address specified in section 5.2 within 14 days after Briyante gives the Notice of Intention to Act in accordance with section 5.5:

(a) a notice that he or she requires Briyante to purchase all the Briyante Shares referred to in section 5.6; and

(b) the share certificate(s) representing all the Briyante Shares referred to in section 5.6,

and thereupon the Dissenting Shareholder is bound to sell those Briyante Shares to Briyante and Briyante is bound to purchase them.

Price Paid for Shares

5.8            The price to be paid to the Dissenting Shareholder for his or her Briyante Shares will be their fair value as of the day before the date on which the resolution referred to in section 5.4 was passed and every Dissenting Shareholder who has complied with section 5.7 will be paid the same price.

Determination of Fair Value

5.9            The fair value of the Briyante Shares will be determined in accordance with the provisions of the BCCA.

Notice

5.10            Any notice required to be given by Briyante or a Dissenting Shareholder to the other in connection with the exercise of the Dissent Rights will be deemed to have been given and received, if delivered, on the day of delivery, or, if mailed, on the earlier of the date of receipt and the fifth business day after the day of mailing, or, if sent by telecopier or other similar form of transmission, the first business day after the date of transmittal.

Participation

5.11            A holder of Briyante Shares who:

(a) properly exercises the Dissent Rights by complying with all of the procedures (the “Dissent Procedures”) required to be complied with by a Dissenting Shareholder, will

(i) be bound by the provisions of this section 5.11;

(ii) be deemed not to have participated in the Arrangement;

(iii) as of the Effective Date, cease to have any right as a holder of Briyante Shares other than the right to be paid the fair value of the Briyante Shares by Briyante in accordance with the Dissent Procedures; or

(b) seeks to exercise the Dissent Rights, but

(i) who for any reason does not properly fulfill each of the Dissent Procedures required to be completed by a Dissenting Shareholder; or

(ii) subsequent to giving his or her Notice of Dissent acts inconsistently with such dissent;

will be deemed to have participated in the Arrangement on the same basis as each Briyante Shareholder and will be issued, as of the Effective Date, such Imagis Shares as it is entitled to on the basis determined in accordance with Part 3.

PART 6
MODIFICATION, AMENDMENT AND REVOCATION

Modification, Amendment and Revocation

6.1	Subject to the provisions of the Arrangement Agreement, Briyante, by resolution of its directors, may, without further authorization of the shareholders, from time to time before the Effective Date

(a) modify and amend the Arrangement (including, without limitation, any modification or amendment hereto which the Court may require) other than a modification or amendment that would adversely affect the rights of any shareholder of Briyante,

(b) extend the time for carrying out the terms hereof or for taking any step or proceeding hereunder, or (c) revoke the Arrangement.

(c) revoke the Arrangement.

APPENDIX B

SPECIAL RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The plan of arrangement (the “Plan of Arrangement”) under Section 252 of the Company Act (British Columbia) between Briyante Software Corp. (“Briyante”) and its securityholders, in the form set forth in Appendix A to the Information Circular (the “Circular”) of Briyante dated February 14, 2003, is hereby authorized, approved and agreed to.

2.

The directors of Briyante be and are hereby authorized, without further notice to or approval from the securityholders of Briyante, to: (i) amend the Plan of Arrangement to the extent permitted thereby; or (ii) decide not to proceed with the Plan of Arrangement at any time prior to the arrangement contemplated thereby becoming effective pursuant to the provisions of the Company Act (British Columbia).

3.

Any officer or director of Briyante be and is hereby authorized for and on behalf of Briyante (whether under its corporate seal or otherwise) to execute and deliver the Plan of Arrangement and all other documents and instruments and to take all such other actions as such officer or director may deem necessary or desirable in connection with the Arrangement and the matters authorized hereby, including all transactions required by the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such documents and other instruments or the taking of any such actions.

B-1

APPENDIX C

FAIRNESS OPINION

APPENDIX C

FAIRNESS OPINION

[CANACCORD CAPITAL LOGO]

INDEPENDENT THINKING

January 23, 2003

The Board of Directors of
Briyante Software Corp.
Suite 302 -1620 West 8th Avenue
Vancouver, B.C.
V6J IV4

To the Board of Directors:

Canaccord Capital Corporation (“Canaccord”, “we,” or other pronouns indicating Canaccord) understands that Briyante Software Corporation (‘Briyante”) is proposing to enter into an agreement (the “Definitive Agreement”) with respect to a transaction (the “Transaction”) whereby all issued and outstanding shares of Briyante will be acquired by Imagis Technologies Inc. (“Imagis”) for common shares of Imagis.

Under the terms of the Definitive Agreement, Imagis proposes to offer Briyante shareholders 1 common share of Imagis for each 3.5 common shares of Briyante that they hold (the “Exchange Ratio”). The calculation of the Exchange Ratio was made on the basis of Imagis having 19,375,875 common shares outstanding (24,179,919 on a fully diluted basis) and Briyante having 10,684,504 common shares outstanding (12,557,004 on a fully diluted basis).

We further understand that the board of directors of Briyante (the “Briyante Board”) has requested that a fairness opinion (the “Fairness Opinion”) be obtained with respect to whether the Transaction is fair, from a financial point of view, to the shareholders of Briyante. We also understand that a summary of the Fairness Opinion may be included in the information circular (the “Information Circular”) to be sent to the holders of common shares of Briyante (the “Briyante Shareholders”) in connection with the special meeting of Briyante Shareholders at which approval of the Transaction will be sought.

We consent, subject to the terms of our engagement agreement with Briyante, to the inclusion of the Fairness Opinion in the Information Circular and to the filing thereof with the applicable securities commissions or similar regulatory authorities.

Canaccord Capital Corporation Engagement

The Briyante Board engaged Canaccord, effective December 17, 2002, to prepare the Fairness Opinion.

Briyante has agreed to pay Canaccord a fee consistent with accepted industry practices for services of this nature. No portion of the compensation payable pursuant to this engagement is contingent on the approval or implementation of the proposed Transaction. The Briyante Board has acknowledged that Canaccord has not been engaged to and has not provided a formal valuation of Briyante. This letter is not to be construed, in whole or in part, as a formal valuation of Briyante.

CANACCORD CAPITAL CORPORATION P.O. BOX 10537 PACIFIC CENTRE 2200-609 GRANVILLE STREET VANCOUVER BC CANADA V7Y 1H2 TEL: 604-643-7300 FAX 604-643-7666 WEBSITE: WWW.CANACCORD.COM

MEMBER CIPF, ALL CANADIAN STOCK EXCHANGES AND THE INVESTMENT DEALER ASSOCIATION OF CANADA

[CANACCORD CAPITAL LOGO]

Relationship with Interested Parties

Canaccord is not an insider, associate or affiliate (as such terms are defined in the Securities Act (British Columbia)) of either Briyante or Imagis or their associates or affiliates (collectively the “Interested Parties”). Except as advisor to the Briyante Board, neither Canaccord nor any of its associates or affiliates is an advisor to any of the Interested Parties in respect of the Transaction. Canaccord therefore is independent of Briyante and Imagis for the purposes of the Fairness Opinion.

Canaccord acts as a trader and dealer, both as principal and agent, in all Canadian financial markets and, in such capacity, may have or in the future may have positions in the securities of the Interested Parties and, from time to time, may have executed and may in the future execute transactions on behalf of the Interested Parties or other clients for which it receives compensation. In addition, as an investment dealer, Canaccord conducts research on securities and may, in the ordinary course of business, be expected to provide research reports and investment advice to its clients on issues and investment matters including research and advice on one or more of the Interested Parties.

Otherwise as set forth herein, Canaccord does not have any agreements, commitments or understandings in respect of any future business involving any of the Interested Parties. However, Canaccord may, from time to time in the future, seek or be provided with assignments from one or more of the Interested Parties.

Credentials of Canaccord

Canaccord is Canada’s largest independently owned investment banking firm. Canaccord employs approximately 1,200 people and has offices in major Canadian centres and affiliated partners in Britain, France, the United States and Barbados. Canaccord provides a wide range of services including corporate finance, mergers and acquisitions, financial advisory services, institutional and retail equity sales and trading and investment research. Canaccord and its principals have prepared numerous valuations and fairness opinions and have participated in several transactions involving private and publicly traded companies.

The Fairness Opinion expressed herein is the opinion of Canaccord and the form and content hereof have been approved for release by a committee of its officers and directors, each of whom is experienced in the preparation of fairness opinions and merger, acquisition, divestiture and valuation matters.

Scope of Review

In preparing this Fairness Opinion, Canaccord reviewed and, where considered appropriate, relied upon the following with respect to Briyante:

a)	Unaudited interim reports for Briyante for the periods ended July 31, 2002; April 30, 2002; Jan 31.,2002;

b)	Audited financial statements for Briyante for the fiscal year ended October 31, 2001;

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c)	Unaudited interim reports for Plata Minerals Corporation (“Plata”) (the predecessor to Briyante) for the periods ended July 31, 2002; April 30, 2002; Jan 31, 2002;

d)	Audited financial statements for Plata for the fiscal year ended October 31, 2000, 1999, and 1998•

e)	Share capital structure, as of December, 2002, provided by Briyante on a basic and fully diluted basis;

f)	Briyante information circular dated March 1, 2002;

g)	Plata Minerals Corp. (to be renamed Briyante) amended exchange-offering Prospectus dated September 14, 2001;

h)	Press releases of Briyante;

i)	Discussion with members of the management team and the Briyante Board concerning their respective views of the current business operations, financial condition, results and prospects of Briyante;

j)	Internal financial forecasts, business plans and other supporting documentation prepared by the . management of Briyante;

k)	All material contracts and agreements of Briyante;

l)

A certificate of representation by the senior management of Briyante to Canaccord confirming that there are no material facts or circumstances relating to Briyante not disclosed to Canaccord, which would reasonably affect materially the Fairness Opinion.

m)	Certain publicly available information pertaining to the trading of, and the market for, the listed securities of comparable software companies that we believe to be useful in analyzing Briyante;

n)	Published commentary and information of a general nature relevant to the software industry; and,

o)

Such other financial, market, corporate and industry information, investigations and analyses, research and testing of assumptions as Canaccord considered necessary or appropriate in the circumstances.

Canaccord reviewed and, where considered appropriate, relied upon the following with respect to Imagis:

p)	Unaudited interim reports for Imagis for the periods ended September 30, 2002; June 30, 2002; and March 31, 2002;

q)	Audited financial statements for Imagis for the fiscal years ended December 31, 2001 and 2000;

r)	Press releases of Imagis;

[CANACCORD CAPITAL LOGO]

s)

Discussion with members of the management team and the board of directors of Imagis concerning their respective views on the current business operations, financial condition, results and prospects of Imagis;

t)	Certain publicly available information pertaining to the trading of, and the market for, the listed securities of comparable security companies that we believe to be useful in analyzing Imagis;

u)	Published commentary and information of a general nature relevant to the security industry; and,

v)

Such other financial, market, corporate and industry information, investigations and analyses, research and testing of assumptions as Canaccord considered necessary or appropriate in the circumstances.

Assumptions and Limitations

Pursuant to our engagement, and with the approval of the Briyante Board, Canaccord has relied upon and has assumed the completeness, accuracy and fait presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public and private sources or provided to it by Briyante and its respective subsidiaries, affiliates and advisors, or otherwise pursuant to our engagement. Canaccord has assumed that the financial estimates and projections provided to it by the management of Briyante represent their best estimates of the most probable results for Briyante for the periods presented herein and that such estimates and projections are justifiable.

The senior management of Briyante has represented to Canaccord, in certificates dated as at the date hereof, amongst other things, that the information, data and other material provided to Canaccord were at the date provided, complete, true and correct in all material respects and did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which such statements were made. The senior management of Briyante has represented to Canaccord that since the date that any information, data or other material was provided to Canaccord, except as disclosed in writing to us, to the best of their knowledge, information, and belief after reasonable inquiry there has been no material change, financial or- otherwise, in the business, operations or prospects of Briyante, or any of its subsidiaries not disclosed to Canaccord which would reasonably be expected to have a material effect on the Fairness Opinion. Further it was represented to Canaccord, with respect to any portions of the information that constitute forecasts, projections or estimates, such forecasts, projections or estimates were prepared using the assumptions identified therein, which in the reasonable belief of Briyante are reasonable in the circumstances, and are not misleading in any material respect.

The Fairness opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Briyante as it was reflected in the information and documents reviewed by Canaccord and as it was represented to us in our discussions with the management.

In our analysis and in connection with the preparation of the Fairness Opinion, Canaccord reviewed financial projections provided by Briyante, which reflect numerous assumptions regarding the impact of general economic and industry conditions and political and other conditions on the future financial results

[CANACCORD CAPITAL LOGO]

of each of these companies. While Canaccord believes the assumptions used are appropriate in the circumstances, many are beyond the control of any party involved with the Transaction.

The Fairness Opinion is not intended to be and does not constitute a recommendation to any of the Briyante Shareholders as to whether or not such shareholder should vote in favour of the proposed Transaction, but rather represents Canaccord’s assessment of the fairness, from a financial point of view, of the Transaction to the Briyante Shareholders.

This opinion has been provided for the use of the Briyante Board for the purposes of considering the terms of the Transaction and its recommendation to the Briyante Shareholders with respect to the Transaction and may not be used or relied upon by any other person without the express prior written consent of Canaccord. Canaccord is providing this opinion as of the date hereof and disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to Canaccord’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this opinion after the date hereof, Canaccord reserves the right to change, modify or withdraw this opinion.

Approach to Fairness

In rendering our Fairness Opinion to the Briyante Board, Canaccord reviewed, considered and performed a variety of financial analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. No specific weightings were assigned to any of the various methodologies employed. Instead, qualitative judgments were made based on our experience in rendering opinions and on circumstances then prevailing as to the significance and relevance of each analysis and factor. Any attempt to select portions of our analysis or of the factors considered, without considering all factors and analysis employed would create an incomplete and misleading view of the process underlying the Fairness Opinion.

In considering the fairness, from a financial point of view, of the consideration payable to the Briyante Shareholders pursuant to the Transaction, Canaccord considered a number of approaches with respect to the common shares of Briyante including, among others, (i) discounted cash flow (“DCF”) analysis, (ii) analysis of multiples paid in recent transactions involving comparable companies, (iii) analysis of implied trading multiples of publicly traded Canadian and U.S. software companies, and (iv) analysis of recent trading values of the common shares of Briyante.

Due to the fact that Briyante has just recently commercially launched its software product and is, therefore, pre-revenue, in forming its opinion, Canaccord placed greater emphasis on the analysis of our DCF computation and recent trading values of the common shares.

With respect to the DCF analysis, Canaccord relied upon the financial projections provided by Briyante. We reviewed the methodologies and assumptions used in the construction of these financial projections as to their reasonableness. In addition, sensitivity analyses were performed using the major DCF assumptions as deemed by Canaccord appropriate for Briyante. The discount rates that were selected, in our opinion, represent reasonable returns given the nature of risk inherent with this particular assignment.

[CANACCORD CAPITAL LOGO]

With respect to our analysis of the common shares of Imagis, Canaccord considered an analysis of implied trading multiples of publicly traded Canadian and U.S. security companies and an analysis of recent trading values of the common shares of Imagis. We also considered the potential for enhanced access to capital as a result of combining the businesses of both companies.

Based upon our analysis, Canaccord derived a range of relative values for Briyante’s common shares, which were consistent with the proposed Exchange Ratio.

Conclusion as to Fairness

Based on the above information, observations, assumptions and limitations and analyses and other relevant factors, it is Canaccord’s opinion that the proposed Transaction is fair, from a financial point of view, to the Briyante Shareholders.

Yours truly,

/s/ Canaccord Capital Corp.

CANACCORD CAPITAL CORPORATION

APPENDIX D

INTERIM COURT ORDER

NO. L 030409
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 252 OF THE COMPANY ACT,
R.S.B.C. 1996, C.62 AS AMENDED
AND

IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT
INVOLVING BRIYANTE SOFTWARE COP. (AND ITS SHAREHOLDERS),
AND IMAGIS TECHNOLOGIES INC.

INTERIM ORDER

BEFORE MASTER	)	THURSDAY, THE 13TH DAY
)
BARBER	)	OF FEBRUARY, 2003

         THE APPLICATION WITHOUT NOTICE of Briyante Software Corp. (“Briyante”), coming on for hearing at Vancouver, British Columbia on the 1eth day of February, 2003 and on hearing R. Jennifer Smith, counsel for the Petitioners, this Court orders that:

THE MEETINGS

1.     Briyante is authorized and directed to call, hold and conduct an annual general and special meeting (the “Meeting”) of its common shareholders (the “Briyante Shareholders”) which is to be held at the registered offices of Briyante at 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, at 11:00 a.m. on or about March 17, 2003, provided 21 clear days of notice are given. The Meetring shall, inter alia, consider and if deemed advisable approve certain resolutions

2

(the “Arrangement Resolutions”) adopting, with or without amendment, the arrangement (the “Arrangement”) set forth in the plan of arrangement (the “Plan of Arrangement”) attached as part of the draft Information Curcular of Briyante, which is attached as an exhibit to the Affidavit of Sandra Buschau, a director of Briyante.

2.     The Meeting shall be called, held and conducted in accordance with the legal notice of the Meeting appended to the Information Circular, the Company Act (RSBC 1996, c.62 as amended) (the “BCCA”), the Articles of Briyante, the terms of this Order and any further Order of this Court, the rulings and directions of the Chairman of the Meeting, and, to the extent of any inconsistency or discrepancy between this Order and the terms of any instrument creating or governing or collateral to the Briyante common shares, this Order shall govern.

RECORD DATE FOR NOTICE

3.     The record date for determination of the Briyante Shareholders entitled to receive the Notice of Meeting, Information Circular and Proxy (collectively the “Meeting Materials”) shall be the close of business on January 29, 2003 (the “Record Date”) or such other dates as the directors may determine in accordance with the Articles of Briyante, the BCCA and disclosed in the Information Circular as it may be amended.

NOTICE OF MEETING

4.     The Information Circular, with such amendments or additional documents as counsel for Briyante may advise are necessary or desirable, and as are not inconsistent with the terms of this Order, and a copy of this Order, shall be sent to the Briyante Shareholders who are shareholders of record on the Record Date on or about February 17, 2003, being a date at least 21 clear days prior to the date of the Meeting, and to brokerage intermediaries on behalf of beneficial Briyante Shareholders and where applicable, by first class prepaid mail addressed to each registered Briyante Shareholder at his or her address as maintained by the registrar and transfer agent of Briyante; or delivery of same by courier service or by facsimile transmission or e-mail transmission to any such Briyante Shareholder who identifies himself to the satisfaction of Briyante and who requests such facsimile or e-mail transmission, sent in accordance with the requirements of National Instrument 54-101 promulgated pursuant to the Securities Act, R.S.B.C. 1996, c.418, as amended, and that compliance with this paragraph shall constitute good and sufficient notice of the Meeting and related Meeting Materials.

DEEMED RECEIPT OF MEETING MATERIALS

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5.     The Meeting Materials shall be deemed, for the purposes of the Interim Order, to have been received by the Briyante Shareholders:

(a)	in the case of mailing to registered holders or in the case of delivery by courier of materials to brokerage intermediaries, five (5) days after delivery thereof to the post office or acceptance by the courier service to the intermediary, respectively;

(b)	in the case of delivery by courier, facsimile transmission or e-mail transmission directly to a registered holder the business day after such celivery or transmission of same.

PERMITTED ATTENDEES

6.     The persons entitled to attend the Meeting shall be the registered and beneficial Briyante Shareholders, the officers, directors, auditors and advisors of Briyante, and such other persona who receive the consent of the Chairman of the Meeting. The only persons permitted to vote at the Meeting shall be the registered and known beneficial Briyante Shareholders and their respective valid proxy holders as determined by the Chairman of the Meeting upon consultation with the Meeting’s Scrutineed (as hereinafter defined) and legal counsel.

7.     The accidental omission to give notice of the Meeting or non-receipt of such notice shall not invalidate any resolution passes or taken at the Meeting provided quorum requirements are met.

VOTING AT THE MEETING

8.     The requisite approval for the Arrangement Resolutions shall be 75% of the votes cast by the Briyante Shareholders present in person or by proxy at the Meeting.

9.     In all other respects, the terms, restrictions and conditions of the constating documents of Briyante, including quorum requirements and all other matters, shall apply in respect of the Meeting.

ADJOURNMENT OF MEETING AND AMENDMENTS

10.     If Briyante deems advisable, Briyante is specifically authorized to adjourn or postpone its Meeting on one or more occasions without the necessity of first convening the Meeting or first obtaining any vote of the Briyante Shareholders respecting the adjournment or postponement.

11.     Briyante is authorized to make such amendments, revisions or supplements of the Plan of Arrangement as it may determine which such notice to the Briyante Shareholders as provided for in the Arrangement Agreement between Briyante and Imagis Technologies Inc. (“Imagis”), dated for reference

4

February 14, 2003 and the Plan of Arrangement as so amended, revised or supplemented shall be the Plan of Arrangement which is submitted to the Meeting and which is thereby the subject of the respective Arrangement Resolutions.

SCRUTINEER

12.     A representative of CIBC Mellon Trust Company (the “Scrutineer”), being Briyante’s registar and transfer agent (or any agent thereof), shall be authorized to act as scrutineer for the Briyante Meeting.

PROXY SOLICITATION

13.     Briyante is authorized to use a form of proxy in substantially the form attached to the Information Circular and Briyante may in its discretion waive generally the time limits for deposit of proxies by the Briyante Shareholders if Briyante deems it reasonable to do so.

DISSENT RIGHTS

14.     Briyante Shareholders shall, as set out in the Plan of Arrangement, be permitted to dissent from the Arrangement Resolutions on substantially the same terms as if the Arrangement were a sale of Briyante’s undertaking under Section 126 of the BCCA and in accordance with the dissent requirements of Section 207 of the BCCA, strictly applied.

NOTICE OF COURT MATERIALS

15.     Briyante shall include in the Meeting Materials a copy of this Order, the Notice of Hearing of Petition and the Final Order (hereinafter defined) and shall make available to any Briyante Shareholder requesting same, a copy of each of the Petiti8on, and the Affidavit of Sandra Buschau.

16.     Notice of the Court Materials given in accordance with this Order shall be good and sufficient service and that no other form of service need be made and no other material need to be served on such persons in respect of these proceedings.

FINAL APPROVAL HEARING

17.     Upon the approval of the Briyante Shareholders of the Plan of Arrangement in the matter set forth in this Order, Briyante may apply to this Court for a final order approving the Plan of Arrangement (the “Final Order”), on March 20, 2003 at 2:00 p.m. or such later date as is communicated to the Briyante Shareholders.

5

18.     Any Briyante Shareholder has the right to appear (either in person or by counsel) and make submissions at the hearing of the application for the Final Order

19.     The Final Order will provide the basis for Briyante to rely on the exemption from registration provided in Section 3(a)(10) of the 1933 Securities Act (United States).

VARIANCE

20.     Briyante is at liberty to apply to this Honourable Court to vary the Interim Order or for advice and direction with respect to the Plan of Arrangement or any of the matters related to the Interim Order and such further and other relief as this Honourable Court may consider just.

By the Court /s/ Illegible Registrar

APPROVED AS TO FORM:

/s/ Illegible

Counsel for the Petitioners

ENTERED
FEB 13 2003
VANCOUVER REGISTRY
VOI  S1088    FOI   118

APPENDIX E

NOTICE OF PETITION FOR AND PROPOSED FINAL ORDER

NO.
            VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 252 OF THE COMPANY ACT,
R.S.B.C. 1996, C.62 AS AMENDED

AND

IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT
INVOLVING BRIYANTE SOFTWARE CORP. (AND ITS SHAREHOLDERS)
AND IMAGIS TECHNOLOGIES INC.

NOTICE OF HEARING OF PETITION

        NOTICE IS HEREBY GIVEN that an application will be heard before the presiding Judge in Chambers at the Courthouse at 800 Smithe Street, Vancouver, British Columbia at 2:00 p.m. on Thursday, the 20th day of March, 2003, or so soon thereafter as counsel may be heard, for a final order approving an Arrangement (the “Arrangement”) under section 252 of the Company Act, R.S.B.C. 1996, C.62 described in the Plan of Arrangement which is attached as Schedule “A” to the Arrangement Agreement attached as Appendix “A” to the Information Circular accompanying the Notice of General and Special Meeting of the Shareholders of the Petitioner, Briyante Software Corp. (“Briyante”), the form of which final order is attached as Exhibit “1” to this Notice of Application. At the hearing, any shareholder, director, auditor or holder of the common shares of Briyante (“Briyante Common Shares”), or any other interested party with leave of the Court, desiring to support or oppose the application may appear for that purpose, either in person or by counsel. If you do not attend, either in person or by counsel, at that time, the Court may approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice to you.

        AND NOTICE IS FURTHER GIVEN that the Court has given directors as to the calling of an General and Special Meeting of the shareholders of Briyante for the purpose of voting upon a special resolution to approve the Arrangement.

        A copy of the Petition and other documents in the proceedings will be furnished to any Shareholders of Briyante or other interested party requesting the same by the solicitors of Briyante.

Lang Michener Barristers and Solicitors Suite 1500 - 1055 West Georgia Street Vancouver, British Columbia V6E 4N7 Attention: R. Jennifer Smith

Dated February 14, 2003	"Lang Michener" Solicitor for the Petitioners

Pursuant to Rule 52(7), this application is not of a contentious nature. Time estimate: 5 minutes.

This Notice of Hearing is prepared and delivered by R. Jennifer Smith of the firm of Lang Michener, solicitor for the Petitioners, whose place of business and address for delivery is 1500-1055 West Georgia Street, P.O. Box 1117, Vancouver, B.C., V6E 4N7, Telephone (604) 689-9111; Fax (604) 685-7084.

NO.
            VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 252 OF THE COMPANY ACT,
R.S.B.C. 1996, C.62 AS AMENDED

AND

IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT
INVOLVING BRIYANTE SOFTWARE CORP. (AND ITS SHAREHOLDERS), AND IMAGIS
TECHNOLOGIES INC.

FINAL ORDER

BEFORE MASTER	) ) )	THURSDAY, THE 20TH DAY OF MARCH, 2003

        THE APPLICATION WITHOUT NOTICE of Briyante Software Corp. and Imagis Technologies Inc., coming on for hearing at Vancouver, British Columbia on the 20th day of March, 2003 and on hearing R. Jennifer Smith, counsel for the Petitioners, and no one appearing on behalf of any Shareholders of the Petitioners, or any other interested party; AND UPON BEING ADVISED by Counsel for the Petitioners that this Honourable Court’s declaration as to the fairness of the Arrangement will serve as the basis of a claim by Briyante Software Corp. for a statutory exemption, for the distribution of its common shares and options, and from the registration requirements of the United States Securities Act of 1933 pursuant to Section 3(a)(10) thereof;

        THIS COURT ORDERS that:

1.     The Arrangement set forth in the Plan of Arrangement attached hereto as Schedule “A” is fair and be and hereby is approved and authorized to be implemented pursuant to Section 252(1) and Section 254 of the Company Act (British Columbia); and

2.     The Petitioners shall have liberty to apply to this Honourable Court for such further order or orders as they may deem advisable.

By the Court Registrar

APPROVED AS TO FORM:

Counsel for the Petitioners

APPENDIX F

IMAGIS TECHNOLOGIES INC.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS
FOR NINE MONTHS ENDED
SEPTEMBER 30, 2002 AND
YEAR ENDED DECEMBER 31, 2001

COMPILATION REPORT

To the Board of Directors
Imagis Technologies Inc.

We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Imagis Technologies Inc. as at September 30, 2002 and the pro forma consolidated statements of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001. These pro forma financial statements have been prepared for inclusion in the Information Circular related to the acquisition of Briyante Software Corp. In our opinion, the pro forma consolidated balance sheet and the pro forma consolidated statements of operations have been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.

(signed)     KPMG LLP

Chartered Accountants

Vancouver, Canada
January 29, 2003

Imagis Technologies Inc.
Pro Forma Consolidated Balance Sheet
(Unaudited)
(Expressed in Canadian dollars)

As at September 30, 2002

	Imagis	Briyante	Pro forma adjustments		Pro forma

			(note 2)
Assets
Current assets:
Cash and cash equivalents	$ 453,708	$ 135,325	$ (200,000)	(a)	$ 389,033
Short-term investments	720,505	--	--		720,505
Accounts receivable	1,618,424	149,501	--		1,767,925
Due to related party	25,395	--	--		25,395
Prepaid expenses and deposit	301,306	12,561	(200,000)	(a)	113,867

	3,119,338	297,387	(400,000)		3,016,725

Equipment	219,715	66,539	--		286,254

Other assets	236,395	--	5,984,649	(a)	6,221,044

	$ 3,575,448	$ 363,926	$ 5,584,649		$ 9,524,023

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 649,758	$ 116,243	$ --		$ 766,001
Deferred revenue	451,898	200,000	(200,000)	(a)	451,898
Advances payable	--	15,000	--		15,000

	1,101,656	331,243	(200,000)		1,232,899
Shareholders' equity:
Share capital	15,691,401	1,688,408	(1,688,408 5,464,361)	(a) (a)	21,155,762
Other paid-in capital	--	--	352,971	(a)	352,971
Special warrants	1,138,249	--	--	(a)	1,138,249
Contributed surplus	275,519	--	--		275,519
Deficit	(14,631,377)	(1,655,825)	1,655,825	(a)	(14,631,377)

	2,473,792	32,583	5,784,749		8,291,124

	$ 3,575,448	$ 363,826	$ 5,584,749		$ 9,524,023

See accompanying notes to pro forma consolidated financial statements.

Imagis Technologies Inc.
Pro Forma Consolidated Statement of Operations
(Unaudited)
(Expressed in Canadian dollars)

Nine months ended December 31, 2002

	Imagis	Briyante	Pro forma adjustments		Pro forma

			(note 3)
Revenue	$ 2,733,114	$ 226,163	$ --		$ 2,959,277

Operating expenses:
Cost of materials	174,579	--	--		174,579
Sales and marketing	2,197,551	115,764	--		2,313,315
Technical services	645,038	313,881	--		958,919
Technology development	1,139,672	(25,252)	--		1,114,420
Administration	2,903,346	520,293	--		3,423,639
Interest	4,904	(5,953)	--		(1,049)
Amortization	108,765	31,269	1,122,122	(a)	1,262,156

	7,173,855	950,002	1,122,122		9,245,979

Loss for the period	$(4,440,741)	$ (723,839)	$(1,122,122)		$(6,286,702)

Loss per share	(0.25)				$ (0.30)
Weighted average number of shares
outstanding	$ 17,881,068				20,933,737

See accompanying notes to pro forma consolidated financial statements.

Imagis Technologies Inc.
Pro Forma Consolidated Statement of Operations
(Unaudited)
(Expressed in Canadian dollars)

Year ended December 31, 2001

	Imagis	Briyante	Pro forma adjustments		Pro forma

			(note 3)
Revenue	$ 2,080,704	$ 1,100,687	-		$ 3,181,391

Operating expenses:
Cost of materials	175,851	-	-		175,851
Sales and marketing	923,010	77,209	-		1,000,219
Technical services	732,906	683,637	-		1,416,543
Technology development	1,215,945	921,886	-		2,137,831
Administration	1,981,124	401,207	-		2,382,331
Interest	41,556	(9,722)	-		31,834
Amortization	31,106	42,548	1,496,142	(a)	1,569,796

	5,101,498	2,116,765	1,496,142		8,714,405

	(3,020,794)	(1,016,078)	(1,496,142)		(5,533,014)

Income taxes	-	68,881	(68,881)	(b)	-

Loss for the period	$(3,020,794)	$(1,084,959)	$(1,565,023)		$(5,533,014)

Loss per share	$ (0.21)				$ (0.32)

Weighted average number of shares
outstanding	14,308,442				17,361,111

See accompanying notes to pro forma consolidated financial statements.

Imagis Technologies Inc.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)
(Expressed in Canadian dollars)

Nine months ended September 30, 2002
Year ended December 31, 2001

1.	Nature of operations:

The accompanying pro forma consolidated financial statements have been compiled for purposes of inclusion in the Information Circular of Briyante Software Corp. (“Briyante”), relating to the proposed acquisition of the shares of Briyante by Imagis Technologies Inc. (“Imagis”). Accordingly, these pro forma consolidated financial statements are not appropriate for other purposes.

The pro forma consolidated balance sheet as at September 30, 2002 has been prepared assuming that the transactions described below occurred on that date. The pro forma consolidated statements of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001 have been compiled assuming the transaction relating to the proposed acquisition occurred at the beginning of the year ended December 31, 2001. The pro forma consolidated financial statements do not include any nonrecurring transactions as a result of the transactions described. These pro forma consolidated financial statements are not necessarily indicative of the financial position and results of operations that would have been attained had the transaction actually taken place at the dates indicated and does not purport to be indicative of the effects that may be expected to occur in the future.

The pro forma consolidated financial statements have been compiled from:

(a)	the unaudited consolidated financial statements of Imagis as at September 30, 2002 and for the nine months then ended;

(b)	the audited consolidated financial statements of Imagis for the year ended December 31, 2001;

(c)	the audited financial statements of Briyante for the year ended October 31, 2002;

(d)	the unaudited financial statements of Briyante for the three months ended January 31, 2002 and 2001; and

(e)	the audited information set out in note 2.

The financial information of Briyante as reported in its annual and interim financial statements has been adjusted to present Briyante financial information for the nine months ended October 31, 2002 and the year ended January 31, 2002.

The pro forma consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles in effect at September 30, 2002 and should be read in conjunction with the historical financial statements of Imagis and other information included in this Information Circular.

Imagis Technologies Inc.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)
(Expressed in Canadian dollars)

Nine months ended September 30, 2002
Year ended December 31, 2001

2.	Pro forma transactions (continued):

The pro forma consolidated financial statements give effect to the following transactions:

(a)

The acquisition by Imagis of all of the issued and outstanding common shares and other equity instruments of Briyante in consideration for common shares of Imagis. Under the terms of the Arrangement Agreement, Imagis proposes to offer Briyante shareholders 0.28571 common shares of Imagis for each common share of Briyante that they hold (the “Exchange Ratio”). The calculation of the Exchange Ratio was done on the basis of Imagis having 19,375,875 Common shares outstanding and Briyante having 10,684,504 common shares outstanding. In addition, Imagis will issue 0.28571 common stock options for every stock option outstanding in Briyante. At the date of the Arrangement Agreement, Briyante had 1,360,000 stock options outstanding, 1,060,000 options exercisable at $0.50 per share and 300,000 options exercisable at $0.35 per share.

The acquisition will be accounted for as a business combination with Imagis identified as the acquirer. In accordance with generally accepted accounting principles, the shares issuable are valued based on their market price at the time the proposed transaction was agreed to and announced as, at that time, Imagis concluded that its shares traded in an active and liquid market. The fair value of the net assets acquired based on assets and liabilities at Briyante’s balance sheet date and consideration issued are as follows:

Current assets	$ 297,387
Equipment	66,539
Developed technology	5,984,649
Current liabilities	(331,243)

$ 6,017,332

Shares issuable	$ 5,464,361
Options issuable	352,971
Costs	200,000

$ 6,017,332

The purchase price allocation in these pro forma consolidated financial statements is preliminary only. Included in current liabilities in the table above is deferred revenue of $200,000 related to services being provided to Imagis that is eliminated against the related Imagis balance in the pro forma consolidated balance sheet.

The final purchase price allocation will be based on Briyante’s assets and liabilities at the date of acquisition.

The completion of the acquisition is subject to a number of customary conditions, including the entering into of a definitive agreement as well as regulatory and shareholder approval.

Imagis Technologies Inc.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)
(Expressed in Canadian dollars)

Nine months ended September 30, 2002
Year ended December 31, 2001

2.	Pro forma transactions (continued):

(b)

Imagis intends to enter into equity financing arrangements near the time of, but not contingent upon, the completion of the acquisition of Briyante. Accordingly, any such equity financing arrangements are not included in these pro forma consolidated financial statements. However, based on the market price of Imagis common stock near the date of the Information Circular of $1.25 per share, an offering of 3,200,000 common shares is anticipated to raise gross proceeds of $4,000,000.

3.	Pro forma consolidated statements of operations:

The pro forma consolidated statements of operations give effect to the following adjustments:

(a)	the amortization of the purchase price on the acquisition assigned to developed technology, over a period of four years; and

(b)	the elimination of the income tax expense of Briyante in the 2001 year due to the availability of loss carry forwards of Imagis.

4.	Share capital:

(a)	Authorized:

Unlimited common shares without par value.

(b)	Common shares issued and outstanding:

	Number of shares	Amount

Balance, September 30, 2002, per Imagis financial statements	19,354,370	$15,691,401

Issuance of common shares on acquisition of Briyante	3,052,669	5,464,361

Pro forma balance, September 30, 2002	22,407,039	$21,155,762

Pro forma loss per share has been calculated by dividing pro forma loss by the pro forma weighted average number of common shares outstanding, which number gives effect to the common shares issuable by Imagis to acquire Briyante as if they occurred at the beginning of the periods presented.

APPENDIX G

IMAGIS TECHNOLOGIES INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR NINE MONTHS ENDED

SEPTEMBER 30, 2002 AND 2001

These Unaudited Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2002 and 2001 have been reproduced from Imagis’ Interim Report and have not been changed or otherwise updated. Subsequent changes in Imagis’ business are described elsewhere in this Information Circular, including a description of Imagis’ Liquidity and Capital Resources after the Arrangement on page 29.

PART I — FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

The following unaudited financial statements for the three and nine month periods ended September 30, 2002 are included in response to Item 1 and have been compiled by management.

The financial statements should be read in conjunction with the Management’s Discussion and Analysis and other financial information included elsewhere in this Form 10–QSB.

IMAGIS TECHNOLOGIES INC.
BALANCE SHEETS
AS AT SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
(expressed in Canadian dollars)

	Sept. 30 2002 (Unaudited)	Dec. 31, 2001
Current assets:
Cash and cash equivalents	$ 453,708	$ 200,659
Short-term investments	720,505	2,560,000
Accounts receivable	1,618,424	455,263
Advance to related party	25,395	--
Prepaid expenses and deposit	301,306	9,761

	3,119,338	3,225,683

Equipment, net	219,715	51,838

Other assets	236,395	--

	$ 3,575,448	$ 3,277,521

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 649,758	$ 444,871
Deferred revenue	451,898	59,184

	1,101,656	504,055

Shareholders' equity:
Share capital (note 3)	15,691,401	10,142,041
Special warrants	1,138,249	2,822,061
Contributed surplus	275,519	--
Deficit	(14,631,377)	(10,190,636)

	2,473,792	2,773,466

	$ 3,575,448	$ 3,277,521

See accompanying notes to financial statements.

IMAGIS TECHNOLOGIES INC.
STATEMENTS OF OPERATIONS AND DEFICIT
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(expressed in Canadian dollars)
(Unaudited - Prepared by Management)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Revenues:

Software sales	$ 525,351	$ 136,000	$ 2,433,927	$ 985,092
Support and services	104,688	124,333	216,339	334,428
Other	49,470	1,250	82,848	39,524

	679,509	261,583	2,733,114	1,359,044

Expenses:

Cost of materials	21,118	42,746	174,579	112,213

Sales and marketing	803,626	180,021	2,197,551	635,456

Technical services	195,819	156,920	645,038	549,351
Technology development	356,955	294,245	1,139,672	823,767
Administration, including stock
based compensation of $128,337
($nil) and $275,519 ($nil)	892,022	229,585	2,903,346	758,023
Interest	1,232	1,608	4,904	43,240
Amortization	52,103	5,214	108,765	13,524

	2,322,875	910,339	7,173,855	2,935,574

	(1,643,367)	(648,756)	(4,440,741)	(1,576,530)
Loss for the period

Deficit, beginning of period	(12,988,010)	(8,097,706)	(10,190,636)	(7,169,932)

Deficit, end of period	$(14,631,377)	$(8,746,462)	$(14,631,377)	$(8,746,462)

Loss per share	$ (0.09)	$ (0.04)	$ (0.25)	$ (0.11)

Weighted average number of
Shares outstanding	19,194,075	14,526,758	17,881,068	13,815,711

See accompanying notes to financial statements.

IMAGIS TECHNOLOGIES INC.
STATEMENTS OF CASH FLOWS
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(expressed in Canadian dollars)
(Unaudited - Prepared by Management)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Cash provided by (used for): Net loss	$(1,643,367)	$ (648,756)	$(4,440,741)	$(1,576,530)
Items not involving the use of cash:
Amortization	52,103	5,214	108,765	13,524
Stock-based compensation	128,337	-	275,519	-
Accrued interest	-	(3,800)	-	1,022
Common shares issued for services	-	-	78,750	28,473
Changes in non-cash operating
working capital:
Accounts receivable	(1,116,373)	34,023	(1,163,162)	671,347
Accrued revenue receivable	362,296	-	-	-
Advances to related parties	(25,395)	-	(25,395)	-
Prepaids	(280,753)	-	(291,545)	(1,806)
Accounts payable and accrued
liabilities	153,703	(98,446)	204,887	(260,381)
Deferred revenue	155,571	15,365	392,714	50,024

	(2,213,878)	(696,400)	(4,860,208)	(1,074,327)

Cash flows from investing activities:
Purchase of equipment	(71,459)	(3,359)	(276,642)	(4,995)
Purchase of other assets	(236,395)	-	(236,395)	-
Short-term investments	198,662	-	1,839,495	-

	(109,192)	(3,359)	1,326,458	(4,995)

Cash flows from financing activities:
Issuance of common shares for cash	2,712,501	269,167	4,028,375	1,730,500
Share issue costs	(240,518)	-	(241,577)	(90,248)
Receipt of advances payable in
advance of private placement	-	-	-	(100,000)
Repayment of advances payable	-	-	-	(373,082)
Repayment of obligation under
capital lease	-	-	-	(2,226)
Loan from related parties	-	2,201	-	-

	2,471,983	271,368	3,786,798	1,164,944

Increase (decrease) in cash for the period	148,914	(428,391)	253,049	85,622
Cash and cash equivalents, beginning
of period	304,794	573,510	200,659	59,497

Cash and cash equivalents, end of period	$ 453,708	$ 145,119	$ 453,708	$ 145,119

IMAGIS TECHNOLOGIES INC.
STATEMENTS OF CASH FLOWS (continued)
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(expressed in Canadian dollars)
(Unaudited - Prepared by Management)

Supplementary information and disclosure
of non-cash financing and investing
activities:
Interest paid	$ 1,232	$ 5	$ 4,904	$ 1,459
Non-cash transactions not
reported above:
Issuance of common shares on
conversion of special warrants	(164,258)	--	1,683,812	--
Issuance of common shares for
services rendered	--	--	78,750	29,000

See accompanying notes to financial statements

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

1.    Operations:

Imagis Technologies Inc. (the “Company”) was incorporated under the Company Act (British Columbia) on March 23, 1998. The Company operates in a single segment, being the development and sale of software applications and advanced biometric facial recognition software solutions. The Company’s assets are based in Canada. In the nine month period ended September 30, 2002, three customers represented approximately 37%, 19%, and 18% of total revenues (December 31, 2001 – two customers represented approximately 40% and 20% of total revenues).

These financial statements have been prepared on a going concern basis, which includes the assumption that the Company will be able to realize its assets and settle its liabilities in the normal course of business. For the nine month period ended September 30, 2002, the Company has incurred a loss from operations of $4,440,741 and a deficiency in operating cash flow of $4,860,208. In addition, the Company has incurred significant operating losses and net utilization of cash in operations in all prior periods. Accordingly, the Company will require continued financial support from its shareholders and creditors until it is able to generate sufficient cash flow from operations on a sustained basis. Failure to obtain ongoing support of its shareholders and creditors may make the going concern basis of accounting inappropriate, in which case the Company’s assets and liabilities would need to be recognized at their liquidation values. These financial statements do not include any adjustment due to this going concern uncertainty.

2.   Significant accounting policies:

The Company prepares its financial statements in accordance with generally accepted accounting principles in Canada and, except as set out in Note 8, also comply, in all material respects, with accounting principles generally accepted in the United States. The financial statements reflect the following significant accounting policies:

(a)	Cash equivalents:

The Company considers all highly liquid investments with a term to maturity of three months or less when purchased to be cash equivalents. Investments having a term in excess of three months but less than one year are classified as short-term investments.

(b)	Equipment:

Equipment is recorded at cost and is amortized over its estimated useful life on a straight-line basis at the following annual rates:

Asset	Rate
Software	100%
Computer hardware	30%
Furniture and fixtures	20%

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

2.   Significant accounting policies, continued:

(c)	Revenue recognition:

(i)	Software sales revenue:

The Company recognizes revenue consistent with Statement of Position 97-2, “Software Revenue Recognition”. In accordance with this Statement, revenue is recognized, except as noted below, when all of the following criteria are met; persuasive evidence of a contractual arrangement exists, title has passed, delivery and customer acceptance has occurred, the sales price is fixed or determinable and collection is reasonably assured.

When a software product requires significant production, modification or customization, the Company generally accounts for the arrangement using the percentage-of-completion method of contract accounting. Progress to completion is measured by the proportion that activities completed are to the activities required under each arrangement. When the current estimate on a contract indicates a loss, a provision for the entire loss on the contract is made.

When software is sold under contractual arrangements that includes post contract customer support (“PCS”), the elements are accounted for separately if vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements. VSOE is identified by reference to renewal arrangements for similar levels of support covering comparable periods. If such evidence does not exist, revenue on the completed arrangement is deferred until the earlier of (a) VSOE being established or (b) all of the undelivered elements are delivered or performed, with the following exceptions: if the only undelivered element is PCS, the entire fee is recognized ratably over the PCS period, and if the only undelivered element is service, the entire fee is recognized as the services are performed.

The Company provides for estimated returns and warranty costs, which to date have been nominal, on recognition of revenue.

(ii)	Support and services revenue:

Contract support and services revenue is deferred and is amortized to revenue ratably over the period that the support and services are provided.

(d)	Use of estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported or disclosed in the financial statements. Actual amounts may differ from these estimates.

(e)	Foreign currency:

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated using rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

2.   Significant accounting policies, continued:

(f)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of substantive enactment. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

(g)	Stock-based compensation:

Effective January 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants with respect to the accounting for stock-based compensation and other stock-based payments. The new recommendations require direct awards of stock, stock appreciation rights or awards that call for the settlement in cash or other assets awarded to employees and the cost of the service received as consideration to be measured and recognized based on the fair value of the equity instruments issued. Compensation expense is recorded over the period of related employee service, usually the vesting period of the equity instrument awarded. The new recommendations permit the measurement of compensation expense for stock option grants to employees and directors that are not direct awards of stock, stock appreciation rights or otherwise call for settlement in cash or other assets by an alternative method and to provide pro forma disclosure of the financial results using the fair value method. The Company has elected to adopt an alternative method and continue with its policy of not recognizing compensation expense for stock options granted to employees. The Company recognizes compensation expense for non-employees based on the estimated fair value of the equity instruments issued and recognizes stock based compensation under Canadian GAAP.

Had compensation expense for employees been determined based on the fair value method, the Company’s net loss and net loss per share for the nine months ended September 30, 2002, would have been adjusted to the pro forma amounts indicated below:

	Thee months ended September 30, 2002	Nine months ended September 30, 2002

Net loss - as reported	$ (1,643,367)	$ (4,440,741)
Net loss - pro forma	(1,680,566)	(4,989,415)

Net loss per share - as reported	$ (0.09)	$ (0.25)
Net loss per share - pro forma	(0.09)	(0.28)

The pro forma amounts exclude the effect of stock options granted prior to January 1, 2002. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model.

The weighted average fair value of employee stock options granted during the three months ended September 30, 2002 was $1.54 per share purchase option.

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

2.   Significant accounting policies, continued:

(h)	Loss per share:

Loss per share is calculated using the weighted average number of shares outstanding during the reporting period. This average includes outstanding common shares issued in a reporting period from their date of issuance. Diluted per share amounts are calculated by the treasury stock method whereby the assumed proceeds of dilutive exercisable instruments are applied to repurchase common shares at the average market price for the period. The resulting net issuance is included in the weighted average number for purposes of the diluted per share calculation.

(i)	Unaudited interim financial information:

The information reported herein as at September 30, 2002 and for the three and nine month periods ended September 30, 2002 and 2001 is unaudited. However, such financial information reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results for the periods presented. The unaudited interim financial statements are prepared using accounting policies consistent with and should be read in conjunction with the Company’s financial statements as at and for the year ended December 31, 2001 which are included in the Company’s 2001 Annual Report on Form 10-KSB. Certain comparative figures have been reclassified to conform with the presentation adopted in the current reporting period. Results for the interim periods ended September 30, 2002 are not necessarily indicative of what the results will be for the complete 2002 fiscal year.

3.	Share capital:

(a)	Authorized:

100,000,000 common shares without par value

(b)	Issued:

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

3.    Share capital, continued:

	Number of shares	Amount
Balance, December 31, 2000	12,965,965	6,329,155

Issued during the period for cash:

On private placement	1,730,332	1,998,650

Options exercised	295,834	395,834

Warrants exercised	1,407,000	1,523,700

Issued for services related to private placement	20,000	29,000

Share issuance costs	--	(134,298)

Balance, December 31, 2001	16,419,131	$ 10,142,041

Issued during the period for cash:
On private placement	1,166,667	2,660,000

Options exercised	272,670	266,755

Warrants exercised	606,757	1,101,619

Issued on conversion of special warrants	851,645	1,848,070

Issued as bonus for consulting agreement	37,500	78,750

Share issuance costs	--	(405,834)

Balance, September 30, 2002	19,354,370	$ 15,691,401

See Note 4

(c)	Escrowed shares:

As at December 31, 2001, 266,669 common shares were being held in escrow. These common shares were released from escrow on February 23, 2002.

(d)	Special warrants:

On November 9, 2001, 1,427,682 Special Warrants were sold at a price of $2.17 per Special Warrant, each of which entitles the holder, upon exercise and without payment of further consideration, to acquire one common share of the Company and one-half of one common share purchase warrant (the “Warrants”) of the Company. Each whole Warrant will entitle the holder to purchase one common share of the Company at a price of $2.55 for a period of one year from the date the underlying shares are qualified for resale.

The securities issued pursuant to the brokered private placement and all underlying securities were subject to resale restrictions that expired on March 9, 2002.

Earnings per share calculations do not include the underlying common shares to outstanding Special Warrants.

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

3.    Share capital, continued:

(e)	Warrants:

December 31, 2001	Granted	Exercised	Expired	September 30, 2002	Exercise Price	Expiry Date

266,666	--	--	(266,666)	--	$1.25	August 31, 2002
133,334	--	--	--	133,334	$1.25	February 23, 2003
50,000	--	--	(50,000)	--	$4.00	June 16, 2002
274,000	--	(274,000)	--	--	$1.10	Various to May 6, 2003
114,666	--	--	--	114,666	$2.55	November 9, 2002
713,840	--	(205,622)	--	508,218	$2.55	November 9, 2002
--	142,768	(127,135)	--	15,633	$2.17	November 9, 2002
--	50,000	--	--	50,000	$2.20	Jan 18, 2004
--	291,667	--	--	291,667	$2.28	July 24, 2004

1,552,506	484,435	(606,757)	(316,666)	1,113,518

As at September 30, 2002, the Company has committed to issuing 105,000 warrants as part of a commission to a third party relating to the issuance during the quarter of 1,166,667 common shares of the Company. These warrants have not been issued as at September 30, 2002.

(f)	Options:

December 31, 2001	Granted	Exercised	Expired	September 30, 2002	Exercise Price	Expiry Date

230,000	--	(75,000)	--	155,000	$ 0.30	July 6, 2003
1,183,664	--	(170,665)	(50,000)	962,999	$ 1.00	Various to August 30, 2006
540,000	--	(5,500)	--	534,500	$ 1.50 to $ 2.35	Various to May 14, 2006

--	440,000	(21,505)	--	418,495	$ 2.24 to $ 2.97	February 8, 2004 to March 4, 2007
--	200,000	--	--	200,000	$ 2.35	May 15, 2007
--	580,000	--	--	580,000	$ 2.35	June 30, 2007 to July 31, 2007
--	300,000	--	--	300,000	$ 1.50	August 31, 2007

1,953,664	1,520,000	(272,670)	(50,000)	3,150,994

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

3.    Share capital, continued:

(f)	Options (continued)

Effective June 30, 2002, the Company amended the exercise price of 560,000 options with exercise prices ranging from $2.65 to $3.50 to $2.35. As a result of the amendment, the Company must apply modification accounting to these stock options. The Company has recorded additional compensation expense relating to the repriced options.

4.	Related party transactions not disclosed elsewhere are as follows:

(a)	included in accounts payable and accrued liabilities is $19,820 which is due to directors, officers and companies with a director and/or officer in common.

(b)	included in administration expense for the nine month period ended September 30 is $233,550 for payments made to a company with a director in common for services rendered to the Company.

(c)

included in administration expense for the nine month period ended September 30 is $50,000 paid to a director of the Company, in consideration for financial and business consulting services. As part of this arrangement the Company has also agreed to issue 15,000 common shares subject to regulatory approval. These shares have not been issued as at September 30, 2002. As at September 30, 2002, the shares had not been issued.

(d)

the Company has agreed to issue 20,000 common shares to a director and officer of the Company subject to regulatory approval as a discretionary bonus for the 2000 and 2001 fiscal years as part of his compensation package. As at September 30, 2002, these shares had not been issued.

(e)

the Company has agreed, subject to regulatory approval, to issue 10,000 common shares to a company which is related to the Company by way of a common director. The shares are to be issued in consideration of a loan of $150,000 made to the Company in 2001. As at September 30, 2002 these shares had not been issued.

(f)	the Company has entered into the following commitments with a company related by virtue of having a director in common:

(i)

the Company has entered into a strategic alliance to develop and market integrated airport and security products with the related company. The Company has committed to expend a minimum of USD$250,000 on product development and the operation of an Airport Security Group to market the products.

(ii)

the Company has committed to engage the related company to provide software development services. The Company has agreed to expend a minimum of USD$250,000, based on hourly rates charged at 85% of fair market value, prior to December 31, 2003.

(iii)

the Company has entered into a Letter of Intent to form a joint venture for the purpose of establishing a manufacturing and marketing operation in Brazil. The Company has agreed to invest USD$250,000 cash in the joint venture in order to acquire a 20% interest. This investment is contingent upon the Company’s joint venture partner fulfilling certain obligations prior to July 8, 2004.

(f)

On September 4, 2002 the Company acquired a license to certain software applications related to their use in certain specified business fields from a company related by virtue of having a director in common. The Company paid USD$150,000 (CDN$236,395, recorded in Other Assets) cash in consideration of the license. The license expires on the latter of August 31, 2017 and the expiry date of the last patent of the underlying software. The cost of the license will be amortized against earnings from the applications over its expected useful life.

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

5.    Commitments:

(a)

The Company has operating leases for certain of its office premises that covers the period through to June 2005. The minimum annual lease payments for the fiscal years ended December 31 are as follows:

2002	$ 30,351

2003	121,404

2004	121,404

2005	60,702

6.	Subsequent events:

(a)	On October 1, 2002, 21,505 common shares were issued pursuant to the exercise of options for total proceeds to the Company of $63,869.85.

(b)	On November 1, 2002, 5,000 common shares were issued pursuant to the exercise of options for total proceeds to the Company of $5,000.

(c)	On November 8, 2002, 6,667 common shares were issued pursuant to the exercise of options for total proceeds to the Company of $10,001.

(d)	On November 9, 2002, 576,037 special warrants were converted to common shares at a deemed price of $2.17 per special warrant for total deemed proceeds to the Company of $1,250,000.

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

7.    United States generally accepted accounting principles:

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects with accounting principles generally accepted in the United States (“U.S. GAAP”). See note 12 of the Company’s 2001 Annual Report on Form 10-KSB for a qualitative description of material differences between Canadian and U.S. GAAP. The effect of these accounting differences on deficit, loss and loss per share under United States accounting principles are as follows:

	September 30, 2002	December 31, 2001
Deficit, Canadian GAAP	$(14,631,377)	$(10,190,636)

Cumulative stock based compensation	(1,264,089)	(1,054,612)

Beneficial conversion options	(208,200)	(208,200)

Warrants issued for services	(722,000)	(722,000)

Deficit, U.S. GAAP	$(16,825,666)	$(12,175,448)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Loss for the period,
Canadian GAAP	$(1,643,367)	$(648,756)	$(4,440,741)	$(1,576,530)
Stock-based
compensation	179,156	(15,504)	(209,477)	(100,839)

Loss for the period, U.S.
GAAP	(1,464,211)	(664,260)	(4,650,218)	(1,677,369)

Loss per share, U.S.
GAAP	$ (0.07)	$ (0.04)	$ (0.25)	$ (0.12)

8.   Recent accounting pronouncements:

During 2001, the Financial Accounting Standards Board issued four new pronouncements:

Statement 141, Business Combinations, requires the purchase method of accounting for all business combinations and applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

Statement 142, Goodwill and Other Intangible Assets, requires that goodwill as well as other indefinite life intangible assets be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001.

Statement 143, Accounting for Asset Retirement Obligations, requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2001.

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

8.   Recent accounting pronouncements (continued):

Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Statement 144 is effective for fiscal years beginning after December 15, 2001.

Currently, the Company does not believe that the impact of these accounting pronouncements would be material to the financial results.

APPENDIX H

IMAGIS TECHNOLOGIES INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2001, 2000 AND 1999

AUDITORS’ REPORT TO THE DIRECTORS

We have audited the consolidated balance sheets of Imagis Technologies Inc. as at December 31, 2001 and 2000 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three year period then ended in accordance with Canadian generally accepted accounting principles.

(Signed) KPMG LLP

Chartered Accountants

Vancouver, Canada
February 8, 2002

COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-USREPORTING
DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the directors dated February 8, 2002 is expressed in accordance with Canadian reporting standards which does not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

(Signed) KPMG LLP

Chartered Accountants

Vancouver, Canada
February 8, 2002

Imagis Technologies Inc.
Consolidated Balance Sheets
(Expressed in Canadian dollars)

December 31, 2001 and 2000

	2001	2000

Assets
Current assets:
Cash and cash equivalents	$ 200,659	$ 59,497
Short-term investment	2,560,000	--
Accounts receivable	465,024	846,581

	3,225,683	906,078
Equipment (note 3)	51,838	58,082

	$ 3,277,521	$ 964,160

Liabilities and Shareholders' Equity (Deficiency)
Current liabilities
Accounts payable and accrued liabilities	$ 444,871	$ 566,115
Deferred revenue	59,184	64,279
Current portion of obligation under capital lease	--	2,226

	504,055	632,620
Advances payable (note 4)	--	100,000

Due to related parties (note 5)	--	1,072,317

	504,055	1,804,937
Shareholders' equity (deficiency):
Share capital (note 6)	10,142,041	6,329,155
Special warrants (note 6)	2,822,061	--
Deficit	(10,190,636)	(7,169,932)

	2,773,466	(840,777)

	$ 3,277,521	$ 964,160

Operations (note 1)
Commitments (note 9)
Subsequent events (note 11)

See accompanying notes to consolidated financial statements.

Imagis Technologies Inc.
Consolidated Statements of Operations and Retained Earnings
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Revenues:
Software sales	$ 1,519,925	$ 729,127	$ 272,687
Support and services	356,441	276,630	233,065
Other	204,338	91,962	216,441

	2,080,704	1,097,719	722,193
Expenses:
Cost of materials (including write-off of
inventory of nil, nil and $111,836)	175,851	173,136	334,755
Sales and marketing	923,010	1,102,140	927,503
Technical services	732,906	613,915	250,756
Technology development	1,215,945	888,837	363,843
Administration	1,981,124	1,125,571	900,013
Interest	41,556	135,000	--
Amortization	31,016	69,151	56,109

	5,101,408	4,107,750	2,832,979

Loss for the year	(3,020,704)	(3,010,031)	(2,110,786)

Deficit, beginning of year	(7,169,932)	(4,159,901)	(1,320,439)

Adjustment to deficit due to application of
accounting principles for reverse take-over
accounting	--	--	(728,676)

Deficit, end of year	$(10,190,636)	$(7,169,932)	$(4,159,901)

Loss per share	$ (0.21)	$ (0.26)	$ (0.28)

Weighted average number of shares outstanding	14,308,442	11,660,209	7,623,034

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

"signed"        Iain Drummond                      Director

"signed"        Ross Wilmot                             Director

Imagis Technologies Inc.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Cash provided by (used for):
Cash flows from operating activities:
Loss for the year	$(3,020,704)	$(3,010,031)	$(2,110,786)
Items not involving the use of cash:
Amortization	31,016	69,151	56,109
Imputed interest on convertible notes	--	135,000	--
Common shares issued for services	29,000	--	--
Gain on settlement of liabilities	--	--	(161,205)
Changes in non-cash operating working
capital:
Accounts receivable	381,557	(595,508)	(124,910)
Inventories	--	45,834	66,002
Accounts payable and accrued liabilities	(121,244)	266,195	68,025
Deferred revenue	(5,095)	(3,746)	(216,569)

	(2,705,470)	(3,093,105)	(2,423,334)
Cash flows from investing activities:
Purchase of equipment	(24,772)	(43,057)	(70,161)
Short-term investments	(2,560,000)	--	--
Cash consideration paid on business
combination, net of cash assigned	--	--	(669,153)

	(2,584,772)	(43,057)	(739,314)
Cash flows from financing activities:
Issuance of common shares for cash	3,918,184	2,403,370	3,017,484
Issuance of special warrants	2,822,061	--	--
Repayment of advances payable	(100,000)	100,000	--
Receipt of advances payable	--	238,720	356,480
Costs of financing	(134,298)	(28,410)	--
Repayment of obligation under capital lease	(2,226)	(6,678)	(7,208)
Repayment of notes payable	--	(130,000)	(280,000)
Loan from (repayment of) related parties	(1,072,317)	608,975	46,770

	5,431,404	3,185,977	3,133,526

Increase (decrease) in cash and cash equivalents	141,162	49,815	(29,122)
Cash and cash equivalents, beginning of year	59,497	9,682	38,804

Cash and cash equivalents, end of year	$ 200,659	$ 59,497	$ 9,682

Supplementary information and disclosure of
non-cash financing and investing activities:
Interest paid	$ 2,972	$ 15,248	$ 13,926
Income taxes paid	--	--	--
Non-cash transactions not reported above:
Issuance of common shares on conversion
of debentures	--	595,200	--
Value assigned to detachable warrants	--	135,000	--
Share issue costs settled with options	--	7,306	--
Issuance of common shares for services
rendered	29,000	--	87,875
Accounts payable eliminated on business
combination	--	--	(180,000)

See accompanying notes to consolidated financial statements.

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

1.	Operations:

Imagis Technologies Inc. (the “Company”) was incorporated under the Company Act (British Columbia) on March 23, 1998. The Company operates in a single segment, being the development and sale of software applications and advanced biometric facial recognition software solutions. The Company’s assets are based in Canada. In the year ended December 31, 2001, two customers represented approximately 40% and 20% of total revenues (2000 — one customer represented approximately 50% of total revenues).

These financial statements have been prepared on a going concern basis which includes the assumption that the Company will be able to realize its assets and settle its liabilities in the normal course of business. For the year ended December 31, 2001, the Company has incurred a loss from operations of $3,020,704 and a deficiency in operating cash flow of $2,705,470. In addition, the Company has incurred significant operating losses and net utilization of cash in operations in all prior periods. Accordingly, the Company will require continued financial support from its shareholders and creditors until it is able to generate sufficient cash flow from operations on a sustained basis. Failure to obtain ongoing support of its shareholders and creditors may make the going concern basis of accounting inappropriate, in which case the Company’s assets and liabilities would need to be recognized at their liquidation values. These financial statements do not include any adjustment due to this going concern uncertainty.

2.	Significant accounting policies:

The Company prepares its financial statements in accordance with generally accepted accounting principles in Canada and, except as set out in note 12, also comply, in all material respects, with accounting principles generally accepted in the United States. The consolidated financial statements reflect the following significant accounting policies:

(a)	Basis of presentation:

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Imagis Cascade Technologies, Inc. All material intercompany balances and transactions have been eliminated.

(b)	Cash equivalents:

The Company considers all highly liquid investments with a term to maturity of three months or less when purchased to be cash equivalents. Investments having a term in excess of three months but less than one year are classified as short-term investments.

(c)	Inventories:

Inventories are recorded at the lower of cost, calculated on a weighted-average basis, and estimated net realizable value.

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

2.	Significant accounting policies (continued):

(d)	Equipment:

Equipment is recorded at cost and is amortized over its estimated useful life on a straight-line basis at the following annual rates:

Asset	Rate

Computer hardware	30%
Furniture and fixtures	20%

(e)	Revenue recognition:

(i)	Software sales revenue:

The Company recognizes revenue consistent with Statement of Position 97-2, “Software Revenue Recognition”. In accordance with this Statement, revenue is recognized, except as noted below, when all of the following criteria are met; persuasive evidence of a contractual arrangement exists, title has passed, delivery and customer acceptance has occurred, the sales price is fixed or determinable and collection is reasonably assured.

When a software product requires significant production, modification or customization, the Company generally accounts for the arrangement using the percentage-of-completion method of contract accounting. Progress to completion is measured by the proportion that activities completed are to the activities required under each arrangement. When the current estimate on a contract indicates a loss, a provision for the entire loss on the contract is made.

When software is sold under contractual arrangements that includes post contract customer support (“PCS”), the elements are accounted for separately if vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements. VSOE is identified by reference to renewal arrangements for similar levels of support covering comparable periods. If such evidence does not exist, revenue on the completed arrangement is deferred until the earlier of (a) VSOE being established or (b) all of the undelivered elements are delivered or performed, with the following exceptions: if the only undelivered element is PCS, the entire fee is recognized ratably over the PCS period, and if the only undelivered element is service, the entire fee is recognized as the services are performed.

The Company provides for estimated returns and warranty costs, which to date have been nominal, on recognition of revenue.

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

2.	Significant accounting policies (continued):

(e)	Revenue recognition (continued):

(ii)	Support revenue:

Contract support services revenue is deferred and is amortized to revenue ratably over the period that the support services are provided.

(f)	Use of estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported or disclosed in the financial statements. Actual amounts may differ from these estimates.

(g)	Foreign currency:

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated using rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

(h)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of substantive enactment. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

(i)	Stock compensation:

The Company has a stock option plan, which is described in note 6(f), and will, periodically, issue warrants for services rendered. No compensation expense is recognized when stock options or warrants are issued. Any consideration paid on exercise of stock options or warrants is credited to share capital.

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

2.	Significant accounting policies (continued):

(j)	Loss per share:

Loss per share is calculated using the weighted average number of shares outstanding during the fiscal period. This average includes outstanding common shares issued in a reporting period from their date of issuance. Diluted per share amounts are calculated by the treasury stock method whereby the assumed proceeds of dilutive exercisable instruments are applied to repurchase common shares at the average market price for the period. The resulting net issuance is included in the weighted average number for purposes of the diluted per share calculation.

(k)	Comparative figures:

Certain comparative figures have been reclassified to conform with the basis of presentation adopted in the current year.

3.	Equipment:

2001	Cost	Accumulated amortization	Net book value

Furniture and fixtures	$ 72,388	$ 36,644	$35,744
Computer hardware	126,200	110,106	16,094

	$198,588	$146,750	$51,838

2000	Cost	Accumulated amortization	Net book value

Furniture and fixtures	$ 68,858	$ 27,709	$41,149
Computer hardware	113,686	96,753	16,933

	$182,544	$124,462	$58,082

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

4.	Advances payable:

(a)	During the year ended December 31, 2000, the Company received $100,000 in advance of closing a private placement. The private placement occurred in the year ended December 31, 2001.

(b)

During the year ended December 31, 1999, the Company agreed to sell 595.2 convertible note units, each note unit consisting of one $1,000 convertible debenture and 1,562.5 share purchase warrants. Each convertible debenture had a one year term and bore interest at a rate of 8% per annum.

A holder of the convertible debenture had the option to convert it into common shares of the Company at a rate of $0.64 per share up until one year from the closing of this placement. Each share purchase warrant provides for the acquisition of one common share of the Company at a rate of $0.64 up until the first anniversary, and at a rate of $0.74 until the second anniversary of the closing of this placement.

As of December 31, 1999, the Company had received $356,480 towards the aggregate consideration of $595,200 for the convertible note units. Subsequent to December 31, 1999, the Company received the remaining $238,720 and the convertible note units were issued. For accounting purposes, the consideration received was allocated between the debt and equity components issued with the deemed debt discount, equal to the value assigned to the equity element, being recognized by a charge against income over the term of the debt. During the year ended December 31, 2000, all convertible debentures were converted into common shares in accordance with their original terms.

5.	Payable to related parties:

	2001	2002

International Portfolio Management Inc.	$ --	$ 578,222
Pacific Cascade Consultants Ltd.	--	494,095

	$ --	$1,072,317

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

6.	Share capital:

(a)	Authorized:

100,000,000 common shares without par value

(b)	Issued:

	Number of shares	Amount

Balance, December 31, 1998	2,300,000	$ 508,425

Exercise of warrants	150,000	45,000

Share capital prior to reverse take-over (note 1)	2,450,000	553,425
Issued on reverse take-over business combination (note 1)	3,400,000	206,510

Adjustment required by reverse take-over business combination
accounting principles	--	(641,299)
Issued for services related to the reverse take-over	172,500	87,875

--	6,022,500	206,511

Issued for cash on private placement	2,935,714	3,252,000
Costs of financing	--	(234,516)

Balance, December 31, 1999	8,958,214	3,223,995

Issued during year for cash:
On private placement	875,000	700,000
On debt conversion, including value assigned to warrants on
issuance	930,000	730,200
Options exercised	442,170	442,170
Warrants exercised	1,749,000	1,261,200
Issued for services related to private placement	11,581	7,296
Share issuance costs	--	(35,706)

Balance, December 31, 2000	12,965,965	6,329,155

Issued during year for cash:
On private placement	1,730,332	1,998,650
Options exercised	295,834	395,834
Warrants exercised	1,407,000	1,523,700
Issued for services related to private placement	20,000	29,000
Share issuance costs	--	(134,298)

Balance, December 31, 2001	16,419,131	$ 10,142,041

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

6.	Share capital (continued):

(c)

As at December 31, 2001, 266,669 common shares (2000 — 535,335; 1999 — 800,000) are being held in escrow. The common shares held in escrow at December 31, 2001 will be released from escrow on February 23, 2002.

(d)	Special Warrants:

(i)

On November 9, 2001, 1,427,682 Special Warrants were sold at a price of $2.17 per Special Warrant, each of which entitles the holder, upon exercise and without payment of further consideration, to acquire one common share of the Company and one-half of one common share purchase warrant (the “Warrants”) of the Company. Each whole Warrant will entitle the holder to purchase one common share of the Company at a price of $2.55 for a period of one year from the date the underlying shares are qualified for resale.

The securities issued pursuant to the brokered private placement and all underlying securities are subject to resale restrictions that will expire on March 9, 2002.

(ii)	Earnings per share calculations do not include the underlying common shares to outstanding Special Warrants.

(e)	Warrants:

At December 31, 2001 and 2000, the following warrants were outstanding:

December 31, 2000	Granted	Exercised	Expired	December 31, 2000	Exercise Price	Expiry Date

400,000	--	--	--	400,000	$1.25	To February 23, 2002
80,000	--	(80,000)	--	--	0.80	March 17, 2001
200,000	--	--	(200,000)	--	3.50	April 7, 2001
50,000	--	--	--	50,000	4.00	June 16, 2002
--	1,601,000	(1,327,000)	--	274,000	1.10	Various to May 6, 2003
--	114,666	--	--	114,666	2.17	November 9, 2002
--	713,840	--	--	713,840	2.17	Subject to qualification

730,000	2,429,506	(1,407,000)	(200,000)	1,552,506

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

6.	Share capital (continued):

(e)	Warrants (continued):

December 31, 1999	Granted	Exercised	Expired	December 31, 2000	Exercise Price	Expiry Date

24,000	--	(24,000)	--	--	$ --	-
400,000	--	--	--	400,000	1.25	To February 23,2002
--	875,000	(795,000)	--	80,000	0.80	March 17, 2001
--	930,000	(930,000)	--	--	0.64	January 6, 2002
--	200,000	--	--	200,000	3.50	April 7, 2001
--	50,000	--	--	50,000	4.00	June 16, 2002

424,000	2,055,000	(1,749,000)	--	730,000

December 31, 1998	Granted	Exercised	Expired	December 31, 1999	Exercise Price	Expiry Date

150,000	--	(150,000)	--	--	$--	--
24,000	--	--	--	24,000	1.25	February 23, 2000
400,000	--	--	--	400,000	1.25	To February 23, 2003
--	2,400,000	--	(2,400,000)	--	--	--
--	360,000	--	(360,000)	--	1.23	--

574,000	2,760,000	(150,000)	(2,760,000)	424,000

The 400,000 warrants having an exercise price of $1.25 per share outstanding at December 31, 2001, were to expire in three equal amounts on February 23, 2001, 2002 and 2003. During 2001, the Company agreed to extend the expiry date on the February 23, 2001 and February 23, 2002 expiry tranches to June 25, 2002.

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

6.	Share capital (continued):

(f)	Options:

The Company has granted stock options to certain employees, directors and advisors to buy an aggregate of 3,185,000 (2000 – 1,895,000) common shares of the Company, of which 738,004 have been exercised and 493,332 have been cancelled, at prices ranging between $0.30 and $2.90 (2000 — $0.30 and $3.75). All options expire five years from the date of grant. A summary of the status of the Company’s stock options at December 31, 2001 and 2000 and changes during the years ended on those dates is presented below:

	2001		2000

	Shares	Weighted Average exercise price	Shares	Weighted Average exercise price

Outstanding, beginning of year	1,451,164	$ 1.62	910,000	$ 0.82
Granted	1,290,000	1.34	985,000	2.06
Exercised	(295,834)	1.34	(442,170)	1.00
Cancelled	(491,666)	2.92	(1,666)	1.00

Outstanding, end of year	1,953,664	$ 1.15	1,451,164	$ 1.62

	1999

	Shares	Weighted average exercise price

Outstanding, beginning of year	230,000	$ 0.30
Granted	655,000	1.00
Exercised	--	--
Cancelled	--	--

Outstanding, end of year	885,000	$ 0.82

The following table summarizes information about stock options outstanding at December 31, 2001:

Range of exercise prices	Number outstanding December 31, 2001	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable December 31, 2001	Weighted average exercise price

$ 0.30	230,000	1.51 years	$ 0.30	230,000	$ 0.30
$ 1.00	1,183,664	3.78 years	1.00	623,674	1.00
$ 1.50	540,000	4.45 years	1.84	329,670	1.70

	1,953,664			1,183,344

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

7.	Related party transactions:

Related party transactions not disclosed elsewhere are as follows:

(a)	included in accounts payable and accrued liabilities is $271,072 (2000 — $204,331) which is due to companies with a director or officer in common.

(b)	included in administration expense is $484,255 (2000 — $572,638; 1999 — $104,002) for payments made to a company with a director in common for services rendered to the Company.

8.	Income taxes:

Income tax expense differs from the amount that would be computed by applying the federal and provincial statutory income tax rates of 39.6% (2000 — 44.6%) to income before income taxes due to valuation allowances provided against losses incurred in the year.

Future income tax assets are as follows:

	2001	2000

Future income tax asset:
Loss carry forwards	$ 3,594,871	$ 2,849,279
Capital assets	72,001	65,147
Financing costs	86,931	21,985

--	3,753,803	2,936,411
Valuation allowance	(3,753,803)	(2,936,411)

	$ --	$ --

As at December 31, 2001, the Company (including its subsidiary) has non-capital loss carry forwards aggregating approximately $9,077,000 available to reduce taxable income otherwise calculated in future years. These losses expire as follows:

2004	$1,169,000
2005	234,000
2006	2,006,000
2007	2,870,000
2008	2,798,000

$9,077.000

As indicated above, the tax benefits related to these loss carry forwards, the application of which may be restricted, has not been recognized in these financial statements as management does not consider it more likely than not that such assets will be realized in the carry forward period.

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

9.	Commitments:

The Company is committed to the following operating lease payments for equipment and office premises over the next five years from December 31, 2001:

2002	$135,434
2003	69,866
2004	26,713
2005	--
2006	--

$232,013

10.	Financial instruments and risk management:

(a)	Fair values:

The fair value of the Company’s financial instruments, represented by cash, accounts receivable, accounts payable and accrued liabilities and advances payable, approximates their carrying values due to their ability to be promptly liquidated or their immediate or short term maturity.

(b)	Credit risk:

The Company is exposed to credit risk only with respect to uncertainty as to timing and amount of collectibility of accounts receivable. The Company’s maximum credit risk is the carrying value of accounts receivable.

(c)	Foreign currency risk:

Foreign currency risk is the risk to the Company’s earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. Management has not entered into any foreign currency contracts to mitigate this risk.

11.	Subsequent events:

(a)	Subsequent to December 31, 2001, 102,999 options were exercised at a price of $1.00 and 17,850 warrants were exercised at a price of $1.10.

(b)	On February 8, 2002, the Company issued 37,500 shares to Roth Capital partners for future financing services.

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

12.	United States generally accepted accounting principles:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects with accounting principles generally accepted in the United States (“US GAAP”). Material issues that could give rise to measurement differences to these consolidated financial statements are as follows:

(a)	Stock-based compensation:

As described in note 6, the Company has granted stock options to certain employees, directors and advisors. These options are granted for services provided to the Company. For US GAAP purposes, an enterprise recognizes or, at its option, discloses the impact of the fair value of stock options and other forms of stock-based compensation in the determination of income. The Company has elected under US GAAP to continue to measure compensation cost for stock options granted to employees by the intrinsic value method. Options granted to non-employee consultants are required to be measured and recognized at their fair value as the services are provided and the options are earned. In addition, during the year ended December 31, 2001, the Company effectively repriced certain options whereby, under US GAAP, are accounted for as variable options and increases in the underlying common shares market price since the repricing date are recognized as compensation cost until the options are exercised, expire or forfeited.

(b)	Beneficial conversion option:

During the year ended December 31, 2000, the Company issued convertible debentures with detachable warrants attached (note 6(b)). For Canadian GAAP purposes, the issuance is considered to be of a compound debt and equity instrument and the proceeds have been allocated between the two elements based on their relative fair values. For US GAAP purposes, this allocation results in a beneficial conversion option as the fair value of the shares issuable on conversion of the debt is in excess of the value that would be issuable based on the reduced carrying value of the debt element. This beneficial conversion option has been amortized over the period to the first conversion date.

(c)	Warrant issuances for services:

During the year ended December 31, 2000, the Company issued 200,000 warrants having an exercise price of $3.50 each for services rendered. In accordance with the Company’s accounting policies, for Canadian GAAP purposes no value has been assigned to these warrant issuances. For US GAAP purposes, the fair value of these warrants would be determined based on an option pricing model and recognized as the services are provided.

(d)	Loss per share:

In accordance with US GAAP, common shares issuable on exercise of the Special Warrants are included in the calculation of the weighted average number of shares outstanding for purposes of the loss per share calculations.

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001, 2000 and 1999

12.	United States generally accepted accounting principles (continued):

(e)	The effect of these accounting differences on deficit, net loss, loss per share and future income taxes under United States accounting principles are as follows:

	2001	2000	1999

Deficit, Canadian GAAP	$(10,190,636)	$(7,169,932)	$(4,159,901)
Cumulative stock-based
compensation (a)	(1,054,612)	(904,501)	(114,224)
Beneficial conversion options (b)	(208,200)	(208,200)	--
Warrants issued for services (c)	(722,000)	(722,000)	--

Deficit, US GAAP	$(12,175,448)	$(9,004,633)	$(4,274,125)

Loss for the year, Canadian GAAP
	$(3,020,704)	$(3,010,031)	$(2,110,786)
Stock-based compensation (a)	(150,111)	(790,277)	(114,224)
Beneficial conversion options (b)	--	(208,200)	--
Warrants issued for services (c)	--	(722,000)	--

Loss for the year, US GAAP	$(3,170,815)	$(4,730,508)	$(2,225,010)

Loss per share, US GAAP - basic
and diluted	$ (0.22)	$ (0.41)	$ (0.29)

APPENDIX I

IMAGIS TECHNOLOGIES INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2002 AND 2001

This Management Discussion and Analysis has been reproduced from Imagis’ Interim Report and has not been changed or otherwise updated. Subsequent changes in Imagis’ business are described elsewhere in this Information Circular, including a description of Imagis’ Liquidity and Capital Resources after the Arrangement on page 29.

Item 2.   Management’s Discussion and Analysis or Plan of Operations

Forward-Looking Statements

        Statements in this Quarterly report about the Company’s future results, levels of activity, performance, goals or achievements or other events constitute forward-looking statements. These statements involve known or unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward–looking statements. These factors include, among others, those described in connection with the forward-looking statements, and the factors described under the heading “Risk Factors” in Exhibit 99.1 to this Quarterly Report, which is hereby incorporated by reference.

        In some cases, you can identify forward-looking statements by the Company’s use of words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative or other variations of these words, or other comparable words or phrases.

        Although the Company believes the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither the Company nor anyone else assumes responsibility for the accuracy or completeness of such forward- looking statements. The Company is under no duty to update any of our forward-looking statements after the date of this filing. You should not place undue reliance on forward-looking statements.

        Unless otherwise indicated, all references herein are to Canadian Dollars.

About Imagis

        Imagis Technologies Inc. is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. The Company currently has well over a hundred installations, including Toronto’s Pearson International Airport, the world’s 16th busiest airport. The Company markets its products through a network of business partners located in North America, Asia, Europe and Latin America, and has installations in the U.S., Canada, Mexico and the UK.

ID-2000 — Image Detection and Biometric Facial Recognition

        This software technology has enabled the Company to enter the biometric market.

        ID-2000 is a facial recognition software system designed for the law enforcement, airport security, gaming and security industries that captures an offender’s image, typically via a video camera, and then creates a biometric code that can be compared to other encoded images in a database. ID-2000 allows an individual in a database to be identified in seconds, using only an image or photograph as the search criterion. Matching records will be displayed as a list, together with their associated thumbnail images. From this list, any record can be selected and full details, together with a full size image, will be displayed. Extensive linkages enable the database to be mined to display details, such as aliases, known associates and vehicles, as well as images of other distinguishing features, such as marks, scars and tattoos. Where appropriate, details such as previous crimes or gang memberships can also be displayed. ID-2000 also works with Casino-ID and Envisage for use in the gaming and security sectors.

        ID-2000 is also available as a Software Development Kit, or SDK, which is designed to enable developers at the Company’s business partners to integrate its facial recognition capabilities into their own applications.

        In addition, the Company has adapted its facial recognition software to include the identification of non-facial objects in background imagery and personally identifiable markings, such as tattoos. The biometric solution purchased by the UK’s National Crime Squad, which incorporates these features, will be used to crack down on international online child pornography.

Secure-ID (Airport Security)

        Secure-ID is designed to use ID-2000 to scan the faces of travellers entering or leaving an airport, isolate individual faces, encode them and match them against a database of serious criminals or known terrorists. A variation on the system is already in use at Toronto’s Pearson International Airport, where the Royal Canadian Mounted Police have successfully used it to identify wanted individuals trying to enter Canada.

        Secure-ID uses standard surveillance cameras and requires no manual intervention. While it is possible to identify individuals in a crowd, cameras should be positioned where they can obtain clear images, such as the check-in desk, metal detector, gate and so on. Where there is a possible match, a monitor in the security office will display the image of the passenger, together with the image of the possible match in the database. The security officer at the screen will visually compare the two images and, if they match, take appropriate action.

CABS – Computerized Arrest & Booking System

        CABS is an integrated information and imaging system developed for the Royal Canadian Mounted Police (“RCMP”) and other law enforcement agencies. CABS currently has separate modules for offenders, non-offenders, staff and evidence. The offender module automates booking activities and reports, the production of mugshots and the generation of line-ups. Pictures of criminal suspects, as well as their marks, scars, tattoos and fingerprints, are all captured in the offender module of CABS. The non-offender module provides an electronic database of persons, such as teachers and day-care providers, who are required to be registered with the police. The staff module provides for the creation and management of staff identification. The evidence module provides for electronic management of photographs of evidence obtained in connection with a criminal arrest.

        The CABS system is designed to collect the same information that would be recorded manually during a traditional booking situation and to store all of the information and photo images that are required in connection with arresting and prisoner reports. Compared to manual bookings, CABS offers the following advantages:

•	captures more information than manual booking systems and allows the information to be retrieved quickly from multiple locations;

•	allows offender information to be used for multiple inquiries and report generating purposes;

•	generates automated line-ups based on user-specified criteria;

•	provides a variety of required reports and other documents with the offender’s photograph;

•	allows the collection and retrieval of photographs of the offender, including identifying physical marks such as tattoos, scars and other markings;

•	creates a database of offender information for access in the case of subsequent arrests or for generation of suspect lists;

•	can be integrated with livescan electronic fingerprinting systems and with other computer software systems; and

•	integrates with key dispatch systems, digital composite drawing programs and digital fingerprint systems to provide a complete police information management system.

        CABS advanced data sharing capabilities allow different authorities to access decentralised information. The Company has recently implemented its first regional data sharing system. This allows RCMP detachments to share live information entered by their individual detachments. The major advantage of this data sharing system is that it allows one detachment to search a larger database containing offender information when booking a suspect, increasing the probability that the booking officer will discover prior arrests for the same individual. The RCMP does not retain any ownership interest or residual rights over the CABS system.

Overview

        Revenue for software and services has historically accounted for a substantial portion of the Company’s revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services. The Company generally recognizes total revenue for software and services associated with a contract using percentage of completion method based on the total costs incurred over the total estimated costs to complete the contract.

        The Company’s revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company’s completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company’s results of operations. The loss of certain contracts could have a material adverse effect on the Company’s business, financial condition, operating results and cash flows. As a result of these and other factors, the Company’s results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.

        Recent events in the United States have increased awareness of and interest in products that have law enforcement or other security applications. There can be no assurance, however, that such trends will continue or will result in increased sales of the Company’s products and services.

Comparison of Results of Operations for the three months ended September 30, 2002 and September 30, 2001

Revenues

        Imagis’ total revenues increased 160% to $679,509 for the third quarter ended September 30, 2002 over the comparable prior year third quarter level of $261,583. The higher revenues were primarily attributable to higher software sales revenues.

        Sales of the Company’s software products rose 286% to $525,351 in the third quarter of this year as compared to $136,000 for the third quarter in 2001. The increase in software sales revenues this year is due to the UK’s National Crime Squad installation and the overall increased number of customers.

        Support and services revenues for the third quarter of 2002 were $104,688 and were 16% lower than those in the comparable quarter in 2001 of $124,333. The lower 2002 level resulted from reduced revenues derived from contract services this year, and is solely attributable to the completion of a single special contract the Company had taken on in 2000 directly rather than through a partner and which concluded mid-2001. As stated last year, the Company is not seeking such contract work but intends to remain focused on both development and more profitable sales of its software products. The support revenues are increasing as sales revenues increase and the deferred revenue of $451,898 recorded as at September 30, 2002 consists solely of ongoing support contracts.

        Other revenues were $49,470 for the third quarter of 2002, whereas comparable revenues of only $1,250 were earned in the second quarter of the prior year. The increase is primarily due to a $34,551 recovery of interest on an account receivable from a customer. The balance of these revenues represents primarily interest earned on short-term investments.

Operating Expenses

        Operating expenses totalled $2,322,875 for the third quarter in 2002, which is 155% higher than the 2001 third quarter operating expenses of $910,339. The higher costs over the prior year third quarter resulted from increases in permanent and contracted staff, greater travel in sales and marketing and administration, and exceptional corporate costs included in the administrative category. Operating costs include cost of materials and services, sales and marketing, technical services, technology development, administration, stock based compensation, interest and amortization.

Cost of Materials and Services

        The costs of materials and services are incurred in conjunction with the support services that the Company provides to customers. These costs amounted to $21,118 in the third quarter of 2002, which is significantly lower than the level in the third quarter of 2001 of $42,746. The lower costs result from the completion of the installation at Alameda, which installation increased these costs significantly in 2001.

Sales and Marketing

        Sales and marketing expenses for the third quarter of 2002 were $803,626, and were 346% higher than those in the comparable period in 2001 of $180,021. The increase is attributable to higher costs incurred for new sales representatives in the US, Europe and the Far East engaged on a contract basis in 2002 and additions to salaried sales staff. The sales representatives’ cost increased 212%. There were no contracted sales representatives prior to this time, and hence no comparable 2001 contract costs. In addition, travel and trade show costs for both staff and these representatives rose approximately 306% due to the increase in the amount of travelling and overall activity this year over that in the prior year when funds were limited. The Company may increase its sales team further in the year should the need arise but no further additions are currently contemplated. Consequently, the Company expects that quarterly sales and marketing expenses will continue at approximately the current level in future quarters.

Technical Services

        Costs for the technical services group were $195,819 in the third quarter of this year, which is 25% higher than the comparable 2001 third quarter costs of $156,920. The costs in 2001 year reflect primarily the travel costs in support of the Alameda installation, necessitated by the technical aspects of the application. This installation is now completed. The increased costs in 2002 reflect the increase in software sales and include the costs incurred to complete the Alameda project. The technical services group generally assists the Company’s strategic partners in their installation of Imagis’ products and also provides clients with any technical support they may require under annual support contracts, and includes primarily costs for salaries, facilities and travel. Costs for future quarters will be dependent on the sales levels achieved by the Company.

Technology Development

        The technology development expenses for the third quarter of 2002 were $356,955, which is 21% higher than the 2001 comparable costs of $294,245. The increase over the prior period reflects a number of additions to staff and higher travel costs incurred this year. The Company has been adding to its development staff throughout 2002 and continues to increase its development group capability. Along with its regular project development assignments, the group is providing special support and enhancements to the UK National Crime Squad application. Technology development expenses are expected to remain at this approximate level throughout the remainder of the year.

Administration

        Administrative costs for the third quarter of 2002 were $892,022, which is 289% higher than for the comparable quarter in 2001 of $229,585. Administrative costs include staff salaries and related benefits and travel, stock based compensation, consulting and professional fees, facility and support costs, shareholder, regulatory and investor relations costs and 2002 special financial advisory costs incurred related to the Company’s corporate strategies, which includes the new strategic partnership achieved with OSI Systems, Inc. and a special corporate privatization proposal received in the first quarter.

        Generally all categories were higher due to the higher level of corporate activity this year. Staff costs rose 69% due to the addition of staff. Facility and support costs rose 144% over the prior year due to the overall staff growth and use of contract support staff. Travel rose 78% due to management staff travel associated with financing and business alliances. Consulting and professional fees rose approximately 1000%, primarily due to an increase in legal costs of $124,618 and financial advisory consulting costs of $66,650. These costs represent 70% of the total consulting and professional fees and there were no comparable costs in the prior year’s quarter. Shareholder, regulatory and investor relations costs rose approximately 1000%. This last increase primarily reflects the Company’s continued corporate branding efforts worldwide, and totals $75,711, there were no significant comparable costs in the prior year’s quarter. Stock based compensation for the third quarter was $128,337 and consists of the estimated fair market value of options granted to non-employees, based on the Black-Scholes model. The policy of recording stock based compensation was adopted as of January 1, 2002 consequently there is no comparable figure for the prior year’s quarters.

        The Company’s administrative costs have declined from the second quarter level due to no longer using the financial advisory services and contract support staff, and management is taking steps to further reduce these costs.

Interest and Amortization

        Interest expense incurred this year related to financing of equipment amounted to $1,232, down slightly from the level in the prior comparable quarter of $1,608. Amortization in the third quarter of 2002 amounted to $52,103 as compared to $5,214 for the third quarter of 2001. The increase in amortization expense reflects recent purchases of equipment.

Net Loss for the Period

        Overall, the Company incurred a net loss for the 2002 third quarter of $1,643,367 or $.09 per share, which is 153% higher than the net loss incurred in the third quarter of 2001 of $648,756 or $.04 per share. While revenues rose 160% in the quarter, significantly higher operating costs incurred in sales and marketing, technology development, stock based compensation, and administration significantly offset the revenue gain.

Comparison of Results of Operations for the nine months ended September 30, 2002 and September 30, 2001

Revenues

        Imagis’ total revenues for the nine months increased 101% to $2,733,114 over the comparable prior year nine-month revenues of $1,359,044. As was the case for the third quarter, the higher revenues were primarily attributable to higher software sales.

        Sales of the Company’s software products rose 147% to $2,433,927 in the first nine months of this year as compared to $985,092 for the first nine months in 2001. The increase in software sales revenues this year primarily resulted from revenues generated from the Alameda and NCS installations, the Zixsys licensing contract announced in the second quarter of this year, and the overall increase in the number of customers.

        Support and services revenues for the nine months were $216,339, which is 35% lower than those in the comparable period in 2001 of $334,428. As noted for the quarter, the lower 2002 level resulted from reduced revenues derived from contract services this year, as opposed to 2001 when revenues were also derived from a special contract the Company had undertaken. The nine-month revenues from support contracts in 2002 were higher than those earned in the same period of 2001 and as noted for the quarter, the deferred revenue of $451,898 recorded as at September 30, 2002 consists solely of ongoing support contracts.

        Other revenues were $82,848 for the nine months of this year, whereas revenues of $39,524 were earned in the nine months of the prior year. The increase is primarily due to a $34,551 recovery of interest on an account receivable from a customer. The balance of these revenues represents both interest earned on short-term cash investments and miscellaneous replacement parts sales.

Operating Expenses

        Operating expenses totalled $7,173,855 for the nine months in 2002, which is 144% higher than the 2001 nine-month costs of $2,935,574. The increase in costs over the prior period resulted from increases in staff, greater travel for sales and marketing and administration, and exceptional corporate finance costs included in the administrative category. Operating costs include cost of materials and services, sales and marketing, technical services, technology development, administration, stock based compensation, interest and amortization.

Cost of Materials and Services

        The costs of materials and services amounted to $174,579 in the nine months of 2002, which is 56% higher than the level in the nine months of 2001 of $112,213. The higher costs reflect primarily a withholding tax charge of $49,000 applied on the Zixsys revenues.

Sales and Marketing

        Sales and marketing expenses for the nine months of 2002 were $2,197,551, which is 246% higher than for the comparable nine-month period in 2001 of $635,456. Of the $1,562,095 increase, approximately $737,000 represents costs incurred for new sales and marketing representatives located throughout the world, both on a salaried and contract basis. There were no sales and marketing representatives on contract prior to this time, and hence no comparable 2001 costs. In addition, travel and trade show costs for both staff and representatives rose approximately $220,000 or 65% due to the increase in the number travelling and overall activity this year over that in the prior year, and advertising and marketing efforts increased by $145,000 or 350%.

Technical Services

        Costs for the technical services group were $645,038 for the nine months of this year, which is 17% higher than the comparable 2001 costs of $549,351. As noted for the quarter, the costs in both years reflect primarily the travel costs in support of the Alameda installation, necessitated by the very technical aspects of the application. The installation ultimately involved full system integration of Imagis’ software with 34 regional detachments operating under varying legacy database systems.

Technology Development

        The Technology development expenses for the nine months of 2002 were $1,139,672, which is 38% higher than the 2001 comparable expenses of $823,767. The increase over the prior period reflects a number of additions to permanent staff and higher travel costs incurred this year.

Administration

        Administrative expenses for the nine months of 2002 were $2,627,827, which is 247% higher than the expenses incurred in the comparable nine months in 2001 of $758,023. Generally all categories were higher due the higher level of corporate activity this year. Staff, facility and support costs rose 106% over the prior year due to the overall staff growth and use of contract support staff. Travel rose 111% due to management staff travel associated with financing and business alliances. Consulting and professional fees rose approximately 845%, primarily due to an increase in legal costs of $145,000 and financial advisory consulting costs of $548,811. No comparable financial advisory costs were incurred in the nine months of 2001.Shareholder, regulatory and investor relations costs rose approximately 639%. This last increase primarily reflects the Company’s continued corporate branding efforts worldwide. Stock based compensation for the nine months was $275,519 and consists of the estimated fair market value of warrants and options granted to non-employees, based on the Black-Scholes model. The policy of recording stock based compensation was adopted as of January 1, 2002 consequently there is no comparable figure for the prior year’s quarters.

        The Company’s administrative costs have declined during the third quarter from the second quarter level due to no longer using the financial advisory services and contract support staff, and management is taking steps to further reduce these costs.

Interest and Amortization

        Interest expense for the nine months of this year for financed capital equipment amounted to $4,904, down 89% from the level in the prior comparable nine-month period of $43,240. Amortization for the first nine months of 2002 amounted to $108,765 as compared to $13,524 for the first nine months of 2001. The increase in amortization expense reflects recent purchasing of equipment.

Net Loss for the Period

        Overall, the Company incurred a net loss for the nine months of 2002 of $4,440,741 or $0.25 per share, which is 182% higher than the net loss incurred in the first nine months of 2001 of $1,576,530 or $0.11 per share. As was the case for the third quarter, while revenues rose 101% during the nine months, the significantly higher operating costs incurred in sales and marketing, technology development, stock based compensation, and particularly administration significantly offset this revenue gain.

Liquidity and Capital Resources

        The Company’s cash on hand at the beginning of the year, including funds on deposit, aggregated $2,760,659. During the first nine months of 2002, the Company received additional funds of $1,368,374 from the exercise of both stock options and warrants. In total, 272,670 options and 606,757 warrants were exercised which resulted in aggregate proceeds to the Company of $266,755 and $1,101,619, respectively. On July 8, 2002, the Company also completed a private placement of 1,166,667 common shares, described below, that resulted in net proceeds to the Company of $2,418,424 after commissions and share issue costs. The total received for the issuance of common shares was $3,786,798.

        The Company used these funds primarily to finance its operating loss for the nine-month period. The impact on cash of the loss of $4,440,741, after adjustment for non-cash items and changes to other working capital accounts in the period, primarily an increase in trade and accrued accounts receivable aggregating $1,163,162, resulted in a negative cash flow from operations of $4,860,208. The Company also used funds to purchase capital equipment amounting to $276,642, and to purchase a software application license for $236,395 during the period.

        To meet the requirements of the adjusted loss coupled with the equipment and software application license purchases, a call on the Company’s short-term cash deposits amounting to $1,839,495 was made.

        In summary, the Company’s cash position rose by $253,049 from $200,659 at the beginning of the year to $453,708 at September 30, 2002, and additional funds on deposit declined from $2,560,000 at January 1, 2002, to $720,505 at the period end. The increase of $253,049 resulted from the additions to cash from the share issuances and the call on the Company’s invested funds netted against the demands on cash for the operations and the capital expenditures incurred during the first nine months of this year.

        On July 8, 2002, pursuant to a subscription agreement, the Company issued to OSI Systems Inc. 1,166,667 common shares and 291,667 warrants, each warrant to purchase one common share exercisable until July 8, 2004, at an exercise price of US$1.50 per share, at an aggregate purchase price of US$1,750,000. The subscription agreement provides, among other things, for an adjustment to the purchase price through the issuance of additional shares if the Company issues common shares or other securities convertible into or exercisable for common shares in another financing (with some exceptions) prior to July 9, 2003, at a price less than US$1.50 per share. The warrants provide for a similar adjustment as to the number of warrants and exercise price in the event of such an issuance.

        Pursuant to the subscription agreement, the Company also agreed to designate one nominee of OSI to our Board of Directors, and OSI has designated Deepak Chopra, its Chief Executive Officer and a director, who was subsequently appointed as a director of Imagis. As a result of its purchase of the shares and warrants, OSI has become a principal shareholder of Imagis.

        In connection with OSI’s purchase of shares and warrants, on July 8, 2002, the Company entered into the following additional agreements with OSI:

i. Product Development and Marketing Agreement. Under this agreement, the Company formed a strategic alliance with OSI to develop mutually agreed integrated airport and transportation security products using its facial recognition technologies and OSI’s security products. The Company agreed to form an internal transportation security group and commit a minimum of US$250,000 to develop these products and operate this group. Imagis will receive a royalty for all sales made by OSI of products developed under this agreement.

ii. Software Developer Services Agreement. Under this agreement, Imagis agreed to engage, and OSI agreed to make available, the services of software engineers and equipment in OSI’s software development facility in Hyderabad, India. The Company agreed to pay to OSI a minimum of US$250,000 during the term of the agreement, which expires on June 30, 2003, provided that if the aggregate amount paid to OSI on such date is less than US$250,000, the agreement can be extended for six months.

iii. Joint Venture Letter of Intent. Under this letter of intent, upon OSI’s establishment of a Brazilian entity to oversee marketing, sales, service and assembly and marketing of OSI’s products, in Brazil and the establishment of an office in Brazil, Imagis will invest US$250,000 for a 20% equity ownership in that entity.

        During the second quarter of this year the Company entered into a strategic alliance agreement with Sanyo Semiconductor Company and Intacta Technologies Inc. to form Zixsys Inc. (formerly known as SecurityART Inc.). Zixys will integrate the hardware and software technologies of all three companies and thereafter market security products for use in airports, buildings, laboratories, document authentication and verification for passports, visas and ID cards. During the quarter ended September 30, 2002 Imagis acquired the rights to Intacta Technologies Inc.‘s royalties’ payable under the strategic alliance agreement for consideration of US$150,000.

        There can be no assurance that the relationships with OSI or Zixsys or the integration of technologies with OSI or Zixys will prove to be successful in the future or will result in any material revenue for the Company.

        As indicated at year-end, management continues to believe that based on current projections, the Company will be able to sustain its operations through the remainder of the year with its present resources. Thereafter, the Company will be required to seek additional financing to fund its operations.

        There is no assurance that the Company will be able to secure financing or that such financing will be obtained on terms favourable to the Company. Failure to obtain adequate financing could result in significant delays in development of new products and a substantial curtailment of Imagis’ operations.

APPENDIX J

IMAGIS TECHNOLOGIES INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEARS ENDED

DECEMBER 31, 2001 AND 2000

This Management Discussion and Analysis has been reproduced from Imagis’ 2001 Annual Report and has not been changed or otherwise updated. Subsequent changes in Imagis’ business are described elsewhere in this Information Circular, including a description of Imagis’ Liquidity and Capital Resources after the Arrangement on page 29.

Item 6.   Management’s Discussion and Analysis or Plan of Operations

Forward Looking Statements

        Statements in this Annual Report on Form 10-KSB, including those concerning Imagis Technologies Inc.‘s (the “Company”) expectations of results of the Company’s operations in future periods, the amount and timing of revenues and earnings in future periods, future sales, gross profits, sales and marketing expenses, technical services expenses, technology development expenses, administration expenses, product introductions and cash requirements include certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, the Company’s actual results may vary materially from expectations as a result of certain factors including, but not limited to, the failure of the market for the Company’s products to grow as anticipated; the success of certain strategic alliances among the Company and certain third parties; product pricing or other initiatives of the Company’s competitors; the possibility that the Company’s other customers defer purchasing decisions due to economic or other conditions or will purchase products offered by the Company’s competitors; product development, product pricing or other initiatives of the Company’s competitors; variations in the level of orders which can be affected by general economic conditions and in the markets served by the Company’s customers; international economic and political climates; difficulties or delays in the functionality or performance of the Company’s products; the Company’s timing of future product releases or improvements; the Company’s failure to respond adequately to either changes in technology or customer preferences; changes in pricing; the Company’s ability to manage growth; risk of non-payment of accounts receivable; changes in budgeted costs and the factors listed in this Annual Report. See “Risk Factors.”

        In some cases, you can identify forward-looking statements by the Company’s use of words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative or other variations of these words, or other comparable words or phrases.

        Although the Company believes the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements or other future events. The Company is under no duty to update any of our forward-looking statements after the date of this filing. You should not place undue reliance on forward-looking statements.

        Unless otherwise indicated, all references herein are to Canadian Dollars.

About Imagis

        Imagis Technologies Inc. is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. The Company currently has well over a hundred installations, including Toronto’s Pearson International Airport, the world’s 16th busiest airport. The Company markets its products through a network of business partners located in North America, Asia, Europe and Latin America, and has installations in the US, Canada, Mexico and the UK.

ID-2000 – Image Detection and Biometric Facial Recognition

        This software technology has enabled the Company to enter the biometric market.

        ID-2000 is a facial recognition software system designed for the law enforcement, airport security, gaming and security industries that captures an offender’s image, typically via a video camera, and then creates a biometric code that can be compared to other encoded images in a database. ID-2000 allows an individual in a database to be identified in seconds, using only an image or photograph as the search criterion. Matching records will be displayed as a list, together with their associated thumbnail images. From this, any record can be selected and full details, together with a full size image, will be displayed. Extensive linkages enable the database to be mined to display details, such as aliases, known associates and vehicles, as well as images of other distinguishing features, such as marks, scars and tattoos. Where appropriate, details such as previous crimes or gang memberships can also be displayed. ID-2000 also works with Casino-ID and Envisage for use in the gaming and security sectors.

        ID-2000 is also available as a Software Development Kit, or SDK, which is designed to enable developers at the Company’s business partners to integrate its facial recognition capabilities into their own applications.

        In addition, the Company has adapted its facial recognition software to include the identification of non-facial objects in background imagery and personally identifiable markings, such as tattoos. The biometric solution purchased by the UK’s National Crime Squad will be used to crack down on international online child pornography. The ability of law enforcement agencies to identify background imagery, as well as victims and perpetrators, is an important factor in preparing for and solving missing persons investigations.

Secure-ID (Airport Security)

        Secure-ID is designed to use ID-2000 to scan the faces of travellers entering or leaving an airport, isolate individual faces, encode them and match them against a database of serious criminals or known terrorists. A variation on the system is already in use at Toronto’s Pearson International Airport, where the Royal Canadian Mounted Police have successfully used it to identify wanted individuals trying to enter Canada.

        Secure-ID uses standard surveillance cameras and requires no manual intervention. While it is possible to identify individuals in a crowd, cameras should be positioned where they can obtain clear images, such as the check-in desk, metal detector, gate and so on. Where there is a possible match, a monitor in the security office will display the image of the passenger, together with the image of the possible match in the database. The security officer at the screen will visually compare the two images and, if they match, take appropriate action.

CABS – Computerized Arrest & Booking System

        CABS is an integrated information and imaging system developed for the Royal Canadian Mounted Police (“RCMP”) and other law enforcement agencies. CABS currently has separate modules for offenders, non-offenders, staff and evidence. The offender module automates booking activities and reports, the production of mugshots and the generation of line-ups. Pictures of criminal suspects, as well as their marks, scars, tattoos and fingerprints, are all captured in the offender module of CABS. The non-offender module provides an electronic database of persons, such as teachers and day-care providers, who are required to be registered with the police. The staff module provides for the creation and management of staff identification. The evidence module provides for electronic management of photographs of evidence obtained in connection with a criminal arrest.

        The CABS system is designed to collect the same information that would be recorded manually during a traditional booking situation and to store all of the information and photo images that are required in connection with arresting and prisoner reports. Compared to manual bookings, CABS offers the following advantages:

•	captures more information than manual booking systems and allows the information to be retrieved quickly from multiple locations;

•	allows offender information to be used for multiple inquiries and report generating purposes;

•	generates automated line-ups based on user-specified criteria;

•	provides a variety of required reports and other documents with the offender’s photograph;

•	allows the collection and retrieval of photographs of the offender, including identifying physical marks such as tattoos, scars and other markings;

•	creates a database of offender information for access in the case of subsequent arrests or for generation of suspect lists;

•	can be integrated with livescan electronic fingerprinting systems and with other computer software systems; and

•	integrates with key dispatch systems, digital composite drawing programs and digital fingerprint systems to provide a complete police information management system.

        CABS advanced data sharing capabilities allow different authorities to access decentralised information. The Company has recently implemented its first regional data sharing system. This allows RCMP detachments to share live information entered by their individual detachments. The major advantage of this data sharing system is that it allows one detachment to search a larger database containing offender information when booking a suspect, increasing the probability that the booking officer will discover prior arrests for the same individual. The RCMP does not retain any ownership interest or residual rights over the CABS system.

Overview

        Revenue for software and services has historically accounted for a substantial portion of the Company’s revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services. The Company generally recognizes total revenue for software and services associated with a contract using percentage of completion method based on the total costs incurred over the total estimated costs to complete the contract.

        The Company’s revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company’s completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company’s results of operations. The loss of certain contracts could have a material adverse effect on the Company’s business, financial condition, operating results and cash flows. As a result of these and other factors, the Company’s results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.

        Recent events have increased awareness of and interest in products that have law enforcement or other security applications. There can be no assurance, however, that such trends will continue or will result in increased sales of the Company’s products and services.

Results of Operations for the year ended December 31, 2001 Compared to December 31, 2000

Revenues

        The Company’s overall revenues for the year 2001 rose 90% to $2,080,704 over the year 2000 revenue level of $1,097,719. However, sales of the Company’s software products increased 108% to $1,519,925 in 2001 from the prior year amount of $729,127. The gain in software sales revenue includes higher revenues earned on sales of the Company’s CABS and ID-2000 products to law enforcement agencies, initial sales in the last quarter of its new ID-2000 SDK version, and revenues of $453,208 for the sale of the Company’s Casino-ID software, a version of the Company’s CABS product adapted for casinos, to a US-based reseller for worldwide distribution. These gains are attributed to an increased awareness of the Company and its software products as a result of the Company’s greater marketing efforts during 2001.

        Support and service revenues rose $79,811 or 29% to $356,441 in 2001 from the year 2000 amount of $276,630. Software support revenues included in this revenue category rose $44,182 or 39% to $157,254 in 2001 from $113,072 in the prior year. The remainder of the gain was essentially all derived from fees earned from a service contract, which has now been completed. The Company intends to concentrate its focus exclusively on its software product sales and development where higher gross margins on sales are realized and is not seeking further such service contract income going forward.

        Other revenues were $112,376 or 122% higher at $204,338 in the 2001 fiscal year, up from the prior year 2000 amount of $91,962. Other revenue in 2001 represents recoveries of costs for materials used in installations of the Company’s software products, but in prior years, it also included cost recoveries for hardware also purchased in conjunction with specific installations. No revenue from the recovery of hardware purchase costs was earned in 2001, whereas in 2000, the Company earned approximately $44,000 from such recoveries.

Operating Costs

        Total operating costs rose in 2001 to $5,101,408, an increase of 24% over the year 2000 level of $4,107,750. The increase is due primarily to significantly higher expenditures incurred by the Company’s technology development group for added development work on the Company’s ID-2000 products and higher administration costs incurred primarily to increase market awareness of the Company and its products in the United States and internationally, and for corporate and product branding.

Costs of materials and services

        Costs of materials and services for the year 2001 were $175,851, up fractionally from the prior year amount of $173,136. The primary reason for the increase is materials required for the Alameda installation. This was partially offset by the elimination in 2001 of costs for hardware components previously purchased for customers in 2000 and prior years, which amounted to approximately $128,000 in 2000. No purchased hardware costs were incurred in 2001.

Sales and marketing

        Sales and marketing costs for the year 2001 of $923,010 were 16% lower than those in 2000 year of $1,102,140. The costs include staff salaries, travel, marketing materials and facility expenses including communications. The lower 2001-year level reflects a restraint in travel imposed throughout the first half of the year due to cash constraints in that period coupled with lower costs of printed product marketing materials. In 2000, unusually high costs for such marketing materials were incurred related to the initial launch of the Company’s ID-2000 facial recognition software. Management plans to add several sales and marketing staff in 2002 and to significantly expand its sales and marketing programs to further increase awareness of the Company’s software products in North America and worldwide where biometric security applications are needed. As a consequence, management expects that sales and marketing costs will rise significantly over the 2001 level.

Technical services

        Costs for the technical services function were higher at $732,906, up 19% over the year 2000 amount of $613,915. The technical services function manages all product installations, either performing the installation directly or assisting and supporting the installation made by one of the Company’s partners. Costs were higher in 2001 due to the direct involvement of a number of technical services staff in the Alameda installation due to its breadth of scope and technical complexity, and the increased function costs reflect primarily additional travel costs of the installation team on site. Generally, the Company relies on its sales partners for installation support. However, should sales occur where a partner is unable to fulfil this support function, the Company may need to again dedicate staff and incur travel and other related costs to assist the customer, resulting in higher technical services costs.

Technology development

        The technology development function expenditures for 2001 rose 37% to $1,215,945 over the year 2000 comparable amount of $888,837. Technology development costs include principally salaries, which represent 60% of the total 2001 function costs. The increase in 2001 is due to higher salary costs incurred for additional technical staff, and higher lease costs from the significant expansion of the leased space to accommodate this larger development group. For 2002, the Company intends to add several more development staff to further increase the functionality of its existing products, but also to start development work on a number of pattern recognition applications, which have recently been identified. One such application is an extension to the requirements of the Company’s sale to the National Crime Squad (UK) to provide scene analysis, an application unrelated to facial imaging but one which the Company’s core software is capable of delivering. These additions to staff are expected to cause 2002 costs to increase above the 2001 expenditures.

Administration

        Administration costs for the year 2001, which amounted to $1,981,124, are 76% higher than those incurred in 2000 of $1,125,571. Administration costs include administration staff salaries and travel, facility costs, professional and consultant fees and shareholder and regulatory costs. The significant cost increase in the current year reflects a 192% increase in travel, and other corporate costs associated with an extensive general market awareness and overall branding program undertaken directly by the Company’s executive with the aid of consultants, and deemed essential to position the Company’s products against those of its competitors in the intensified market sectors of airport and government security in the United States and internationally. All other administration costs were comparable to those incurred in the prior year with some increases to support costs related to the higher 2001 level of activity.

Net Loss for the Period

        The Company incurred a net loss overall for the year amounting to $3,020,704 or $0.21 per share, which is only fractionally higher than the loss in 2000 of $3,010,031 or $0.26 per share. Under U.S. GAAP accounting requirements, additional costs, primarily related to stock-based compensation to directors, officers, staff and consultants, amounting to $150,111 would be incurred and, accordingly, the

U.S. GAAP net loss would be $3,170,815, or $0.22 per share, as compared to the prior year comparable net loss of $4,730,508 or $0.41 per share.

Liquidity and Capital Resources

        The Company’s liquidity improved significantly in 2001, with its cash on hand increasing from an opening position of $59,497 to the closing balance at December 31, 2001 of $200,659 in cash and short-term investments amounting to $2,560,000. There were no short-term investments in 2000. The increase was realized through the exercise of the Company’s options and warrants, and the completion of three financings in the year. Funds derived in the year from the exercise of options amounted to $395,834 and from the exercise of warrants amounted to $1,523,700.

        With respect to financing, in its first round, a private placement, the Company issued 1,501,000 units priced at $1 per unit, each unit convertible into one common share and one full warrant convertible into another common share at a price of $1.10. This yielded proceeds of $1,501,000 to the Company. The second financing, completed early in the fourth quarter, was also a unit private placement, in this case for the issue of 229,332 units priced at $2.17 per unit. Each unit consisted of one common share and a half warrant, with two half warrants converting into one common share at an exercise price of $2.55, and this netted cash of $497,650 to the Company. These two financings provided an aggregate cash infusion to the Company of $1,998,650. The third financing was completed shortly after the second and involved the sale of 1,427,682 special warrants also priced at $2.17 per special warrant, and yielded net proceeds of $2,822,061. Each special warrant is convertible into one common share and one half warrant on similar terms to those of the private placement unit and at a price of $2.55. In total, during 2001 the Company raised approximately $6.7 million.

        These new funds were used primarily to sustain the Company’s operating loss for the year of $3,020,704. With the stronger cash position, the Company was also able to extinguish its related party loans amounting to $1,072,317, to make short-term deposits amounting to $2,560,000 and to acquire additional computer equipment at a cost of $24,772. After the loss for the year adjusted for non-cash items and these disbursements, the Company had a net gain in cash in the year of $141,162 and when added to the cash on hand at the beginning of the year of $59,497, cash at December 31, 2001 available for future operations, exclusive of the additional funds on deposit of $2,560,000, aggregated the above-noted amount of $200,659.

        At present with this operating capital and two major outstanding order commitments, management believes the Company is capable of sustaining its operations throughout the remainder of the year with no further financing requirements. However as noted above, its business plan for 2002 anticipates continuing product development work in both its traditional biometric applications and in new development of non-biometric applications. In addition, the Company recently identified other areas in discussions with its newest strategic partner, the Sanyo Semiconductor Company, and consequently sees the need to continue to add development staff.

        From a marketing perspective, a number of international opportunities have arisen and the Company’s plan calls for added emphasis in advancing awareness of its products internationally, and additional sales and marketing staff are planned for this undertaking. Taking into account these various new opportunities, the Company may consider additional financing this year to funds its 2002 operations.

APPENDIX K

IMAGIS TECHNOLOGIES INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEARS ENDED

DECEMBER 31, 2000 AND 1999

This Management Discussion and Analysis has been reproduced from Imagis’ 2000 Annual Report and has not been changed or otherwise updated. Subsequent changes in Imagis’ business are described elsewhere in this Information Circular, including a description of Imagis’ Liquidity and Capital Resources after the Arrangement on page 29.

Item 6.   Management’s Discussion and Analysis

Overview

        In February 1999, the Company completed the acquisition of Imagis Cascade, and in the second quarter of the year ended December 31, 1999, the Company completed a financing that raised approximately $2.9 million before offering costs. The acquisition was accounted for as a reverse take-over whereby the company acquired, in this case Imagis Cascade, is deemed the parent for reporting purposes and the acquirer, in this case Imagis Technologies Inc., is considered the target or acquired entity. This treatment conforms with generally accepted accounting principles in Canada, which are essentially identical to those applicable in the United States for such transactions. Under this methodology, the revenues and expenses of the Company, for the two (2) months prior to the acquisition of Imagis Cascade in 1999 are excluded from the results reported in the comparative figures for 1999. For the current year, all revenues and expenses of both Imagis and Imagis Cascade for the full twelve (12) months are included in the statements of earnings and cash flows.

        You should read the following discussion and analysis in conjunction with the audited financial statements and notes thereto appearing elsewhere in this Form 10-KSB. The Consolidated Financial Statements were prepared in accordance with Canadian GAAP and are presented in Canadian dollars. There are differences between United States and Canadian GAAP. A reconciliation of the financial statements to United States GAAP is set forth in Note 14 to the Consolidated Financial Statements. The information contained in this report is in Canadian dollars unless provided otherwise. See “Currency and Exchange Rates” at page 2.

Results of Operations for the year ended December 31, 2000 Compared to December 31, 1999

Revenues

        The Company’s revenues for the year ended December 31, 2000 were $1,097,719, compared to $722,193 for the year ended December 31, 1999, which represents an increase of approximately 52%. Sales of the Company’s software increased approximately 167% to $729,127 for the year ended December 31, 2000, compared to $272,687 for the year ended December 31, 1999. Support and service revenues increased approximately 19% to $276,630 for the year ended December 31, 2000, compared to $233,065 for the year ended December 31, 1999. The gain in software sales revenues reflects both higher revenues earned on sales of the Company’s CABS product and sales of the Company’s new biometric products, ID-2000 and Casino ID, both offering a facial recognition capability. Offsetting these gains, hardware and other sales revenues declined approximately 58% to $91,962 for the year ended December 31, 2000, compared to $216,441 for the year ended December 31, 1999. The lower hardware sales revenues reflect the Company’s efforts to withdraw from sales of hardware equipment sold in conjunction with sales of the Company’s software products and the use of the Company’s partners to satisfy any equipment needs.

Operating Costs

        The Company’s operating costs increased for the year ended December 31, 2000 to $4,107,750, compared to $2,832,979 for the year ended December 31, 1999, which represents an increase of approximately 45%. The increase is due primarily to significantly higher expenditures incurred by the Company’s technology development group for development of the Company’s ID 2000 and Casino ID facial identification software products. As reported throughout the year, while the overall cost levels are higher, the expenditure in each operating category was below the Company’s budget targets.

Purchases of Materials

        As indicated above, sales revenues for hardware components to customers declined approximately 58% for the year ended December 31, 2000 compared to the year ended December 31, 1999. Similarly, costs associated with the purchase of materials decreased to $173,136 for the year ended December 31, 2000, compared to $222,919 for the year ended December 31, 1999, which represents a decrease of approximately 22%.

Sales and Marketing

        Sales and marketing costs for the year ended December 31, 2000 were $1,102,140 compared to $927,593 for the year ended December 31, 1999, which represents an increase of approximately 19%. These costs include staff salaries, travel, marketing materials and facility expenses including communications. The increase for the year ended December 31, 2000 reflects the impact of staff additions over the intervening period and the consequent higher level of travel and support expenditures arising from their activities. The Company was also successful in adding 18 new partners, and through their representation, the Company’s has achieved nearly worldwide coverage.

Technology Development

        The technology development expenditures for the year ended December 31, 2000 were $1,502,752, compared to $614,509 for the year ended December 31, 1999, which represents an increase of 145%. The increase is due to staff additions, including the Company doubling the number of full-time developers to eight (8), which were all needed to complete the projects that were in their initial stages at the time of acquisition last year and to assist in new product introductions. These additional developers also assisted with the development of an SDK version of the Company’s facial recognition module as a stand-alone product to provide facial recognition capabilities to legacy database systems, and they assisted with improvements made to the ID-2000 capture capabilities, which widens the scope of applications for this software. Technology development costs include principally salaries, which represents 67% of the total costs for the year ended December 31, 2000, and facility and travel expenses.

Administration

        The Company’s administrative costs for the year ended December 31, 2000 were $1,125,571, compared to $900,013 for the year ended December 31, 1999, which represents a 25% increase. These costs include staff salaries, travel expenses, facility costs, professional fees, shareholder related expenses and regulatory expenses. This cost increase is attributable to a higher level of support currently offered for the Company’s products, preparation of the Company’s Securities and Exchange Commission filings and the listing of the Company’s Common Shares on the OTCBB.

Net Loss for the Period

        The Company’s net loss for the year was $3,010,031 or $0.26 per Common Share, compared to $2,110,786 for the year ended December 31, 1999, or $0.28 per Common Share, which represents an approximately 43% higher loss over the same period.

Liquidity and Capital Resources

        The Company began the year with $9,682 in cash to finance its business operations. In late 1999, the Company engaged in a number of activities to raise funds to support its ongoing activities. In the first quarter of 2000, the Company raised over $1.5 million by means of (i) a private placement of its Common

Shares that yielded $700,000, (ii) from the sale of debentures amounting to $238,720 and (iii) from the exercise of outstanding warrants and options. In the third and fourth quarters of 2000, the Company received additional funds through the further exercise of outstanding warrants bringing the total amount converted for the year to approximately $1,261,200. Cash inflows from all of these capital transactions aggregated approximately $2,403,370. The Company also received additional advances of $338,720 and loans from related parties of $608,975 to support the Company’s operations in the latter part of the year ended December 31, 2000.

        The Company used these funds primarily to sustain its operations during the year, which after adjustments for changes to the non-cash working capital accounts, amortization and unpaid interest costs amounted to $3,093,105. The Company also repaid notes payable of $130,000 and acquired additional computer equipment costing $43,057 for its technology development group. After these disbursements, and other smaller repayments, the Company’s total outflows almost equalled the total funds raised in the year. Consequently, the Company closed the year ended December 31, 2000 with $59,497 remaining for future operations.

        The Company requires additional financing of at least $1,000,000 to sustain its operations and meet the requirements of its 2001 plan. The Company’s business plan for 2001 anticipates both a continuation of development of the facial recognition software to expand its versatility and the expansion of its market presence through both the addition of more partners and by direct media communication. The Company also anticipates hiring additional technical and marketing staff to meet these objectives. There is no assurance that Imagis will be able to secure financing or that such financing will be obtained on terms favourable to Imagis. Failure to obtain adequate financing could result in significant delays in development of new products and a substantial curtailment of operations. See “Item. 1 Business—Risk Factors—Need for Additional Financing.”

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